Form 10KSB, Exhibit 13
period 1999-12-31
CATAWBA VALLEY BANCSHARES INC
filed 2000-03-30
CIK 1082471

Sign of banking success

(Photo appears here)                                                        1999
                                                                          ANNUAL
                                                                          REPORT


                                                                  CATAWBA VALLEY
                                                                     BANCSHARES,
                                                                            INC.

                         CATAWBA VALLEY BANCSHARES, INC.

--------------------------------------------------------------------------------

PROFILE Catawba Valley Bancshares, Inc. is the parent holding company of Catawba Valley Bank. Catawba Valley Bank is chartered under the laws of the state of North Carolina to engage in general banking business. Catawba Valley Bank offers a wide range of retail and commercial banking services including numerous deposit services, banking cards and alternative investment products. These funds are used for the extension of credit through home loans, commercial loans, consumer loans and other installment credit such as home equity, auto, boat loans and Check Reserve. Chartered in 1995, Catawba Valley Bank's headquarters are located in Hickory, North Carolina. Catawba Valley Bank operates 3 full service offices and a mortgage center in Catawba County. The common stock of Catawba Valley Bancshares, Inc. is traded under the symbol "CTVB." Catawba Valley Bancshares, Inc. and Catawba Valley Bank are collectively referred to herein as the "Bank."

--------------------------------------------------------------------------------

MISSION           Provide the people in the markets served by Catawba Valley
STATEMENT         Bank with the finest in banking services and to do so with a highly trained, motivated, friendly and properly rewarded staff of professionals in a financially conservative manner, at a fair profit to the Bank with appropriate rewards to its shareholders.

--------------------------------------------------------------------------------


TABLE OF          Letter from the President...........................      1
CONTENTS
                  Selected Financial and Other Data...................      2

                  Management's Discussion.............................      3

                  Report of Independent Accountants...................      9

                  Financial Statements................................     10

                  Notes to Financial Statements.......................     14

                  Directors...........................................     29

                  General Corporate Information.......................     30

Dear Shareholders, Customers and Friends:

When Catawba Valley Bank opened its doors for business on November 1, 1995, our products were the same as those offered by ten other banks in our market. We had to separate ourselves from the competition if we were to succeed. After reading this annual report, I am sure you will agree that Catawba Valley Bank has accomplished its goal. Our success can be attributed to friendly, courteous service and a hometown approach to banking. By focusing on what our customers need, we have attracted a strong customer base.

The year 1999 was an exceptional year, with record deposit growth, dynamic loan growth and record earnings. Deposits grew $23.2 million or 31%. Loan demand during 1999 exceeded all expectations. The Bank's loans increased $23.1 million or 38%. After tax profits increased 38% for a total profit of $1.0 million. This profit level was achieved despite a substantial one time expense for Y2K and the reorganization of the Bank into the holding company form of organization. Growth in the loan portfolio required an addition of $291,000 to the Bank's loan loss reserves.

This past year, the Bank expanded its service area and its products. The Newton-Conover office was opened on March 15, 1999. This office has exceeded projections and is expected to be a very successful location. Catawba Valley Bank organized a subsidiary called Valley Financial Services, Inc. for the purpose of providing non-insured investment products. These products include mutual funds, bonds, stocks, annuities and insurance. Our licensed investment counselor is available to assist anyone with these products.

As the Bank prepares to serve our customers in the 21st Century, we know that changes will occur in how we do business. Catawba Valley Bank has introduced its 24 hour check card and Telabank voice response system in the first quarter of 2000. We have plans to introduce a internet banking package in the second quarter of 2000. For those customers who want a friendly person to assist them, we will be there, and for the person who wants to bank in the privacy of their home or office, we plan to be there also.

The future of the Bank is bright. We plan to continue to grow, expand, and increase our service to our customers through new products. Thank you for your support.



R. Steve Aaron,
President and CEO


                                     ------
                                     PAGE 1

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
SELECTED FINANCIAL AND OTHER DATA
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


The following table sets forth certain financial data for the years ended December 31, 1999, 1998 and 1997.

                                                              1999                  1998                 1997
                                                        -----------------     ----------------     ----------------
INCOME STATEMENT
Net interest income                                     $       3,943,471     $      2,758,229     $      1,942,918
Provision for loan losses                                         393,981              471,338              349,175
Non-interest income                                               876,034              738,141              443,422
Non-interest expenses                                           2,812,186            1,829,657            1,428,693
Net income                                                      1,020,973              740,375              518,472

PER SHARE DATA (1)
Basic income                                            $             .68     $            .61                  .45
Diluted income                                                        .64                  .57                  .44
Book value                                                          10.04                 9.63                 6.68

BALANCE SHEET
Total assets                                            $     118,238,365     $     89,668,002     $     64,883,493
Total deposits                                                 97,980,884           74,821,049           57,107,496
Total loans                                                    83,658,838           60,607,040           42,997,914
Allowance for loan losses                                       1,341,340            1,050,360              683,397
Investment securities                                          17,406,489           11,655,528            6,275,175
Total earning assets                                          111,371,347           87,916,453           63,616,473
Stockholders' equity                                           15,020,771           14,317,424            7,721,290

SELECTED OTHER DATA
Return on average assets                                             .98%                  .96%                 1.01%
Return on average equity                                            6.96%                 6.72%                 6.95%
Average equity to average assets                                   14.11%                14.25%                14.91%
Interest rate spread                                                4.08%                 3.75%                 4.06%
Net yield on average interest-earning
   assets                                                           3.97%                 3.75%                 4.06%
Average interest-earning assets to
   average interest-bearing liabilities                           116.21%               118.81%               119.69%
Ratio of non-interest expense to
   average total assets                                             2.71%                 2.37%                 2.86%
Nonperforming loans to total loans                                   .56%                  .50%                  .08%
Allowance for loan losses to total loans                            1.60%                 1.73%                 1.59%

(1) Adjusted to reflect the dilutive effect of a 10% stock dividend in 1999 and a 25% stock dividend in 1998.

--------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS (MD&A)

                                    OVERVIEW

Catawba Valley Bancshares, Inc. (the parent holding company for Catawba Valley
Bank) is a North Carolina corporation whose only activity is its ownership of Catawba Valley Bank, a state-chartered bank organized under the laws of North Carolina in 1995 and headquartered in Hickory. Catawba Valley Bancshares, Inc. and Catawba Valley Bank are collectively referred to herein as the "Bank." The Bank provides a full range of banking services from three locations, two located in Hickory and one in Newton.

The Bank's market area consists of the area within a 10-mile radius of the City of Hickory, North Carolina, and includes parts of Catawba County, Burke County, Caldwell County and Alexander County, North Carolina. The market area is located in a region known as the Unifour Area of North Carolina. The Unifour Area serves as the commercial hub for several prosperous towns. The Unifour Area is a very strong and diversified economic area. This local economic strength, along with the market's quick acceptance of the Bank, accounts for the rapid growth the Bank has enjoyed.

Catawba Valley Bank earned $1.0 million or $.68 basic net income per share in 1999, compared to $740,000 or $.61 per share reported in 1998. The earnings equate to a return on average assets of .98 percent for 1999 compared to .96 percent for 1998 and a return on average equity of 6.96 percent in 1999 versus
6.72 percent in 1998. The Bank's improved earnings were primarily due to an increased loan portfolio, improved non-interest income and operating efficiency.

Expanded discussion of the Bank's operating results and financial condition are presented in the following narrative and tables. The objective of this discussion is to provide the reader with a clear, concise and complete understanding of the financial condition and results of operations of Catawba Valley Bank for 1999. The discussion should be read in conjunction with the consolidated financial statements and related notes included herein on pages 10 through 28.

(Chart appears here. See the table below for plot points.)

                         YEAR END BALANCES ($ MILLIONS)

                    1996      1997      1998      1999
NET LOANS           24.6      42.3      59.5      82.3
DEPOSITS            29.8      57.1      74.8      97.9
ASSETS              37.4      64.9      89.7     118.2

--------------------------------------------------------------------------------

NET INTEREST INCOME

The major component of the Bank's revenue is net interest income. The amount of net interest income is based on a number of factors including the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid. Net interest income equals the amount by which interest and fees generated by earning assets exceed the interest costs of the funds used to carry them.

For 1999 net interest income represented 82 percent of net revenues as compared with 79 percent in 1998. Net interest income rose $1.2 million or 43 percent in 1999 and totaled $3.9 million as compared with $2.8 million in 1998. Strong growth in earning assets, primarily loans and investments, accounted for the earnings gain. The Bank experienced an increase in its average rate on earning assets from 8.17 to 8.27 percent. The 10 basis point increase can be attributed to the Bank being asset sensitive and the rate increases the Federal Reserve implemented in the fall of 1999. Many of the Bank's loans use the prime rate as an index. Consequently, loans will normally reprice mosre quickly than the Bank's liabilities.

NON-INTEREST INCOME

Non-interest income rose $138,000 or 19 percent for the year. The increase is attributed to gains in deposit account service charges (more accounts), other fee income such as non-sufficient funds (NSF) charges, loan origination fees, and income earned on residential mortgage loans that the Bank brokered.

Service charges on deposit accounts increased $58,000 or 25 percent as a result of more deposit accounts. Higher revenues from NSF charges accounted for a $28,000 increase in 1999 non-interest income. During 1999, the Bank brokered $23 million in residential mortgage loans and received $237,000 in fee income. This was a 20 percent decrease from 1998.

NON-INTEREST EXPENSE

Total non-interest expense increased $1.0 million for the year. This increase can be attributed to growth and the need for more employees to handle that growth. $471,000 of the increase was related to salaries and benefits. The balance of the increase was related to equipment costs, professional fees, advertising and various other expenses. The Bank's directors approved an incentive plan for the employees that paid out $151,000 in bonuses in 1999 based on the performance of the Bank. Catawba Valley Bank continues to operate with an efficiency ratio that compares very favorably with its peer banks.

INCOME TAXES

Having used all of its NOL (net operating losses) as credits against earnings in 1997, Catawba Valley Bank was fully taxed by state and federal governments in 1999 and 1998. The Bank's effective tax rate for 1999 was 37 percent and the combined tax expense was $592,000. Efforts will be made to reduce the effective tax rate as much as possible. Investments in securities will be in state tax exempt bonds or tax exempt municipal bonds. Investments in other bonds must have yield spreads that compensate for the tax effect.


--------------------------------------------------------------------------------

EARNING ASSETS

Average earning assets in 1999 were $97.9 million, a 32 percent increase over 1998. A 39 percent increase in average loans, and a 59 percent increase in average investment securities and average time deposits with other financial institutions generated this change. Average earning assets represented 94 percent of average total assets during 1999, a 3 percent decrease from 1998.

(Chart appears here. See the table below for plot points.)

                           AVERAGE ASSETS ($ MILLIONS)

                              1996      1997      1998      1999
AVERAGE ASSETS                24.9      51.1      77.1      104.1
AVERAGE EARNING ASSETS        23.6      49.1      73.8       97.9
AVERAGE LOANS, GROSS          14.2      33.9      51.6       71.5


Loan growth continued to be the strength of the Bank's rapid growth. Net loans increased $22.8 million or 38 percent in 1999 as compared to an increase of $17.2 million or 41 percent in 1998. Both the commercial and consumer portfolios increased, with commercial activity continuing to account for the majority of the increase. Catawba Valley Bank's primary lending focus is to individuals and small to medium size businesses. Residential construction lending is also a significant part of the Bank's lending activity. The gross loans to deposit ratio was 85 percent as of December 31, 1999 and 81 percent as of December 31, 1998.

Investment securities and time deposits are the second largest category of earning assets. The total at year-end 1999 was $19.7 million, increasing $5.8 million from 1998.

Federal funds sold and interest-bearing balances with other banks totaled $4.5 million on December 31, 1999 which represented a 58 percent decrease from $10.7 million in 1998. These funds were transferred into investment securities to obtain increased yields. Federal funds sold and bank deposits represent the most liquid portion of assets and are used to fund loan demand and other cash needs of the Bank.

--------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES

Management has built most of the deposit base of the Bank from its local customers' consumer and commercial deposits. The Bank does solicit deposits from outside its primary market area when local deposits cannot keep up with loan demand. Total deposits at December 31, 1999 were $98 million, an increase of 31 percent over year-end 1998. Catawba Valley Bank has $4 million of deposits from outside its market area. The category showing the largest dollar growth was certificates of deposit, which increased $12 million or 26 percent. Good growth also occurred in money market deposits which increased 28 percent during the year.

(Chart appears here. See the table below for plot points.)

                                1999 DEPOSIT MIX

DEMAND                   7%
NOW                     10%
MONEY MARKET            21%
SAVINGS                  2%
LARGE CD'S              18%
SMALL CD'S              42%

Demand deposits, NOW accounts and savings increased 54 percent to $18.8 million in 1999. Increasing demand deposit and savings account growth is a major goal of management. Deposits in these accounts either earn no interest or earn at a lower rate than do certificates of deposit. We are very pleased with the progress the Bank has made in attracting these types of accounts.

Catawba Valley Bank established a line of credit with the Federal Home Loan Bank of Atlanta during 1999. At December 31, 1999, the Bank had a balance of $5 million on this line.

CAPITAL ADEQUACY

The Bank maintains a strong level of capital as a margin of safety for its depositors and shareholders. The original stock offering raised $7.7 million in capital. A secondary stock offering completed in October 1998 raised an additional $5.9 million in capital. As of December 31, 1999, stockholders' equity was $15 million. At year-end 1999, the book value per share was $10.04.

The ratio of stockholders' equity to assets was 12.7 percent. In addition to an overall equity to assets ratio requirement, regulators subject banks to risk-based capital measures. The risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet credit risk. The values of both balance sheet and off-balance sheet items are adjusted to reflect credit risk.

--------------------------------------------------------------------------------

Tier 1 Capital (consisting of stockholders' equity less ineligible intangible assets) is required to be at least 8.0 percent of risk-weighted assets. The Tier 1 Capital Ratio for Catawba Valley Bank at the end of 1999 was 17.3 percent and the total capital ratio was 18.9 percent. At the end of 1998, those ratios were
23.3 percent and 24.9 percent, respectively. These ratios will continue to decrease as the Bank's capital is leveraged through asset growth.

The ability to grow is directly related to capital. The internal capital generation rate of the Bank is expected to be adequate to meet the growth needs for the next several years. Management will look for every opportunity to grow the Bank through branch acquisitions or establishing new branches when it is economically feasible.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the expense of providing an allowance or reserve for anticipated losses on loans. The amount charged to expense each year is dependent on many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the loan portfolio, past loan loss experience, and economic factors.

The provision for loan loss expense was $394,000 in 1999. The Bank experienced $103,000 in net charge-offs during 1999. The allowance for loan losses continues to grow and totaled $1.3 million at December 31, 1999, representing 1.6 percent of the year-end loan balance. This percentage level equals the average for state banks in North Carolina.

ASSET AND LIABILITY MANAGEMENT
INTEREST RATE RISK

One of the primary objectives of asset and liability management is to maximize net interest income while minimizing the earnings risk associated with changes in interest rates. Management seeks to manage its assets and liabilities in a manner that will limit interest rate risk and thus stabilize long-term earnings. Fluctuations in market interest rates do not necessarily have a significant impact on net interest income, depending on the rate sensitivity position of the Bank. A rate sensitive asset is a loan or investment that can be repriced within a certain time interval. When a proper balance between rate sensitive assets and rate sensitive liabilities exists, market interest rate fluctuations should not have a significant impact on earnings.

Management uses an earnings simulation model to estimate the amount of earnings at risk due to changes in interest rates. This model is updated quarterly and is based on three different rate scenarios. The results of the December 31, 1999 model indicate the Bank's earnings would be impacted less than 6.5 percent if interest rates went up or down 200 basis points. Management believes that any change in interest rates, either rise or fall, will not materially affect earnings.

RECENT ACCOUNTING DEVELOPMENTS

In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Based on its operations at December 31, 1999, management does not expect this standard to have a material effect on the Bank's financial statements upon adoption.

--------------------------------------------------------------------------------

MARKET FOR COMMON STOCK

As of December 31, 1999, there were 1,779 shareholders of record of Catawba Valley Bancshares, Inc. stock. The stock is listed on the National Daily Quotation Service "Bulletin Board" with J.C. Bradford and Company as the market maker. The table below lists the high and low prices that the market maker quoted and at which trades were completed during each quarter. Catawba Valley Bancshares, Inc. stock is considered to be a thinly traded stock with only a few thousand shares traded each quarter.


                                                      1999                                     1998
                                        -----------------------------------     ------------------------------
         Period                              High                Low                 High                Low
         ------                         ---------------     ---------------     ---------------     ----------
         First Quarter                  $    22.96          $   20.00           $    13.18          $    12.73
         Second Quarter                      23.18              21.02                18.27               17.45
         Third Quarter                       21.36              15.46                19.64               18.64
         Fourth Quarter                      17.50              15.00                20.00               18.18

The prices have been adjusted to reflect the impact of a 10% stock dividend paid on November 30, 1999.


--------------------------------------------------------------------------------

                          (Dixon Odom PLLC Letterhead)

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Catawba Valley Bancshares, Inc. and Subsidiary
Hickory, North Carolina


We have audited the accompanying consolidated balance sheet of Catawba Valley Bancshares, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Catawba Valley Bancshares, Inc. and Subsidiary as of December 31, 1998 and for each of the years in the two year period then ended were audited by other auditors whose report dated January 22, 1999 expressed an unqualified opinion on those statements

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catawba Valley Bancshares, Inc. and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ DIXON ODOM PLLC
January 28, 2000
Sanford, North Carolina

                                     ------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                    1999                 1998
                                                                              ----------------     ----------------
ASSETS
Cash and due from banks                                                       $      5,213,121     $        911,275
Interest-bearing deposits in banks                                                   3,026,931            8,174,944
Federal funds sold                                                                   1,497,543            2,509,567
Time deposits in banks                                                               2,277,968            2,476,956
Investment securities available for sale (Note C)                                   15,755,543            9,564,531
Investment securities held to maturity (fair values of
   $1,607,909 and $1,857,317 at December 31, 1999
   and 1998, respectively) (Note C)                                                  1,650,946            1,833,472
Loans (Note D)                                                                      83,658,838           60,607,040
   Less allowance for loan losses                                                    1,341,340            1,050,360
                                                                              ----------------     ----------------
   Net loans                                                                        82,317,498           59,556,680
Stock in the Federal Home Loan Bank, at cost                                           271,000              194,800
Bank premises and equipment (Note E)                                                 2,801,766            1,950,087
Other assets                                                                         3,426,049            2,495,690
                                                                              ----------------     ----------------
   Total assets                                                               $    118,238,365     $     89,668,002
                                                                              ================     ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Non-interest-bearing demand                                                $      7,021,108     $      4,269,142
   Money market and NOW accounts                                                    30,665,088           22,880,065
   Savings                                                                           1,821,626            1,203,456
   Time, $100,000 and over                                                          17,648,470           14,319,370
   Other time                                                                       40,824,592           32,149,016
                                                                              ----------------     ----------------
      Total deposits                                                                97,980,884           74,821,049
Borrowings (Note G)                                                                  5,000,000                    -
Accrued expenses and other liabilities                                                 236,710              529,529
                                                                              ----------------     ----------------
      Total liabilities                                                            103,217,594           75,350,578
                                                                              ----------------     ----------------
Stockholders' equity:  (Notes I and L)
   Preferred stock, 1999, no par value, 1,000,000 shares
      authorized; none issued; 1998, none authorized                                         -                    -
   Common stock, 1999, $1 par value, 9,000,000 shares
      authorized, 1,495,351 shares issued and outstanding;
      1998, $5 par value, 20,000,000 shares authorized,
      1,351,910 shares issued and outstanding                                        1,495,351            6,759,550
   Additional paid-capital                                                          13,602,333            6,979,408
   Retained earnings                                                                   301,140              573,868
   Accumulated other comprehensive income (loss)                                      (378,053)               4,598
                                                                              ----------------     ----------------
      Total stockholders' equity                                                    15,020,771           14,317,424
                                                                              ----------------     ----------------
      Total liabilities and stockholders' equity                              $    118,238,365     $     89,668,002
                                                                              ================     ================

Commitments (Notes H and J)

--------------------------------------------------------------------------------
THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.    PAGE 10

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------



                                                               1999                 1998                 1997
                                                          ---------------     ----------------     ----------------
INTEREST AND FEE INCOME
   Loans                                                  $     6,716,691     $      4,898,829     $      3,378,553
   Investment securities                                          873,199              500,098              349,744
   Federal funds sold                                             117,163              122,191              124,545
   Time deposits with banks                                       134,811              132,570               45,231
   Interest-bearing deposits with banks                           180,389              371,584              198,961
                                                          ---------------     ----------------     ----------------
      Total interest income                                     8,022,253            6,025,272            4,097,034
                                                          ---------------     ----------------     ----------------
INTEREST EXPENSE
   Time deposits, $100,000 and over                               902,002              747,945              522,578
   Other deposits                                               3,122,024            2,519,098            1,631,538
   Borrowings                                                      54,756                    -                    -
                                                          ---------------     ----------------     ----------------
      Total interest expense                                    4,078,782            3,267,043            2,154,116
                                                          ---------------     ----------------     ----------------
      Net interest income                                       3,943,471            2,758,229            1,942,918
Provision for loan losses                                         393,981              471,338              349,175
                                                          ---------------     ----------------     ----------------
      Net interest income after provision for
         loan losses                                            3,549,490            2,286,891            1,593,743
                                                          ---------------     ----------------     ----------------
NON-INTEREST INCOME
   Service charges on deposit accounts                            286,932              229,029              154,396
   Other                                                          589,102              509,112              289,026
                                                          ---------------     ----------------     ----------------
      Total non-interest income                                   876,034              738,141              443,422
                                                          ---------------     ----------------     ----------------
NON-INTEREST EXPENSES
   Compensation and employee benefits                           1,393,973              922,644              647,470
   Occupancy and equipment                                        403,844              269,647              242,010
   Professional fees                                              167,715              102,292               49,268
   Stationery, printing and supplies                               86,395               44,079               35,573
   Advertising and business promotion                             146,775               91,849               76,907
   Data processing                                                252,199              167,682               75,368
   Other                                                          361,285              231,464              302,097
                                                          ---------------     ----------------     ----------------
      Total non-interest expenses                               2,812,186            1,829,657            1,428,693
                                                          ---------------     ----------------     ----------------
      Income before income taxes                                1,613,338            1,195,375              608,472
Income taxes (Note K)                                             592,365              455,000               90,000
                                                          ---------------     ----------------     ----------------
      Net income                                          $     1,020,973     $        740,375     $        518,472
                                                          ===============     ================     ================

NET INCOME PER COMMON SHARE
   Basic                                                  $           .68     $            .61     $            .45
                                                          ===============     ================     ================
   Diluted                                                $           .64     $            .57     $            .44
                                                          ===============     ================     ================

--------------------------------------------------------------------------------
THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.    PAGE 11

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                                         Accumulated
                                   Common stock           Additional      Retained          other
                           ---------------------------      paid-in       earnings      comprehensive      Total
                              Shares         Amount         capital      (deficit)      income (loss)     equity
                           ------------   ------------   ------------   ------------    -------------  ------------
BALANCE AT DECEMBER 31,
    1996                        700,240   $  3,501,200   $  3,906,111   $   (216,213)  $       5,996   $  7,197,094

Net income                            -              -              -        518,472               -        518,472

Other comprehensive loss              -              -              -              -          (1,524)        (1,524)

Stock split effected in the
    form of a 20% dividend      140,048        700,240       (700,240)             -               -              -

Stock options exercised             600          3,000          4,248              -               -          7,248
                           ------------   ------------   ------------   ------------   -------------   ------------

BALANCE AT DECEMBER 31,
    1997                        840,888      4,204,440      3,210,119        302,259           4,472      7,721,290

Net income                            -              -              -        740,375               -        740,375

Other comprehensive income            -              -              -              -             126            126

Stock split effected in the
    form of a 25% dividend      210,222      1,051,110       (582,344)      (468,766)              -              -

Sale of common stock            300,800      1,504,000      4,351,633              -               -      5,855,633
                           ------------   ------------   ------------   ------------   -------------   ------------

BALANCE AT DECEMBER 31,
    1998                      1,351,910      6,759,550      6,979,408        573,868           4,598     14,317,424

Net income                            -              -              -      1,020,973               -      1,020,973

Other comprehensive loss              -              -              -              -        (382,651)      (382,651)

Stock options exercised           7,500         37,500         27,525              -               -         65,025

Formation of Catawba
    Valley Bancshares, Inc.
    (Note A)                          -     (5,437,640)     5,437,640              -               -              -

10% stock dividend              135,941        135,941      1,157,760     (1,293,701)              -              -
                           ------------   ------------   ------------   ------------   -------------   ------------

BALANCE AT DECEMBER 31,
    1999                      1,495,351   $  1,495,351   $ 13,602,333   $    301,140   $    (378,053)  $ 15,020,771
                           ============   ============   ============   ============   =============   ============


--------------------------------------------------------------------------------
THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.    PAGE 12

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                       1999             1998             1997
                                                                 ---------------   ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                    $     1,020,973   $      740,375   $       518,472
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                                   217,279          156,866           124,200
         Deferred income taxes                                           (55,000)        (122,000)         (174,000)
         Provision for loan losses                                       393,981          471,338           349,175
         (Gain) loss on sale of assets                                    (1,014)               -             2,773
         Change in assets and liabilities:
             Increase in other assets                                   (291,691)        (202,544)         (115,361)
             Increase (decrease) in other liabilities                   (292,819)         474,822          (290,436)
                                                                 ---------------   --------------   ---------------
      Net cash provided by operating activities                          991,709        1,518,857           414,823
                                                                 ---------------   --------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
   (Increase) decrease in time deposits in banks                         198,988       (1,393,980)         (299,976)
   Purchase of securities available for sale                          (9,744,438)      (9,286,185)       (2,725,289)
   Purchase of securities held to maturity                              (465,047)        (381,514)       (2,303,985)
   Purchases of Federal Home Loan Bank stock                             (76,200)        (104,200)          (90,600)
   Proceeds from maturities and calls of
      investment securities available for sale                         2,956,127        2,605,389           340,780
   Proceeds from maturities and calls of
      investment securities held to maturity                             645,746        1,762,085         2,821,380
   Proceeds from sales of investment securities
      available for sale                                                       -                -         1,358,538
   Increase in other assets                                             (385,914)        (618,270)         (962,873)
   Net increase in loans                                             (23,154,799)     (17,713,501)      (18,080,368)
   Purchases of premises and equipment                                (1,087,821)        (659,616)         (189,569)
   Proceeds from sales of premises and equipment                          38,598                -                 -
                                                                 ---------------   --------------   ---------------
      Net cash used by investing activities                          (31,074,760)     (25,789,792)      (20,131,962)
                                                                 ---------------   --------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposit accounts                                   23,159,835       17,713,553        27,282,516
   Proceeds from borrowings                                            5,000,000                -                 -
   Proceeds from issuance of common stock                                 65,025        5,855,633             7,248
                                                                 ---------------   --------------   ---------------
      Net cash provided by financing activities                       28,224,860       23,569,186        27,289,764
                                                                 ---------------   --------------   ---------------
      Net increase (decrease) in cash and cash
         equivalents                                                  (1,858,191)        (701,749)        7,572,625

Cash and cash equivalents, beginning of year                          11,595,786       12,297,535         4,724,910
                                                                 ---------------   --------------   ---------------

Cash and cash equivalents, end of year                           $     9,737,595   $   11,595,786   $    12,297,535
                                                                 ===============   ==============   ===============

SUPPLEMENTAL CASH FLOW INFORMATION
   Interest paid                                                 $     4,075,787   $    3,268,233   $     2,156,458
                                                                 ===============   ==============   ===============

   Income taxes paid                                             $       794,500   $      204,500   $       268,000
                                                                 ===============   ==============   ===============

--------------------------------------------------------------------------------
THE ACCOMPANY NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.    PAGE 13

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


NOTE A - ORGANIZATION AND OPERATIONS

On June 30, 1999, Catawba Valley Bancshares, Inc. (the "Holding Company") was formed as a holding company for Catawba Valley Bank. Upon formation, one share of the Holding Company's $1 par value common stock was exchanged for each of the then outstanding 1,359,410 shares of Catawba Valley Bank's $5 par value common stock. The Holding Company currently has no operations and conducts no business on its own other than owning Catawba Valley Bank.

Catawba Valley Bank was incorporated October 3, 1995 and began banking operations on November 1, 1995. Catawba Valley currently has three locations in Catawba County, North Carolina, and is engaged in commercial and retail banking, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Catawba Valley Bank undergoes periodic examinations by those regulatory authorities.

Valley Financial Services, Inc. is a wholly-owned subsidiary of Catawba Valley Bank whose principal business activity is that of an agent for various insurance products and non-bank investment products and services.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Catawba Valley Bancshares, Inc., Catawba Valley Bank and Valley Financial Services, Inc., together referred to as the "Bank." All significant intercompany transactions and balances are eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, federal funds sold and interest-bearing deposits in other banks.


--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES HELD TO MATURITY

Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at the amount of unpaid principal, net of unamortized deferred loan fees and costs on original loans, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and costs are deferred and included in income and expense using a method that approximates the level yield method.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is based on the fair value of the collateral. The measurement of other impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate. If a recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. The Bank had no impaired loans during the years ended December 31, 1999 and 1998.

--------------------------------------------------------------------------------
                                                                         PAGE 15

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status, borrowers' financial data and borrowers' operating factors such as cash flows, operating income or loss, etc.

NONACCRUAL LOANS

Loans that are past due ninety (90) days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally classified as nonaccrual loans unless they are well collateralized and in process of collection. The Bank had approximately $207,000 and $2,000 of loans classified as nonaccrual at December 31, 1999 and 1998, respectively.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

STOCK IN FEDERAL HOME LOAN BANK OF ATLANTA

As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK COMPENSATION PLANS

Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

PER SHARE DATA

During 1999 the Bank paid a 10% stock dividend. During 1998 the Bank effected a five-for-four stock split in the form of a 25% stock dividend, and during 1997 the Bank effected a six-for-five stock split in the form of a 20% stock dividend. Basic and diluted net income per share is computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for the stock dividends. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Bank.

Basic and diluted net income per share have been computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

                                                               1999                 1998                 1997
                                                          ---------------     ----------------     ----------------
         Weighted average number of common
             shares used in computing basic net
             income per share                                   1,492,887            1,211,367            1,155,465

         Effect of dilutive stock options                          94,075               82,662               18,318
                                                          ---------------     ----------------     ----------------

         Weighted average number of common
             shares and dilutive potential common
             shares used in computing diluted net
             income per share                                   1,586,962            1,294,029            1,173,783
                                                          ===============     ================     ================

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (LOSS)

Effective January 1, 1998, the Bank adopted the provisions of SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes requirements for the disclosure of comprehensive income in the Bank's financial statements. Comprehensive income is defined as net income plus transactions and other occurrences which are the result of nonowner changes in equity. As required by SFAS No. 130, prior period financial statements have been reclassified to reflect application of the provisions of this statement.

Other comprehensive income is defined as comprehensive income exclusive of net income. Unrealized gains (losses) on available for sale securities represent the sole component of the Bank's other comprehensive income. Other comprehensive income (loss) consists of the following:

                                                                    1999               1998              1997
                                                               ---------------   ---------------    ---------------
         Unrealized holding gains (losses), net
           of reclassification adjustments for
           realized gains (losses)                             $      (580,405)  $           126    $         1,476

         Income tax (expense) benefit related
           to other comprehensive income (loss)                        197,754                 -             (3,000)
                                                               ---------------   ---------------    ---------------

         Other comprehensive income (loss)                     $      (382,651)  $           126    $        (1,524)
                                                               ===============   ===============    ===============

RECENT ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT ON ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the Statement will have no material effect on the consolidated financial statements.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.


NOTE C - INVESTMENT SECURITIES

The amortized cost and estimated market values of securities available for sale at December 31 are as follows:

                                                                    Gross              Gross           Estimated
                                                Amortized        unrealized         unrealized           fair
                                                  cost              gains             losses             value
                                             --------------    ---------------   ---------------    ---------------
         1999
         U.S. Government agencies           $     13,463,229   $            -     $      523,004    $    12,940,225
         Mortgage-backed securities                2,865,121            2,426             52,229          2,815,318
                                            ----------------   --------------     --------------    ---------------

                                            $     16,328,350   $        2,426     $      575,233    $    15,755,543
                                            ================   ==============     ==============    ===============

         1998
         U.S. Government agencies           $      6,703,772   $       14,995     $       20,376    $     6,698,391
         Mortgage-backed securities                2,853,161           14,381              1,402          2,866,140
                                            ----------------   --------------     --------------    ---------------

                                            $      9,556,933   $       29,376     $       21,778    $     9,564,531
                                            ================   ==============     ==============    ===============

The amortized cost and estimated market values of securities held to maturity at December 31 are as follows:

                                                                    Gross              Gross           Estimated
                                                Amortized        unrealized         unrealized           fair
                                                  cost              gains             losses             value
                                             --------------    ---------------   ---------------    ---------------
         1999
         U.S. Government agencies           $      1,342,638   $            -     $       41,493    $     1,301,145
         Mortgage-backed securities                  308,308            1,424              2,968            306,764
                                            ----------------   --------------     --------------    ---------------

                                            $      1,650,946   $        1,424     $       44,461    $     1,607,909
                                            ================   ==============     ==============    ===============

         1998
         U.S. Government agencies           $      1,379,518   $       15,465     $            -    $     1,394,983
         Mortgage-backed securities                  453,954            8,380                  -            462,334
                                            ----------------   --------------     --------------    ---------------

                                            $      1,833,472   $       23,845     $            -    $     1,857,317
                                            ================   ==============     ==============    ===============

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE C - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated fair values of securities available for sale and held to maturity at December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Available for sale                    Held to maturity
                                            ---------------------------------     ----------------------------------
                                                                  Estimated                            Estimated
                                                Amortized           fair             Amortized           fair
                                                  cost              value              cost              value
                                             --------------    ---------------   ---------------    ----------------
         Due in one year or less             $            -    $             -   $       164,082    $       161,114
         Due after one year through
            five years                            7,559,822          7,259,983           963,654            942,895
         Due after five years through
            ten years                             6,720,349          6,478,263           153,017            145,893
         Due after ten years                      2,048,179          2,017,297           370,193            358,007
                                             --------------    ---------------   ---------------    ---------------

                                             $   16,328,350    $    15,755,543   $     1,650,946    $     1,607,909
                                             ==============    ===============   ===============    ===============


NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                                                                    1999                 1998
                                                                              ----------------     ----------------
         Commercial                                                           $     37,664,504     $     28,065,769
         Real estate:
            Construction and land development                                       12,019,744            7,211,169
             Residential, 1-4 families                                              13,702,774           10,462,635
             Residential, home equity                                                7,788,222            5,507,323
         Installment                                                                11,308,886            8,544,178
         Other                                                                       1,174,708              815,966
                                                                             -----------------     ----------------

                                                                             $      83,658,838     $     60,607,040
                                                                             =================     ================

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (CONTINUED)

A summary of the activity in the allowance for loan losses for the years ended December 31 is as follows:


                                                               1999                 1998                 1997
                                                          ---------------     ----------------     ----------------

         Balance, beginning of the year                   $     1,050,360    $         683,397     $        407,723
         Provision for loan losses                                393,981              471,338              349,175
         Charge offs                                             (198,610)            (106,000)             (79,521)
         Recoveries                                                95,609                1,625                6,020
                                                          ---------------    -----------------     ----------------

         Balance, end of year                             $     1,341,340    $       1,050,360     $        683,397
                                                          ===============    =================     ================

The Bank has granted loans to certain directors and executive officers of the Bank and to their associates. During 1999 and 1998, $2,131,000 and $1,269,000, respectively, in new loans were made and repayments of $757,000 and $1,028,000, respectively, were collected, resulting in a balance of $3,133,000 and $1,759,000 at December 31, 1999 and 1998, respectively.


NOTE E - PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                                                                    1999                 1998
                                                                              ----------------     ----------------

         Land                                                                $         497,704     $        495,663
         Leasehold improvements                                                        102,215               32,699
         Equipment and fixtures                                                      1,115,864              681,769
         Buildings                                                                   1,533,539              766,220
                                                                             -----------------     ----------------
                                                                                     3,249,322            1,976,351
         Less accumulated depreciation and amortization                                465,234              276,312
                                                                             -----------------     ----------------
                                                                                     2,784,088            1,700,039
         Construction in progress                                                       17,678              250,048
                                                                             -----------------     ----------------

                                                                             $       2,801,766     $      1,950,087
                                                                             =================     ================

Depreciation and amortization expense for the years ended December 31, 1999, 1998, and 1997 amounted to $198,558, $128,005 and $103,218, respectively.


NOTE F - DEPOSITS

The scheduled maturities of time deposits at December 31, 1999 are as follows:

         2000                                                                                      $     12,798,464
         2001                                                                                            26,116,687
         2002                                                                                            19,557,911
                                                                                                   ----------------

                                                                                                   $     58,473,062
                                                                                                   ================

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE G - BORROWINGS

At December 31, 1999, the Bank had received an advance of $5,000,000 under its $12,300,000 line of credit with the Federal Home Loan Bank of Atlanta. This advance had an interest rate of 6.16% at December 31, 1999 and is due on October 30, 2000. All advances are secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.


NOTE H - LEASE

The Bank has a noncancelable operating lease for a branch location that expires in 2000. The lease has three five-year renewal options based on market rates. The Bank has another noncancelable operating lease for a location for its mortgage banking operations that expires in 2004. Future minimum lease payments under these leases for years subsequent to December 31, 1999 are as follows:

         2000                                           $  36,857
         2001                                              18,000
         2002                                              18,000
         2003                                              18,000
         2004                                               1,500
                                                        ---------

                                                        $  92,357
                                                        =========

Total rental expense related to the operating lease was $48,107, $33,094, and $31,116 for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE I - STOCK OPTION PLANS

The Bank maintains an incentive stock option plan (the "Employee Plan") which is intended to attract and induce continued employment of key employees and to provide them an opportunity to acquire a proprietary interest in the Bank and to align their long-term interests with that of the stockholders. The Employee Plan was ratified by the stockholders prior to implementation. Non-employee directors do not participate in the Employee Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Bank's common stock on the date the option is granted. Employees vest in the options at 20% each year of continuous employment. Options under the Employee Plan expire ten years after the grant date.

During 1997 the Bank created a nonqualified stock option plan for directors (the "Director Plan") which is intended to attract capable individuals to serve on the Board of Directors of the Bank. The Director Plan was ratified by the shareholders prior to implementation. Employee directors do not participate in the Director Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Bank's common stock on the date the option is granted. Options under the Director Plan fully vest at the date of grant and expire ten years after the grant date.


--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE I - STOCK OPTION PLANS (CONTINUED)

The following information regarding shares authorized, granted, and exercised, and exercise prices has been restated to reflect the effect of the 10%, 25% and 20% stock dividends paid in 1999, 1998, and 1997, respectively.

In 1996, 115,540 shares were authorized for grant under the Employee Plan. Under this Plan, 82,500 options were granted in 1996 with an exercise price of $7.88, 25,438 options were granted in 1998 with an exercise price of $15.27, and 1,650 options were granted in 1999 with an exercise price of $21.82. No options were exercised during 1998 and 8,250 options were exercised during 1999 at an exercise price of $7.88. At December 31, 1999 and 1998, respectively, 47,589 and 30,000 options were exercisable at weighted average exercise prices of $9.36 and $8.67. The weighted average remaining contractual lives of the outstanding options under the Employee Plan were 86 and 96 months at December 31, 1999 and 1998, respectively.

Under the Director Plan, 115,540 shares were authorized for grant and issued during 1997. At December 31, 1999 and 1998, 114,715 options with an exercise price of $8.78 were outstanding and exercisable, as 825 options were exercised during 1997. The weighted average remaining contractual lives of the outstanding options under the Director Plan were 89 and 104 months at December 31,1999 and 1998, respectively.

Had compensation costs for the Bank's stock option plans been determined based on the fair value at the grant date for awards in 1999 and 1998, the Bank's net income and net income per share would have changed to the pro forma amounts indicated as follows:


                                                                                    1999                 1998
                                                                              ----------------     ----------------
         Net income as reported                                              $       1,020,973     $        740,375
         Net income pro forma                                                          910,156              661,634

         Basic net income per common share
           As reported                                                                     .68                  .61
           Pro forma                                                                       .61                  .55

         Diluted net income per common share
           As reported                                                                     .64                  .57
           Pro forma                                                                       .57                  .51

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 1998, respectively: dividend yield of 0.0%; expected volatility of 29% and 37%; risk free interest rate of 5.50% and 6.25%; and weighted average expected lives of seven years.


--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE J - OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 1999 is as follows:

         Financial instruments whose contract amounts represent credit risk:

            Undisbursed lines of credit                         $     22,259,000
            Commitments to extend credit                               1,000,000


NOTE K - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31 were as follows:


                                                               1999                 1998                 1997
                                                          ---------------     ----------------     -----------------
         Current                                          $       647,365     $        577,000     $        264,000
         Deferred                                                 (55,000)            (122,000)            (174,000)
                                                          ---------------     ----------------     ----------------

                                                          $       592,365     $        455,000     $         90,000
                                                          ===============     ================     ================

The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% was primarily a result of state income taxes for the years ended December 31, 1999 and 1998. The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% was primarily a result of the changes in valuation allowance on the net deferred tax assets during the year ended December 31, 1997.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE K - INCOME TAXES (CONTINUED)

Significant components of deferred tax assets and liabilities, included in other assets, at December 31 are as follows:


                                                                                    1999                 1998
                                                                              ----------------     ----------------
         Deferred tax assets:
             Allowance for loan losses                                       $         453,000     $        344,000
             Pre-opening costs                                                          13,000               29,000
             Unrealized investment loss                                                195,000                    -
             Other                                                                           -               27,000
                                                                             -----------------     ----------------
                       Total deferred tax assets                                       661,000              400,000
                                                                             -----------------     ----------------
         Deferred tax liabilities:
             Depreciation                                                               25,000               13,000
             Unrealized investment gain                                                      -                3,000
             Deferred loan fees                                                          4,000                5,000
                                                                             -----------------     ----------------
                       Total deferred tax liabilities                                   29,000               21,000
                                                                             -----------------     ----------------

         Net deferred tax asset                                              $         632,000     $        379,000
                                                                             =================     ================


NOTE L - REGULATORY RESTRICTIONS

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE L - REGULATORY RESTRICTIONS (CONTINUED)

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the following table.

                                      Actual                 For capital adequacy            Well capitalized
                           ----------------------------  ----------------------------  ----------------------------
                              Amount            Percent       Amount         Percent       Amount           Percent
                           -------------       --------  -------------       --------  -------------        -------
1999
Total Capital (to Risk
   Weighted Assets)        $  16,362,000         18.89%  $   6,931,000          8.00%  $   8,664,000         10.00%
Tier 1 Capital (to Risk
   Weighted Assets)           15,021,000         17.33%      3,465,000          4.00%      5,198,000          6.00%
Tier I Capital (to Average
   Assets)                    15,021,000         12.92%      4,649,000          4.00%      5,811,000          5.00%

1998
Total Capital (to Risk
   Weighted Assets)        $  15,368,000         24.99%  $   4,920,000          8.00%  $   6,150,000         10.00%
Tier 1 Capital (to Risk
   Weighted Assets)           14,313,000         23.27%      2,460,000          4.00%      3,690,000          6.00%
Tier I Capital (to Average
   Assets)                    14,313,000         16.76%      3,415,000          4.00%      4,268,000          5.00%


NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.

In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS AND TIME DEPOSITS WITH OTHER FINANCIAL INSTITUTIONS

The carrying amounts reported in the balance sheet for cash, short-term instruments and time deposits approximate those assets' fair value.

INVESTMENT SECURITIES

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

FEDERAL HOME LOAN BANK STOCK

The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

LOANS RECEIVABLE

The fair values for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms. The carrying amount of accrued interest approximates its fair value.

DEPOSITS

The fair values disclosed for deposits with no stated maturity (e.g., interest and non-Interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for deposits with a stated maturity date (time deposits) are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these accounts to a schedule of aggregated expected monthly maturities on time deposits.

BORROWINGS

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collected requirements.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

With regard to financial instruments with off-balance sheet risk discussed in Note J, it is not practicable to estimate the fair value of future financing commitments.

--------------------------------------------------------------------------------

CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table reflects the estimated fair values and carrying values at December 31:


                                                           1999                                1998
                                             --------------------------------    ----------------------------------
                                                 Carrying         Estimated         Carrying           Estimated
                                                   value         fair value           value           fair value
                                             ---------------   --------------    ---------------   ----------------
Cash and cash equivalents                    $     9,737,595   $    9,737,595    $    11,595,786   $     11,595,786
Time deposits with other
   financial institutions                          2,277,968        2,277,968          2,476,956          2,476,956
Securities available for sale                     15,755,543       15,755,543          9,564,531          9,564,531
Securities held to maturity                        1,650,946        1,607,909          1,833,472          1,857,317
Federal Home Loan Bank stock                         271,000          271,000            194,800            194,800
Loans receivable, net                             82,317,498       81,792,000         59,556,680         59,574,862
Deposits with no stated maturity                  39,507,822       39,507,822         28,352,663         28,352,663
Deposits with stated maturity                     58,473,062       58,456,000         46,468,386         46,807,605
Advances from the Federal
   Home Loan Bank of Atlanta                       5,000,000        5,000,000                  -                  -


--------------------------------------------------------------------------------

                 CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                                    DIRECTORS
--------------------------------------------------------------------------------



                            W. Steve Ikerd - Chairman
                          President - Ikerd Enterprises

                         Robert T. King - Vice Chairman
                      Retired Textile Executive - Investor

                                Robert P. Huntley
                           Certified Public Accountant
                              Real-estate Developer

                               Cloyd H. Propst Jr.
                            Co-owner Hickory Sand Co.
                              (Utility Contractor)

                                Howard L. Pruitt
                       Southwood Furniture Co. - Secretary
                              Real-estate Developer

                                 R. Steve Aaron
                       President/CEO - Catawba Valley Bank

                               Hal F. Huffman, Jr.
                    Owner and President - ACE Hardware, Inc.

                                   Pat M. Moss
                           Alderwoman, City of Hickory
                  President - Trehan Corp. (farming operation)

                             William R. Sigmon, Jr.
             Physician and President - Sigmon Radiation Oncology, PA


--------------------------------------------------------------------------------

                 CATAWBA VALLEY BANCSHARES, INC. AND SUBSIDIARY
                          GENERAL CORPORATE INFORMATION
--------------------------------------------------------------------------------

                         CATAWBA VALLEY BANCSHARES, INC.
                               CATAWBA VALLEY BANK

                      Main Office:      1039 Second Street, NE
                                        Hickory, North Carolina 28601
                                        (828) 431-2300

                                    Branches:

        1445 Second Avenue, NW                 2675 NW Boulevard
        Hickory, North Carolina 28601          Newton, North Carolina 28658
        (828) 431-2333                         (828) 464-9911

                                  BANK OFFICERS

R. Steve Aaron                                      Joe S. Tripp                                   Carole F. Teague
President, Chief Executive Officer             Vice President/Lending                Vice President/Retail Services

N. Jack Rector                                    G. Marvin Lowder                                   David A. Kozak
Vice President/Lending                        Vice President/Accounting               Vice President/Branch Manager

                                                 S. Warren Wilson
                                           Vice President/ Branch Manager



INDEPENDENT AUDITORS

Dixon Odom PLLC
408 Summit Drive
Sanford, NC  27330

SPECIAL COUNSEL

Anthony Gaeta, Jr., P.A.
808 Salem Woods Drive
Suite 201
Raleigh, North Carolina 27615

STOCK TRANSFER AGENT

First-Citizens Bank & Trust Company
100 East Tryon Street
Raleigh, North Carolina  27603

NOTICE OF ANNUAL MEETING

The annual Meeting of the shareholders of Catawba Valley Bancshares, Inc. will be held on April 25th, 2000, at 2:00 p.m. in the conference Room at J. C. Bradford & Co., 400 Second Avenue, N.W. Hickory, North Carolina.

A copy of the Catawba Valley Bancshares, Inc. Annual Report on Form 10-KSB as filed with the Securities Exchange Commission will be furnished without charge to the stockholders as of the record date, upon written request to G. Marvin Lowder, Vice President and Treasurer, Catawba Valley Bank, Post Office Box 2328, Hickory, North Carolina 28603


THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

--------------------------------------------------------------------------------
                                                                         PAGE 30