Form 10KSB, Exhibit 13
period 2002-12-31
UNITED COMMUNITY BANCORP
filed 2003-03-31
CIK 1082471

                                                                      Exhibit 13

                            UNITED COMMUNITY BANCORP
                                AND SUBSIDIARIES

                               2002 ANNUAL REPORT

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
================================================================================

Table of   Report of Management................................................1
Contents

           Selected Financial and Other Data...................................2

           Management's Discussion and Analysis................................3

           Independent Auditors' Report.......................................12

           Consolidated Financial Statements..................................13

           Notes to Consolidated Financial Statements.........................17

           Directors..........................................................45

           General Corporate Information......................................46

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                              REPORT OF MANAGEMENT
================================================================================

Dear Shareholders, Customers and Friends:

The year 2002 has come and gone. The stock market had its worst year since the Great Depression, the economy experienced a business slow down, and the unemployment rate increased. Despite these factors, it was a great year for United Community as we achieved record earnings during 2002. The stock price increased more than 30 percent during 2002.

During the past year, we were busy on many fronts. A merger with Northwestern National Bank, Wilkesboro, was completed on December 31, 2002. This transaction added six branches and approximately $150 million in assets to United Community. First Gaston Bank opened a new office in Stanley in July and purchased an office in Dallas from RBC Centura in November. Catawba Valley Bank purchased two lots in Statesville and Mooresville and these lots will be used for two full service branches to open in August 2003. A new full service branch will open in Boone in May 2003.

With the addition of Northwestern National Bank and the growth achieved by building and buying branches, United Community assets were $554.0 million as of December 31, 2002. The combined capital of United Community is $60.2 million and the market capitalization based on a share price at $17.50 is $74.7 million. The Board of Directors and management are very pleased with the results accomplished during the year 2002.

During 2002 there were many unbelievable disclosures made about some large public companies that involved fraud and illegal practices. I want to assure all of our customers and stockholders that your Directors and management are committed to managing the financial institution with honesty and integrity. To more publicly emphasize our commitment, we are proposing a name change of our Company from United Community Bancorp to Integrity Financial Corporation. This change will immediately happen after shareholder approval at the 2003 Annual Meeting.

We are very proud of what we have accomplished during the past seven years. None of this would have been possible without our stockholders and our loyal customers. Our future is bright and we look forward to working for you in the years to come.

Sincerely,


R. Steve Aaron,
President

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                  SELECTED FINANCIAL INFORMATION AND OTHER DATA
================================================================================

The following table sets forth certain financial data for the years ended December 31, 2002 and 2001.

                                                      2002       2001
                                                    --------   --------
                                           ($ in thousands, except per share
                                                and nonfinancial data)
INCOME STATEMENT
Net interest income                                 $ 12,103   $ 10,304
Provision for loan losses                              1,224        927
Non-interest income                                    5,514      3,606
Non-interest expenses                                 10,273      9,075
Net income                                             3,990      2,630

PER SHARE DATA /(1)/
Basic income                                        $   1.45   $    .95
Diluted income                                          1.36        .93
Book value                                             14.10      11.32

BALANCE SHEET
Total assets                                        $553,967   $325,474
Total deposits                                       440,532    259,147
Total loans                                          415,741    240,321
Allowance for loan losses                              5,721      3,454
Investment securities                                 75,752     62,328
Total earning assets                                 506,075    312,514
Stockholders' equity                                  60,232     31,388

SELECTED OTHER DATA
Return on average assets                                1.11%      0.89%
Return on average equity                               12.16%      8.62%
Average equity to average assets                        9.15%     10.30%
Interest rate spread                                    3.20%      3.00%
Net yield on average interest-earning
   assets                                               3.57%      3.66%
Average interest-earning assets to
   average interest-bearing liabilities               113.83%    116.03%
Ratio of non-interest expense to
   average total assets                                 2.87%      3.06%
Nonperforming loans to total loans                      1.12%       .24%
Allowance for loan losses to total loans                1.38%      1.44%

/(1)/ Adjusted to reflect the dilutive effect of a 10% stock dividend in 2001.

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

The following pages of this report represent management's discussion and analysis of our consolidated financial condition and results of operations of United Community Bancorp and Subsidiaries. The objective of this discussion is to provide the reader with a clear, concise and complete understanding of the financial condition and results of operations of United Community Bancorp and Subsidiaries. This discussion and analysis is intended to complement, and should be read in conjunction with, the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

                                    OVERVIEW

United Community Bancorp, a bank holding company, was organized on June 30, 1998 and elected to become a financial service holding company on October 16, 2001. The Company is headquartered in Hickory, North Carolina, and has two wholly owned subsidiaries that are state chartered banks: Catawba Valley Bank, headquartered in Hickory, North Carolina; and First Gaston Bank, headquartered in Gastonia, North Carolina. The Company also has a wholly owned subsidiary, Valley Financial Services. On December 31, 2002, the Company acquired Community Bancshares, Inc. headquartered in Wilkesboro, North Carolina, the holding company for Northwestern National Bank ("Northwestern") and Community Mortgage Corporation. The branches of Northwestern were merged into the Company's wholly owned subsidiary, Catawba Valley Bank, and will be doing business as "Northwestern Bank, a division of Catawba Valley Bank." Community Mortgage became a wholly owned subsidiary of the Company.

Catawba Valley Bank was incorporated in 1995 and provides a full range of banking services. Catawba Valley operates ten locations, four in Catawba County, three locations in Wilkes County and one location each in Alexander, Ashe and Watauga Counties. Catawba Valley currently has two offices under construction in Iredell County, to open in August of 2003.

First Gaston Bank was also incorporated in 1995. In October of 2002, First Gaston purchased a branch office in Dallas, North Carolina, from RBC Centura. First Gaston operates five full service banking offices in Gaston County, one location each in Gastonia, Belmont, Mount Holly, Stanley and Dallas.

Valley Financial Services is a wholly owned subsidiary of the Company, whose principal business activity is that of an agent for various insurance products and non-traditional banking product services.

In December 2002, the Company formed Catawba Valley Capital Trust I and Catawba Valley Capital Trust II in order to facilitate the issuance of trust preferred securities. The Trusts are statutory business trusts formed under the laws of the State of Delaware, and all common securities are owned by the Company.

At December 31, 2002, United Community Bancorp had total assets of $554 million, loans of $416 million and deposits of $441 million.

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

         FINANCIAL CONDITION AT DECEMBER 31, 2002 AND DECEMBER 31, 2001

During 2002, the Company's total assets increased $228.4 million or 70.2% from $325.5 million at December 31, 2001 to $553.9 million at December 31, 2002. Of this increase, $165.4 million or 72.4% resulted from the acquisition of Community Bancshares Inc. on December 31, 2002 and included the recognition of $19.8 million of intangible assets, which consisted of goodwill and deposit base premiums. The remaining increase in the Company's total assets of $63.0 million resulted primarily from an increase in our gross loans during the year of $57.4 million, which represents a 23.9% increase from our gross loans outstanding at December 31, 2001. This increase was largely the result of the fact that both of our Banks, Catawba Valley Bank and First Gaston Bank have continued to work hard to develop their brand names in their respective markets. The loan growth occurred primarily in the real estate mortgage and commercial segments of our loan portfolio. Exclusive of the loans acquired in the acquisition of Community Bancshares, commercial loans increased by $35.5 million during the year, while mortgage loans on real estate, increased $21.6 million. The other segments of our loan portfolio, again, exclusive of those acquired in the aforementioned business combination, experienced a slight decrease during 2002.

In 2002, exclusive of the investments acquired in the business combination, our investment securities decreased by $6.0 million, from $62.2 million at December 31, 2001, to $56.2 million at December 31, 2002. With the declining interest rate environment continuing in 2002, our strategy has continued to be to lengthen our average maturity of our investment portfolio without losing yield. Throughout the year, we invested in municipals, government agency bonds and mortgage backed securities. At the same time, however, the Banks did sell securities having gross proceeds of $12.3 million and realized gains of $460,772 during 2002. A portion of these proceeds was used to fund the aforementioned growth in our loan portfolio as well as an increase during the year in our cash and cash equivalents, consisting of cash and due from banks, interest-earning bank deposits and federal funds sold, of $3.6 million.

Bank premises and equipment increased 32.9% or $2.5 million during 2002, from $7.5 million at December 31, 2001 to $10.0 million at December 31, 2002, exclusive of the $4.2 million in premises and equipment acquired in the business combination. Our subsidiary, First Gaston Bank, opened their fourth full service branch in Stanley, North Carolina in July 2002, while Catawba Valley Bank purchased two lots in Statesville and Mooresville, both located in Iredell County, North Carolina. Construction of these two new full service branches is expected to be completed in the third quarter of 2003.

Additionally, during 2002, our other assets increased $6.7 million. This increase resulted primarily from our $4.1 million investment in bank owned life insurance during the year combined with the $1.3 million in other assets acquired from Community Bancshares.

Customers' deposits continued to be our principal funding source in 2002, allowing us to fund the growth in our loan portfolio discussed above. At December 31, 2002, deposits from our customers, exclusive of the $121.7 million in deposits assumed in the business combination, totaled $318.8 million, an increase of $59.7 million or 23.0% from the $259.1 million at December 1, 2001. This increase in deposits from our customers was comprised of a $43.3 million increase in time deposits and a $16.4 million increase in our demand accounts, primarily in our interest-earning demand accounts. Also, during the year, we increased our balance of

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

Federal Home Loan Bank advances by $5.0 million to $30.5 million, which does not include the $5.6 million of such advances assumed from Community Bancshares. While much of the liquidity provided by the increases in our deposits and FHLB advances was deployed to fund the growth in our assets, primarily loans, it also enabled us to decrease our other borrowings during the year by $4.5 million. These other borrowings consisted of securities sold under agreements to repurchase and federal funds sold.

Late in 2002, the Company formed two new subsidiaries, Catawba Valley Capital Trust I and Catawba Valley Capital Trust II, which together issued $10.0 million in trust preferred securities. The proceeds from the issuance of these trust preferred securities were used to facilitate the aforementioned acquisition of Community Bancshares on December 31, 2002, which required that cash of $10.7 million be paid to the shareholders of Community.

At December 31, 2002, total stockholders equity was $60.2 million, an increase of $28.8 million from the $31.4 million at the end of 2001. The largest component of this increase was the $25.5 million equity adjustment recorded for the business combination on December 31, 2002. This adjustment to our stockholders' equity represents the fair value of the 1,465,454 shares of common stock and 181,078 stock options issued in connection with the acquisition. The remaining $3.3 million increase in the Company's stockholders' equity during 2002 was the net effect of several factors. The Company earned net income of $4.0 million in 2002, had unrealized gains on our investment securities, net of tax, of $638,000, and collected $300,000 from the exercise of stock options, all of which increased stockholders' equity. These increases to stockholders' equity were partially offset by the Company's purchase of 75,244 shares of treasury stock at a cost of $1.2 million during 2002, and the cash dividend paid during the year of $384,000 or $0.14 per share.

      RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Net Income

The Company earned net income of $4.0 million or $1.45 per share for 2002 as compared with net income of $2.6 million or $0.95 per share in 2001, an increase of $1.4 million or $0.50 per share. In 2002, we continued to grow despite the continued decline in the interest rate environment and the general economic down turn in our market areas. Our total interest earning assets averaged $338.8 million during 2002 compared to $281.9 million in 2001, an increase of 20.2%. This along with the decline in our cost of funds during the year enabled us to enjoy a $1.8 million, or 17.5% increase in our net interest income. Additionally, our non-interest income grew rapidly in the current year, up $1.9 million to $5.5 million in 2002 versus $3.6 million in 2001. This increase of 52.9% resulted from the efforts of our mortgage department in the form of increased loan originations fees and from the growth in service charges on deposits accounts. These factors, all of which positively impacted our earnings, were offset by an increase in provision for loan losses of $297,000 or 32.0% and an increase in non-interest expense of $1.2 million or 13.2% during 2002. All of the aforementioned factors significantly affecting the Company's net income for 2002 are analyzed in greater detail in the discussion that follows.

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

Net Interest Income

Like most financial institutions, the primary component of earnings for our banks, Catawba Valley and First Gaston, is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased $1.8 million to $12.1 million for the year ended December 31, 2002, compared to the $10.3 million earned in 2001. Our interest income continued to benefit from strong growth in the level of our average earning assets, which helped to offset lower asset yields caused by the low interest rate environment. However, the growth in our average interest-earning assets was matched by the growth in our interest-bearing liabilities. This resulted in a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 116.0% in 2001 to 113.8% in 2002. Fortunately, the continued decline in interest rates in 2002 impacted the average rate we pay for our interest-bearing liabilities more significantly than the rates we earn on our interest-earning assets. The average rate on our interest-bearing liabilities decreased 170 basis points to 3.05% during 2002, while the yield on our average interest-earning assets decreased only 150 basis points to 6.25%. Therefore, even though our net yield on our interest earning assets dropped from 3.66% in 2001 to 3.57% in 2002, we were able to increase our interest rate spread during the year from 3.00% in 2001 to 3.20% in 2002.

Provision and Allowance for Loan Losses

Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower's ability to repay estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our history of operations.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management's judgment and historical experience. Testing by our internal auditors and by other independent third parties contracted with to perform reviews of our loans

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

helps to validate this process. In addition, regulatory agencies, as an integral part of their examinations process, periodically review our allowance for loan losses and may require us to make adjustments based upon information available to them at the time of their examination.

The provision for loan losses increased 32.0%, from $927,000 in 2001 to $1.2 million in 2002, while net loan charge-offs increased to $558,000 during 2002, as compared to $410,000 in 2001. The growth in our provision in 2002 resulted largely from the growth in our loan portfolio and from the specific reserves provided for our impaired loans, which at December 31, 2002 consisted entirely of non-accrual loans. Our impaired loans increased from $435,000 at December 31, 2001 to $2.5 million at the end of 2002. Approximately $900,000 of this increase resulted from one loan. Management believes that the related allowance on these impaired loans of $558,000 or 22.8% at December 31, 2002 is adequate.

The allowance for loan losses was 1.44% of total loans at December 31, 2001 compared to 1.38% of total loans at December 31, 2002. If the allowance for loan losses had been 1.44% of total loans outstanding at December 31, 2002, the amount of the allowance for loan losses would have been $5.9 million compared to the Company's recorded allowance of $5.7 million, and net income would have been $3.7 million compared to the Company's reported net income of $4.0 million, a decrease of $265,000. The overall decrease in our allowance as a percentage of total loans outstanding resulted from changes in the composition of our loan categories and classifications during the year and from the acquisition Community Bancshares. The allowance for loan losses for the loans acquired from Community was approximately 1.36%. Management believes that the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio at December 31, 2002.

Non-Interest Income

Non-interest income increased 52.9%, from $3.6 million in 2001 to $5.5 million in 2002. This increase results principally from an increase of $624,000 in service charges on deposit accounts. During 2001, the Banks introduced a new overdraft protection program. Fees charged on non-sufficient funds increased from $926,000 in 2001 to $1.5 million in 2002. The growth in deposits combined with the new products offered during 2002 also had a direct impact on the increase in service charges on deposits. Income from mortgage operations was the largest component of non-interest income, increasing from $1.5 million in 2001 to $2.2 million in 2002, an increase of $647,000. This increase resulted primarily from an increase in the volume of loans originated for the secondary market, for which we earn origination fees. Gains recognized on the sale of securities increased from $121,000 in 2001 to $461,000 in 2002. Other non-interest income increased from $220,000 to $607,000 in 2002 compared to $387,000 in 2001. During the third quarter of 2002, the Company invested in bank owned life insurance, and recognized a return on that investment of $72,000.

Non-Interest Expenses

Non-interest expense was $10.3 million in 2002, compared to $9.1 million in 2001, an increase of $1.2 million or 13.2%. Compensation and employee benefits are the largest component of this category of expense. For 2002 compensation and employee benefits expense was $5.7 million compared to $4.7 million in 2001. The increase in mortgage operations referenced above did have a direct effect on this area in the form of commissions, which are based on volume. In addition, as previously discussed, First Gaston Bank opened their fourth full service

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

branch in the third quarter of 2002 and purchased their fifth full service branch from RBC Centura during the fourth quarter of 2002. The addition of the new employees for these two branches, plus additional staffing in response to the Company's continued growth contributed significantly to the increase in compensation and employee benefits. The two new branches were also the primary reason for the $122,000 increase in occupancy and equipment expense in 2002. Professional fees decreased $276,000 in 2002, and resulted principally from the cost efficiencies gained from the share exchange with First Gaston Bank on December 31, 2001. Data processing increased from $651,000 in 2001 to $733,000 in 2002 due to the addition of the two new branches and the overall growth in both loans and deposits.

Provision for Income Taxes

The Company's effective tax rate (income taxes as a percentage of income before income taxes) for 2002 was 34.8% and 32.7% for the years ended December 31, 2002 and 2001, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company's asset and liability management strategy. Liquidity is the ability to fund the needs of the Company's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth and borrowings are presently the main sources of the Company's liquidity. The Company's primary uses of liquidity are to fund loans and to make investments.

As of December 31, 2002, liquid assets, consisting of cash and cash equivalents and investment securities were approximately $93.2 million, which represents 16.8% of total assets and 20.7% of total deposits and borrowings. Supplementing this liquidity, the Company, through its bank subsidiaries, had $68 million of credit available from the Federal Home Loan Bank and available lines of credit from correspondent banks totaling $14.5 million. At December 31, 2002, outstanding commitments to extend credit were $1.4 million and undisbursed line of credit balances totaled $80.9 million. The Company also has commitments to complete three new branches in 2003 of $1.1 million. Management believes that the combined aggregate liquidity position of the Company is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposit represented 61.9% of the Company's total deposits at December 31, 2002. The Company's growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 26.9% of the Company's total deposits at year-end. These deposits are generally considered rate sensitive, but management believes many of them are relationship-oriented. While the Company will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Company's continued retention of those deposits.

Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC, the primary regulator of Catawba Valley Bank and First Gaston Bank, and the Federal Reserve, the primary regulator of United Community Bancorp, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines.

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

At December 31, 2002, both United Community and each of its bank subsidiaries maintained capital levels exceeding the minimum levels for "well capitalized" bank holding companies and banks.

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2002.

                                       Payments Due by Period (in thousands)
                             --------------------------------------------------------
                                         On Demand
                                          or Less                              After
Contractual Obligations       Total     than 1 Year   1-3 Years   4-5 Years   5 Years
--------------------------   --------   -----------   ---------   ---------   -------
Long-term debt               $ 36,130     $  9,500     $ 8,000      $   --    $18,630
Trust preferred securities     10,000           --          --          --     10,000
Operating leases                1,408          260         574         574         --
Building construction           1,095        1,095          --          --         --
                             --------     --------     -------      ------    -------

Total contractual cash
   obligations, excluding
   deposits                    38,633       10,855       8,574         574     18,630

Deposits                      272,760      194,921      68,600       9,239         --
                             --------     --------     -------      ------    -------

Total contractual cash
obligations,  including
deposits                     $311,393     $205,776     $77,174      $9,813    $18,630
                             ========     ========     =======      ======    =======

The $18.6 million in long-term debt that matures in the "After 5 Years" column above has a call option whereby the lender (the "FHLB") may call the debt in 2004.

It has been the experience of the Company that deposit withdrawals are generally replaced with new deposits, thus not requiring any net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

The following table reflects other commercial commitments of the Company outstanding as of December 31, 2002.

                            Amount of Commitment Expiration Per Period (in thousands)
                            ---------------------------------------------------------
                              Total
Other Commercial             Amounts       Less                                After
Commitments                 Committed   than 1 Year   1-3 Years   4-5 Years   5 Years
-------------------------   ---------   -----------   ---------   ---------   -------
Lines of credit and
   loan commitments          $80,908      $39,059      $12,509      $1,309    $28,031
Standby letters of credit      1,448        1,448           --          --         --
                             -------      -------      -------      ------    -------

   Total commercial
      commitments            $82,356      $40,507      $12,509      $1,309    $28,031
                             =======      =======      =======      ======    =======

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

As shown above, standby letters of credit of approximately $1.4 million were outstanding at December 31, 2002. The Company's exposure to credit loss for the aforementioned commitments in the event of nonperformance by the party to whom credit or financial guarantees have been extended is represented by the contractual amount of the financial instruments discussed above. However, management believes that these commitments represent no more than the normal lending risk that the Company commits to its borrowers. If these commitments are drawn, the Company plans to obtain collateral if it is deemed necessary based on management's credit evaluation of the counter-party. The types of collateral held varies but may include accounts receivable, inventory and commercial or residential real estate. Management expects any draws under existing commitments to be funded through normal operations.

The Company is not involved in any legal proceedings that, in management's opinion, could have a material effect on the consolidated financial position of the Company.

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company's significant accounting policies are described in Note B to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses

The most critical estimate concerns the Company's allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company's methodology for assessing the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower's ability to repay. Although management believes it has established and

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Interest Income Recognition

Interest on loans is included in income as earned based upon interest rates applied to unpaid principal. Interest is not accrued on loans 90 days or more past due unless the loans are adequately secured and in the process of collection. Interest is not accrued on other loans when management believes collection is doubtful. All loans considered impaired are non-accruing. Interest on non-accruing loans is recognized as payments are received when the ultimate collectibility of interest is no longer considered doubtful. When a loan is placed on non-accrual status, all interest previously accrued is reversed against current-period interest income.

                           FORWARD-LOOKING INFORMATION

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of United Community Bancorp that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

                             MARKET FOR COMMON STOCK

As of December 31, 2002, there were approximately 2,400 shareholders of record of United Community Bancorp common stock. The stock is now traded on the NASDAQ small cap market under the symbol UCBB. Bancorp currently has six market makers. They are: IJL/ Wachovia, Trident Securities, Scott & Stringfellow, Sterne, Agee & Leach, Ryan Beck & Company and Anderson & Strudwick. The table below lists the high and low sale prices.

                                                     2002              2001
                                               ---------------   ---------------
Period                                          High      Low     High     Low
--------------                                 ------   ------   ------   ------
First Quarter                                  $15.95   $12.25   $15.00   $ 9.00
Second Quarter                                  16.30    14.40    15.50    12.10
Third Quarter                                   16.60    15.60    14.50    11.25
Fourth Quarter                                  17.85    16.10    12.30    11.71

================================================================================

                                     [LOGO]
                                 DIXON ODOM PLLC
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

United Community Bancorp and Subsidiaries
Hickory, North Carolina

We have audited the accompanying consolidated balance sheets of United Community Bancorp (formerly "Catawba Valley Bancshares, Inc.") and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Community Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dixon Odom PLLC
-------------------------
Charlotte, North Carolina
January 31, 2003

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001
================================================================================

                                                                   2002           2001
                                                               ------------   ------------
Assets
Cash and due from banks                                        $  9,000,383   $  4,491,503
Interest-earning deposits in banks                                7,518,090      3,213,034
Federal funds sold                                                  937,494      2,759,431
Investment securities available for sale                         75,752,035     62,328,059
Loans                                                           415,740,668    240,320,926
   Less allowance for loan losses                                (5,721,452)    (3,454,218)
                                                               ------------   ------------
   Net loans                                                    410,019,216    236,866,708
Factored accounts receivable                                      3,694,568      2,567,527
Stock in the Federal Home Loan Bank, at cost                      2,431,800      1,325,000
Foreclosed real estate                                              585,697      1,073,214
Bank premises and equipment                                      14,217,567      7,507,478
Other assets                                                      9,996,797      3,341,762
Goodwill                                                         17,017,473             --
Other intangible assets                                           2,795,901             --
                                                               ------------   ------------
   Total assets                                                $553,967,021   $325,473,716
                                                               ============   ============
Liabilities and Stockholders' Equity
Deposits:
   Non-interest-bearing demand                                 $ 34,253,286   $ 25,060,210
   Money market and NOW accounts                                121,827,208     59,517,063
   Savings                                                       11,692,178      7,239,892
   Time, $100,000 and over                                      118,428,965     65,026,463
   Other time                                                   154,330,535    102,303,509
                                                               ------------   ------------
   Total deposits                                               440,532,172    259,147,137
Federal Home Loan Bank advances                                  36,130,363     25,500,000
Securities sold under agreement to repurchase                     3,946,987      4,990,870
Federal funds purchased                                                  --      3,275,000
Accrued expenses and other liabilities                            3,125,684      1,172,914
Trust preferred securities                                       10,000,000             --
                                                               ------------   ------------
   Total liabilities                                            493,735,206    294,085,921
                                                               ------------   ------------
Stockholders' equity:
   Preferred stock, no par value, 1,000,000 shares
      authorized; none issued                                            --             --
   Common stock, $1 par value, 9,000,000 shares
      authorized; 4,270,348 and  2,773,009 shares issued and
      outstanding in 2002 and 2001, respectively                  4,270,348      2,773,009
   Additional paid-capital                                       51,016,222     26,714,550
   Treasury stock                                                (1,192,728)            --
   Retained earnings                                              4,906,988      1,307,401
   Accumulated other comprehensive income                         1,230,985        592,835
                                                               ------------   ------------
   Total stockholders' equity                                    60,231,815     31,387,795
                                                               ------------   ------------
   Total liabilities and stockholders' equity                  $553,967,021   $325,473,716
                                                               ============   ============

================================================================================
The accompany notes are an integral part of the financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2002 and 2001
================================================================================

                                                           2002          2001
                                                       -----------   -----------

Interest and dividend income
   Loans, including fees                               $17,754,121   $17,654,668
   Taxable investment securities                         2,679,515     3,337,628
   Tax-exempt investment securities                        517,463       388,007
   Other interest and dividends                            231,355       471,161
                                                       -----------   -----------
      Total interest and dividend income                21,182,454    21,851,464
                                                       -----------   -----------

Interest expense
   Time deposits, $100,000 and over                      3,000,086     3,047,976
   Other deposits                                        4,946,779     7,251,800
   Federal Home Loan Bank advances                       1,063,029     1,067,631
   Securities sold under agreement to repurchase            37,316       171,940
   Federal funds purchased                                  13,580         8,378
   Trust preferred securities                               18,099            --
                                                       -----------   -----------
      Total interest expense                             9,078,889    11,547,725
                                                       -----------   -----------

Net interest income                                     12,103,565    10,303,739
Provision for loan losses                                1,223,962       927,000
                                                       -----------   -----------
      Net interest income after provision for
         loan losses                                    10,879,603     9,376,739
                                                       -----------   -----------

Non-interest income
   Service charges on deposit accounts                   1,851,143     1,226,911
   Factoring operations                                    408,889       332,798
   Mortgage operations                                   2,185,619     1,538,350
   Gain on sale of investment securities                   460,772       121,246
   Other                                                   607,257       386,796
                                                       -----------   -----------
      Total non-interest income                          5,513,680     3,606,101
                                                       -----------   -----------

Non-interest expenses
   Compensation and employee benefits                    5,697,786     4,707,986
   Occupancy and equipment                               1,125,410     1,003,068
   Professional fees                                       389,513       665,098
   Stationery, printing and supplies                       264,374       235,739
   Advertising and business promotion                      248,523       221,360
   Data processing                                         732,855       651,126
   Other                                                 1,814,909     1,590,523
                                                       -----------   -----------
      Total non-interest expenses                       10,273,370     9,074,900
                                                       -----------   -----------

      Income before income taxes                         6,119,913     3,907,940
Income taxes                                             2,129,505     1,278,154
                                                       -----------   -----------

      Net income                                       $ 3,990,408   $ 2,629,786
                                                       ===========   ===========

Net income per common share
   Basic                                               $      1.45   $       .95
                                                       ===========   ===========
   Diluted                                             $      1.36   $       .93
                                                       ===========   ===========

================================================================================
The accompany notes are an integral part of the financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 2002 and 2001
================================================================================

                                                                                                        Accumulated
                                         Common stock         Additional                                   other
                                    ----------------------     paid-in      Treasury       Retained    comprehensive      Total
                                      Shares      Amount       capital        stock        earnings        income        equity
                                    ---------   ----------   -----------   -----------   -----------   -------------   -----------
Balance at December 31, 2000        2,520,609   $2,520,609   $23,619,564   $        --   $ 2,215,660    $  259,742     $28,615,575
                                                                                                                       -----------
Comprehensive income:
   Net income                              --           --            --            --     2,629,786            --       2,629,786
   Unrealized holding gains on
      available-for-sale
      securities, net                      --           --            --            --            --       333,093         333,093
                                                                                                                       -----------

   Total comprehensive income                                                                                            2,962,879
                                                                                                                       -----------

Common stock issued pursuant to:
   Stock options exercised              1,000        1,000         5,787            --            --            --           6,787
   10% stock dividend                 251,400      251,400     3,089,199            --    (3,340,599)           --              --

Cash dividends paid
   ($.12 per share)                        --           --            --            --      (197,446)           --        (197,446)
                                    ---------   ----------   -----------   -----------   -----------    ----------     -----------

Balance at December 31, 2001        2,773,009    2,773,009    26,714,550            --     1,307,401       592,835      31,387,795

Comprehensive income:
   Net income                              --           --            --            --     3,990,408            --       3,990,408
   Unrealized holding gains on
      available-for-sale
      securities, net                      --           --            --            --            --       638,150         638,150
                                                                                                                       -----------

   Total comprehensive income                                                                                            4,628,558
                                                                                                                       -----------

Purchase of treasury stock
   (75,244 shares)                         --           --            --    (1,192,728)           --            --      (1,192,728)
                                                                                                                       -----------

Common stock issued pursuant to:
   Stock options issued                31,252       31,252       268,908            --            --            --         300,160
   Sale of common stock                   633          633         6,208            --            --            --           6,841

Business combination                1,465,454    1,465,454    24,026,556            --            --            --      25,492,010

Cash paid for fractional shares            --           --            --            --        (6,840)           --          (6,840)

Cash dividends paid
   ($.14 per share)                        --           --            --            --      (383,981)           --        (383,981)
                                    ---------   ----------   -----------   -----------   -----------    ----------     -----------

Balance at December 31, 2002        4,270,348   $4,270,348   $51,016,222   $(1,192,728)  $ 4,906,988    $1,230,985     $60,231,815
                                    =========   ==========   ===========   ===========   ===========    ==========     ===========

================================================================================
The accompany notes are an integral part of the financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002 and 2001
================================================================================

                                                                 2002           2001
                                                             ------------   ------------
Cash flows from operating activities
   Net income                                                $  3,990,408   $  2,629,786
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                          1,152,214        377,916
         Amortization of intangibles                                3,211             --
         Deferred income taxes                                   (299,898)      (168,903)
         Provision for loan losses                              1,223,962        927,000
         Provision for losses on foreclosed assets                 95,357        138,782
         Deferred compensation                                     30,070         31,609
         Net gains on sales of investment securities             (460,772)      (121,246)
         Net (gains) losses on sales of other assets              (31,924)         2,780
         Change in assets and liabilities:
            (Increase) decrease in other assets                (1,370,378)       456,783
            Increase (decrease) in other liabilities              323,825       (101,800)
                                                             ------------   ------------
      Net cash provided by operating activities                 4,656,075      4,172,707
                                                             ------------   ------------

Cash flows from investing activities
   Purchase of investment securities available for sale       (30,016,572)   (42,550,173)
   Purchase of Federal Home Loan Bank stock                      (575,000)      (592,800)
   Proceeds from sales, maturities and calls of
      investment securities                                    37,275,701     31,277,485
   Net increase in loans                                      (56,352,017)   (46,632,345)
   Net increase in factored accounts receivable                  (326,636)      (592,108)
   Purchases of premises and equipment                         (3,045,589)    (1,552,082)
   Proceeds from sale of foreclosed real estate                 1,201,854         90,530
   Purchase of bank owned life insurance                       (4,072,184)            --
   Net cash paid in acquisition of Community Bancshares        (7,413,149)            --
   Net cash received in branch acquisition                      2,524,846             --
                                                             ------------   ------------
      Net cash used in investing activities                   (60,798,746)   (60,551,493)
                                                             ------------   ------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                 3,871,758      6,414,693
   Net increase in interest-bearing deposits                   50,083,846     32,728,078
   Net decrease in securities sold under
      agreements to repurchase                                 (1,269,386)      (430,701)
   Net increase (decrease) in federal funds purchased          (3,275,000)     2,065,000
   Net increase in Federal Home Loan Bank advances              5,000,000     14,500,000
   Proceeds from issuance of trust preferred securities        10,000,000             --
   Cash paid for dividends                                       (383,981)      (197,446)
   Cash paid for fractional shares                                 (6,840)            --
   Purchase of treasury stock                                  (1,192,728)            --
   Proceeds from issuance of common stock                         307,001          6,787
                                                             ------------   ------------
      Net cash provided by financing activities                63,134,670     55,086,411
                                                             ------------   ------------

      Net increase (decrease) in cash and cash equivalents      6,991,999     (1,292,375)

Cash and cash equivalents, beginning of year                   10,463,968     11,756,343
                                                             ------------   ------------

Cash and cash equivalents, end of year                       $ 17,455,967   $ 10,463,968
                                                             ============   ============

================================================================================

The accompany notes are an integral part of the financial statements.

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE A - ORGANIZATION AND OPERATIONS

On December 31, 2002, with approval from regulators, United Community Bancorp (the "Company") acquired Community Bancshares, Inc. ("Community") located in Wilkesboro, North Carolina, the holding company for Northwestern National Bank ("Northwestern"), and Community Mortgage Corporation ("Community Mortgage"). This transaction was accounted for under the purchase method. Community was merged into the Company, while Northwestern was merged into the Company's wholly owned subsidiary, Catawba Valley Bank, and will be doing business as "Northwestern Bank, a division of Catawba Valley Bank". Community Mortgage became a wholly owned subsidiary of the Company. Northwestern's market area consists of the communities in Wilkes, Alexander, and Ashe Counties. Northwestern is primarily engaged in the business of obtaining deposits and providing commercial, consumer, and real estate loans. Community Mortgage is engaged in mortgage related activities.

Catawba Valley Bank was incorporated on October 3, 1995 and began banking operations on November 1, 1995. Catawba Valley Bank currently has four locations in Catawba County, three locations in Wilkes County and one location each in Alexander, Ashe and Watauga Counties. Catawba Valley Bank is engaged in commercial and retail banking, operating under the banking laws of North Carolina and the rules and regulations of Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

On December 31, 2001, First Gaston Bank of North Carolina became a wholly owned subsidiary of United Community Bancorp. First Gaston Bank was incorporated on March 16, 1995 and began banking operations on July 11, 1995. First Gaston Bank currently serves Gaston County, North Carolina, and surrounding areas through its three banking offices and is engaged in commercial and retail banking, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

Valley Financial Services, Inc. is a wholly owned subsidiary of United Community Bancorp whose principal business activity is that of an agent for various insurance products and non-bank investment products and services.

The Company formed Catawba Valley Capital Trust I ("Trust I") and Catawba Valley Capital Trust II ("Trust II") during 2002 in order to facilitate the issuance of trust preferred securities. The Trusts are statutory business trusts formed under the laws of the state of Delaware, of which all common securities are owned by the Company.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of United Community Bancorp, Catawba Valley Bank, First Gaston Bank, Valley Financial Services, Inc., and Community Mortgage Corporation, collectively referred to as the "Company." All significant intercompany transactions and balances are eliminated in consolidation.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks, federal funds sold and interest-earning deposits in banks.

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. As of December 31, 2002, the daily average gross reserve requirement was $2,069,000.

Investment Securities

Investment securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination and other fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management's best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Therefore, while management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Foreclosed Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is held for sale and is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expense.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. The estimated lives for buildings are 40 years and the estimated lives for equipment and fixtures range from 3 to 20 years. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Factored Accounts Receivable

The Factored Accounts Receivable Program is used by the Company to provide commercial customers with operating cash. The Company will pay between 80 and 90 percent of an invoice in cash to the customer for invoices that the customer has billed out. The customer submits the invoices to a third party processor. The Company is notified of the amount of the invoice and an interest free loan will be set up for the percentage of cash paid out. The remainder of the invoice will be split between the customer's operating account, a reserve account and the Company's fees charged for this program. These fees are recognized on the consolidated statements of operations in the line item "Factoring operations." The payment of the invoice will come directly to the Company and will be applied to the loan balance. Once a month, the Company will transfer money from the reserve account to the customer's operating account. If an invoice becomes 120 day past due, the reserve account is charged for the invoice and the loan amount is reduced.

Goodwill

Goodwill arose from the 2002 purchase of a banking branch in Dallas, North Carolina and a financial institution headquartered in Wilkesboro, North Carolina. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill acquired will not be amortized but will be subject to an annual impairment test. Goodwill recorded by the Company amounted to $16,549,362 and $468,111 for purchase of the financial institution and branch, respectively, at December 31, 2002. The Company had no recorded goodwill at December 31, 2001.

Other Intangible Assets

Other intangible assets were acquired in conjunction with the 2002 purchase of a banking branch in Dallas, North Carolina and of a financial institution headquartered in Wilkesboro, North Carolina. Subject to the provisions of SFAS No. 142, such other intangible assets, which consist entirely of deposit base premiums acquired through branch and business acquisitions, are amortized over the approximate estimated lives of the related acquired deposit relationships. In accordance with the Company's estimate of the approximate lives of the acquired deposit relationships, an 8 and 9 year straight-line amortization schedule has been established for the other intangible assets related to the branch and financial institution acquisitions, respectively. The Company will continue to evaluate amortization periods and such amortization periods could be revised downwards (but not upwards) in the future if circumstances warrant. The initial deposit premiums associated with the purchase of the branch and financial institution were $99,924 and $2,699,188, respectively. Amortization of these other intangible assets amounted to $3,211 for the year ended December 31, 2002. The Company had no other intangible assets at December 31, 2001.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Banks invest in stock of the Federal Home Loan Bank of Atlanta. This investment is carried at cost.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Stock Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plans have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

                                                 2002          2001
                                              ----------    ----------
Net income as reported                        $3,990,408    $2,629,786
Deduct: Total stock-based employee
   Compensation expense determined
   under fair value method for all awards,
   net of related tax effects                    (24,832)     (421,882)
                                              ----------    ----------

Net income pro forma                          $3,965,576    $2,207,904
                                              ==========    ==========

Basic net income per common share
   As reported                                $     1.45    $      .95
   Pro forma                                        1.44           .80

Diluted net income per common share
   As reported                                      1.36           .93
   Pro forma                                        1.36           .78

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Data

Basic and diluted net income per common share is computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for the stock dividends. Diluted net income per common share reflects the potential dilution that could occur if outstanding stock options were exercised.

Basic and diluted net income per common share have been computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

                                                             2002        2001
                                                          ---------   ---------
Weighted average number of common
   shares used in computing basic net
   income per common share                                2,744,899   2,772,513

Effect of dilutive stock options                            180,509      69,763
                                                          ---------   ---------

Weighted average number of
   common shares and dilutive potential
   common shares used in computing
   diluted net income per common share                    2,925,408   2,842,276
                                                          =========   =========

For the years ended December 31, 2002 and 2001, there were no options that were antidilutive, since the exercise price was less than the average market price for the year.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                            2002         2001
                                                         ----------   ----------

Unrealized holding gains on available-for-sale
   securities                                            $1,449,617   $ 625,852
Tax effect                                                 (516,573)   (215,162)
                                                          ---------   ---------
                                                            933,044     410,690
                                                          ---------   ---------

Reclassification adjustment for gains
   realized in income                                      (460,772)   (121,246)
Tax effect                                                  165,878      43,649
                                                          ---------   ---------
                                                           (294,894)    (77,597)
                                                          ---------   ---------

Net of tax amount                                        $  638,150   $ 333,093
                                                         ==========   =========

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
================================================================================

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Standards

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company is in the process of assessing the impact of FIN 45 on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Early application of the disclosure provisions is encouraged. The Company continues to account for its stock-based compensation in accordance with APB Opinion No. 25 and has adopted the disclosure provisions of SFAS No. 148 effective for all periods presented herein where applicable.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires management to report selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company's operations are entirely within the commercial banking segment, and the consolidated financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

Reclassifications

Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
================================================================================

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale at December 31 are as follows:

                                              Gross        Gross      Estimated
                              Amortized    unrealized   unrealized      fair
                                cost          gains       losses        value
                             -----------   ----------   ----------   -----------

2002
U.S. Government agencies     $35,861,123   $  822,590    $  1,308    $36,682,405
Municipal agencies            13,519,102      606,624          --     14,125.726
Mortgage-backed securities    23,630,544      471,710      18,770     24,083,484
Corporate bonds                  856,934        3,486          --        860,420
                             -----------   ----------    --------    -----------

                             $73,867,703   $1,904,410    $ 20,078    $75,752,035
                             ===========   ==========    ========    ===========

2001
U.S. Government agencies     $29,276,291   $  796,102    $ 23,599    $30,048,794
Municipal agencies             9,313,362      197,654      98,820      9,412,196
Mortgage-backed securities    22,234,956      213,376     193,988     22,254,344
Corporate bonds                  605,216        7,509          --        612,725
                             -----------   ----------    --------    -----------

                             $61,429,825   $1,214,641    $316,407    $62,328,059
                             ===========   ==========    ========    ===========

At December 31, 2002 and 2001, investment securities with a carrying value of $11,785,854 and $6,839,939, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. At December 31, 2002 and 2001, the carrying amount of securities pledged to secure repurchase agreements and Federal Home Loan Bank advances combined was $12,566,267 and $18,799,767 respectively.

The amortized cost and fair value of investment securities available for sale at December 31, 2002 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Available for sale
                                                       -------------------------
                                                        Amortized       Fair
                                                          cost          value
                                                       -----------   -----------

Due in one year or less                                $ 5,250,587   $ 5,324,440
Due after one year through five years                   28,672,287    29,193,008
Due after five years through ten years                  12,422,121    13,097,562
Due after ten years                                      3,892,164     4,053,542
Mortgage-backed securities                              23,630,544    24,083,483
                                                       -----------   -----------

                                                       $73,867,703   $75,752,035
                                                       ===========   ===========

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
================================================================================

NOTE C - INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be, and often are, significantly different from contractual maturities.

For the years ended December 31, 2002 and 2001, proceeds from sales of investment securities available for sale amounted to $12,332,987 and $8,918,500, respectively. Gross realized gains in 2002 and 2001 from these sales amounted to $474,684 and $151,848, respectively. Gross realized losses in 2002 and 2001 from these sales amounted to $13,912 and $30,602, respectively.

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

                                                         2002           2001
                                                     ------------   ------------

Commercial                                           $117,641,915   $ 61,954,225
Mortgage loans on real estate:
  Construction and land development                    47,685,256     46,282,600
  Residential, 1-4 families                            74,133,922     40,879,037
  Residential, 5 or more families                      16,121,826      6,713,006
  Residential, home equity                             34,971,006     22,940,162
  Farmland                                              1,110,044        144,130
  Nonfarm, nonresidential                              94,959,224     37,686,268
Consumer installment loans                             26,052,173     22,907,452
Other                                                   3,620,978      1,056,080
                                                     ------------   ------------
                                                      416,296,344    240,562,960
Less:
  Allowance for loan losses                             5,721,452      3,454,218
  Net deferred loan fees                                  555,676        242,034
                                                     ------------   ------------

Loans, net                                           $410,019,216   $236,866,708
                                                     ============   ============

The Company has granted loans to certain directors and executive officers of the Company and to their associates. During 2002, $11,996,720 in new loans was made and $1,272,685 in loans was assumed in the acquisition of Community, and repayments of $11,589,734 were collected, resulting in a balance of $14,430,229 at December 31, 2002. At December 31, 2001, the balance of such loans was $12,750,558.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

A summary of the activity in the allowance for loan losses for the years ended December 31 is as follows:

                                                           2002         2001
                                                        ----------   ----------

Balance, beginning of the year                          $3,454,218   $2,937,610
Provision for loan losses                                1,223,962      927,000
Loans charged off                                         (589,755)    (425,824)
Recoveries of loans charged off                             31,948       15,432
Allowance recorded related to loans
   assumed in acquisition of Community                   1,601,079           --
                                                        ----------   ----------

Balance, end of year                                    $5,721,452   $3,454,218
                                                        ==========   ==========

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

                                                     At December 31,
                                       -----------------------------------------
                                              2002                2001
                                       -------------------   -------------------
                                                % of Total            % of Total
                                       Amount      Loans     Amount      Loans
                                       ------   ----------   ------   ----------
                                                    (Dollars in thousands)

Real estate loans:
   One-to-four family residential      $  656      18.00%    $  498      19.22%
   Multi-family residential               171       3.90%        80       2.79%
   Nonresidential real estate           1,355      22.83%       593      15.71%
   Residential construction               443       9.13%       531      16.97%
   Land                                    77       2.59%        59       2.32%
   Home equity                            306       8.41%       263       9.55%
                                       ------     ------     ------     ------
      Total real estate loans           3,008      64.86%     2,024      66.56%
                                       ------     ------     ------     ------

Commercial/consumer loans:
   Commercial loans                     1,493      28.01%       942      25.74%
   Share and other loans                  353       6.84%       266       7.45%
   Credit reserve                          17       0.29%         9       0.25%
                                       ------     ------     ------     ------

      Total commercial/
         consumer loans                 1,863      35.14%     1,217      33.44%
                                       ------     ------     ------     ------

Unallocated                               850         --        213         --
                                       ------     ------     ------     ------

                                       $5,721     100.00%    $3,454     100.00%
                                       ======     ======     ======     ======

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

                                                              2002        2001
                                                           ----------   --------

Loans contractually past due 90 days or
   more and/or on nonaccrual status:

      Nonaccrual loans                                     $2,441,995   $434,585
      Past due loans 90 days or more
         and still accruing                                   582,387    142,940
                                                           ----------   --------

                                                           $3,024,382   $577,525
                                                           ==========   ========

During the years ended December 31, 2002 and 2001, interest income of $109,091 and $41,919, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

At December 31, 2002 and 2001, the recorded investment in loans that are considered to be impaired, which consists entirely of nonaccrual loans, was $2,441,995 and $434,585, respectively. The related allowance for losses on these loans is $557,500 and $117,767 at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans during the years ended December 31, 2002 and 2001 was $1,145,756 and $281,199, respectively. For the years ended December 31, 2002 and 2001, interest income recognized on impaired loans was not material.

NOTE E - BANK PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

                                                            2002         2001
                                                        -----------   ----------

Land                                                    $ 3,413,789   $1,868,778
Leasehold improvements                                      274,237      179,565
Equipment and fixtures                                    4,634,738    3,198,594
Buildings                                                 7,154,469    4,619,312
Construction in progress                                  2,528,724       15,705
                                                        -----------   ----------
                                                         18,005,957    9,881,954
Less accumulated depreciation and amortization            3,788,390    2,374,476
                                                        -----------   ----------

                                                        $14,217,567   $7,507,478
                                                        ===========   ==========

Depreciation and amortization expense for the years ended December 31, 2002 and 2001 amounted to $601,364 and $552,264, respectively.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE F - DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits (in thousands) are as follows:

     2003                         $194,921
     2004                           40,769
     2005                           27,831
     2006                            6,216
     2007                            3,023
                                  --------

                                  $272,760
                                  ========

NOTE G - BORROWINGS

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2002 and 2001 and for the years then ended is summarized below:

                                                           2002         2001
                                                        ----------   ----------

Outstanding balance at December 31                      $3,946,987   $8,265,870
                                                        ==========   ==========
Year-end weighted average rate                                0.96%        1.81%
                                                        ==========   ==========
Daily average outstanding during the year               $5,483,564   $5,234,869
                                                        ==========   ==========
Average rate for the year                                     1.37%        3.44%
                                                        ==========   ==========
Maximum outstanding at any month-end during the year    $8,094,221   $8,922,755
                                                        ==========   ==========

Federal Home Loan Bank Advances

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company's FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2002 was approximately $68.4 million. This agreement with the FHLB provides for a line of credit up to 20% of the Bank's assets.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE G - BORROWINGS (Continued)

Advances from the Federal Home Loan Bank of Atlanta consists of the following at December 31, 2002 and 2001:

             Interest
 Maturity      Rate        2002           2001
----------   --------   -----------   -----------
01/02/2002     6.89%    $        --   $ 3,000,000
10/23/2002     2.73%             --     2,000,000
11/13/2002     2.30%             --     3,000,000
01/02/2003     1.45%      4,000,000            --
03/17/2003     6.41%      1,000,000            --
03/26/2003     3.19%      2,000,000     2,000,000
04/17/2003     2.99%      2,500,000     2,500,000
01/16/2004     1.69%      4,000,000            --
09/28/2004     5.71%      2,000,000            --
03/17/2005     6.60%      2,000,000            --
11/16/2009     3.93%      3,000,000     3,000,000
03/17/2010     5.71%      1,000,000     1,000,000
01/12/2011     4.68%      1,000,000     1,000,000
02/01/2011     4.73%      7,000,000     7,000,000
05/02/2011     4.16%      1,000,000     1,000,000
09/04/2012     3.26%      5,000,000            --
08/27/2018     6.15%        630,363            --
                        -----------   -----------

                        $36,130,363   $25,500,000
                        ===========   ===========

At December 31, 2002, the Company, through its bank subsidiaries, had an additional $50 million of credit available from the Federal Home Loan Bank and available lines of credit totaling $14.5 million from correspondent banks.

NOTE H - LEASES

The Company's subsidiary, Catawba Valley Bank, has entered into noncancelable operating leases for a branch location that expires in 2005 (with two five-year renewal options), a branch location that expires in 2008 (with one five-year renewal option), land for a branch location that expires in 2003 (with three three-year renewal options), a location for its mortgage banking operations that expires in 2004, and a location for loan operations that expires in 2006.

Catawba Valley Bank also has a two-year lease for a temporary branch location that expires in 2003. The Company's subsidiary, First Gaston Bank, has a noncancelable operating lease for a branch location that expires in 2004, with two five-year renewal options. Future minimum lease payments under these leases for years subsequent to December 31, 2002 are as follows.

     2003                         $  260,412
     2004                            286,210
     2005                            287,210
     2006                            287,210
     2007                            287,210
                                  ----------

                                  $1,408,252
                                  ==========

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE H - LEASES

Total rental expense related to the operating leases was $68,349 and $52,670 for the years ended December 31, 2002 and 2001, respectively.

NOTE I - EMPLOYEE BENEFIT PLANS

Deferred Compensation and Life Insurance

In 1999, the Company's subsidiary, First Gaston Bank, adopted a deferred compensation plan, which supersedes a 1996 plan, to provide future compensation upon retirement for the president. Under plan provisions, aggregate annual payments projected to range from $44,838 to $68,674 are payable for 10 years, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $252,740 and $218,521 at December 31, 2002 and 2001, respectively.

First Gaston Bank is the owner and beneficiary of a life insurance policy designed to fund the deferred compensation liability. The policy's cash value totaled $773,656 and $736,693 at December 31, 2002 and 2001, respectively.

Defined Contribution Plan

Both Catawba Valley Bank and First Gaston Bank sponsor a contributory profit-sharing plan which provide for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plans provide for employee contributions up to 15% of the participant's annual salary and an employer contribution of up to 100% matching of the first 6% of pre-tax salary contributed by each participant. The Banks may make additional discretionary profit sharing contributions to the plan on behalf of all participants. Amounts deferred above the first 6% of salary are not matched by the Banks. Expenses related to these plans for the years ended December 31, 2002 and 2001 were $174,076 and $97,292, respectively.

Stock Option Plans

The Company has an incentive stock option plan (the "Employee Plan") which is intended to attract and induce continued employment of key employees and to provide them an opportunity to acquire a proprietary interest in the Company and to align their long-term interests with that of the stockholders. Non-employee directors do not participate in the Employee Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Company's common stock on the date the option is granted. These qualified options have a vesting schedule which provides that 20% of the options granted will vest on the first annual anniversary of the date of the grant and 20% will vest on each subsequent annual anniversary date, so that the options will be completely vested at the end of five years after the date of grant. Options under the Employee Plan expire ten years after the grant date.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE I - EMPLOYEE BENEFIT PLANS (Continued)

Stock Option Plans (Continued)

The Company also has a nonqualified stock option plan for directors (the "Director Plan") which is intended to attract capable individuals to serve on the Boards of Directors of the Company and its bank subsidiaries. Employee directors do not participate in the Director Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Company's common stock on the date the option is granted. Options under the Director Plan fully vest at the date of grant and expire ten years after the grant date.

A summary of the transactions for the Company's option plans as of and for the years ended December 31, 2002 and 2001, which reflects all stock dividends paid to date, is as follows:

                                                            Outstanding Options
                                                          ----------------------
                                               Shares                   Weighted
                                              Available                  Average
                                             for Future      Number     Exercise
                                               Grants     Outstanding     Price
                                             ----------   -----------   --------
At December 31, 2000                           52,490       402,148      $ 8.98
   Options granted                            (41,903)       41,903        9.86
   Options exercised                               --        (1,000)       7.16
   Options expired and forfeited                  277          (277)      10.77
                                              -------       -------      ------

At December 31, 2001                           10,864       442,774        9.25
   Options granted                                 --            --          --
   Plan amendment                             100,000            --          --
   Options assumed in acquisition
      of Community                                 --       181,078       11.10
   Options exercised                               --       (30,834)       9.80
   Options expired and forfeited                   --            --          --
                                              -------       -------      ------

At December 31, 2002                          110,864       593,018      $ 9.80
                                              =======       =======      ======

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2001: dividend yield of 1.21%; expected volatility of 38%; risk free interest rate of 3.50%; and weighted average expected lives of seven years.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE I - EMPLOYEE BENEFIT PLANS (Continued)

Stock Option Plans (Continued)

Additional information relating to the plans is detailed below:

                                                               Range of
                                                               Exercise
                                                   Number       Prices
                                                   -------   -------------

Outstanding options:
   2001                                            440,959   $7.16 - 13.88
                                                     1,815      $19.84
                                                   -------
                                                   442,774

   2002                                            591,203   $7.16 - 13.88
                                                     1,815      $19.84
                                                   -------

                                                   593,018
                                                   =======

                                                    2002      2001
                                                   -------   -------

Remaining contractual life in months                    76       108

Exercisable options outstanding at December 31:

   Number                                          585,749   429,255
   Exercise price                                     9.73      9.09


NOTE J - TRUST PREFERRED SECURITIES

The Company has cumulative Trust Preferred securities ("the Preferred Securities") outstanding through two wholly owned subsidiaries. The Trust issuer has invested the total proceeds from the sale of the Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") issued by the Company.

On December 20, 2002, Catawba Valley Capital Trust I ("Trust I") and Catawba Valley Capital Trust II ("Trust II") each issued $5 million of trust preferred securities. The preferred securities issued by Trust I pay cumulative cash distributions quarterly at a rate equal to the three-month LIBOR plus 335 basis points. The preferred securities issued by Trust II pay cumulative cash distributions quarterly at a rate of 6.85%. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are tax deductible for income tax purposes. The preferred securities are redeemable on December 20, 2007. Redemption is mandatory at December 30, 2032.

The proceeds of the preferred securities were invested by Trust II in $5 million principal amount of 6.85% junior subordinated debentures of the Company due December 30, 2032. The Company fully and unconditionally guarantees the preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to senior and subordinated indentures of the Company. The preferred securities quality as Tier I capital for regulatory capital purposes.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE J - TRUST PREFERRED SECURITIES

A description of the Trust Preferred securities outstanding is as follows:

                                                                     Principal Amount
                       Date of     Shares   Interest    Maturity    -----------------
   Issuing Entity      Issuance    Issued     Rate        Date         2002      2001
-------------------   ----------   ------   --------   ----------   ----------   ----
Catawba Valley
   Capital Trust I    12/20/2002    5,000   Floating   12/30/2032   $5,000,000   $ --

Catawba Valley
   Capital Trust II   12/20/2002    5,000     6.85     12/30/2032   $5,000,000   $ --

NOTE K - OFF-BALANCE SHEET RISK

The Company's wholly owned bank subsidiaries (the "Banks") are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Banks' exposure to off-balance sheet risk as of December 31, 2002 is as follows:

     Financial instruments whose contract amounts represent credit risk:

     Undisbursed lines of credit                  $80,907,866
     Standby letters of credit                      1,448,309
     Commitments to purchase or build               1,095,000

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE L - INCOME TAXES

Allocation of federal and state income tax expense between current and deferred portions for the years ended December 31 is as follows:

                                                           2002         2001
                                                        ----------   ----------

Current                                                 $2,429,403   $1,447,057
Deferred                                                  (299,898)    (168,903)
                                                        ----------   ----------

                                                        $2,129,505   $1,278,154
                                                        ==========   ==========

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the consolidated statements of operations is as follows:

                                                           2002         2001
                                                        ----------   ----------

Tax at statutory federal rate                           $2,080,770   $1,328,700
State income tax, net of federal benefit                   278,456      177,811
U. S. Government and municipal interest                   (256,636)    (238,162)
Other                                                       26,915        9,805
                                                        ----------   ----------

                                                        $2,129,505   $1,278,154
                                                        ==========   ==========

The components of the net deferred tax asset, included in other assets, are as follows:

                                                           2002         2001
                                                        ----------   ----------
Deferred tax assets:
   Allowance for loan losses                            $2,042,295   $1,143,834
   Deferred compensation                                    97,431       85,589
   Other                                                    29,359       72,028
                                                        ----------   ----------
      Total deferred tax assets                          2,169,085    1,301,451
                                                        ----------   ----------

Deferred tax liabilities:
   Depreciation                                            210,386       81,189
   Unrealized investment gain                              653,347      305,400
   Intangible assets                                     1,040,537           --
   Other                                                   138,409      152,764
                                                        ----------   ----------
      Total deferred tax liabilities                     2,042,679      539,353
                                                        ----------   ----------

Net deferred tax asset                                  $  126,406   $  762,098
                                                        ==========   ==========

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE M - REGULATORY RESTRICTIONS

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure a bank's financial soundness.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its bank subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized both Catawba Valley Bank and First Gaston Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Banks' category. The Company's and the Banks' actual capital amounts and ratios as of December 31, 2002 and 2001 are also presented in the table.

                                                                Minimum To Be Well
                                                  Minimum       Capitalized Under
                                                For Capital     Prompt Corrective
                                 Actual         Requirement     Action Provisions
                            ---------------   ---------------   ------------------
                             Amount   Ratio    Amount   Ratio     Amount   Ratio
                            -------   -----   -------   -----    -------   -----
                                           (Dollars in thousands)
December 31, 2002:
Total Capital to Risk
   Weighted Assets:
      Consolidated          $54,283   13.32%  $32,605    8.00%   $   N/A     N/A
      Catawba Valley Bank    36,570   12.38%   23,633    8.00%    29,541   10.00%
      First Gaston Bank      14,371   12.81%    8,973    8.00%    11,216   10.00%

Tier 1 Capital to Risk
   Weighted Assets:
      Consolidated           49,188   12.07%   16,303    4.00%       N/A     N/A
      Catawba Valley Bank    32,877   11.13%   11,816    4.00%    17,725    6.00%
      First Gaston Bank      12,969   11.56%    4,486    4.00%     6,729    6.00%

Tier 1 Capital to
   Average Assets:
      Consolidated           49,188   10.37%   18,980    4.00%       N/A     N/A
      Catawba Valley Bank    32,877   10.73%   12,258    4.00%    15,323    5.00%
      First Gaston Bank      12,969    7.72%    6,722    4.00%     8,403    5.00%

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE M - REGULATORY RESTRICTIONS (Continued)

                                                                Minimum To Be Well
                                                  Minimum       Capitalized Under
                                                For Capital     Prompt Corrective
                                 Actual         Requirement     Action Provisions
                            ---------------   ---------------   -----------------
                            Amount    Ratio   Amount    Ratio    Amount    Ratio
                            -------   -----   -------   -----    -------   -----
                                           (Dollars in thousands)
December 31, 2001:
Total Capital to Risk
   Weighted Assets:
      Consolidated          $33,962   13.40%  $20,269    8.00%   $   N/A     N/A
      Catawba Valley Bank    20,067   14.15%   11,344    8.00%    14,180   10.00%
      First Gaston Bank      13,623   12.21%    8,925    8.00%    11,157   10.00%

Tier 1 Capital to Risk
   Weighted Assets:
      Consolidated           30,795   12.15%   10,135    4.00%       N/A     N/A
      Catawba Valley Bank    18,294   12.90%    5,672    4.00%     8,508    6.00%
      First Gaston Bank      12,228   10.96%    4,463    4.00%     6,694    6.00%

Tier 1 Capital to
   Average Assets:
      Consolidated           30,795    9.46%   13,019    4.00%       N/A     N/A
      Catawba Valley Bank    18,294    9.61%    7,613    4.00%     9,516    5.00%
      First Gaston Bank      12,228    9.05%    5,406    4.00%     6,758    5.00%

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, federal funds sold, investment securities, loans, factored accounts receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts and borrowings, which consist of Federal Home Loan Bank advances, securities sold under agreement to repurchase, federal funds purchased, and trust preferred securities. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Cash and Due from Banks, Interest-Earning Deposits With Banks, and Federal Funds Sold

The carrying amounts for cash and due from banks, interest-earning deposits with banks, and federal funds sold approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Factored Accounts Receivable

The fair values for factored accounts receivable are estimated using a discounted cash flow analysis using yield rates computed on transactions with similar arrangements.

Stock in Federal Home Loan Bank of Atlanta

The fair value FHLB stock approximates carrying value, based on the redemption provisions of the Federal Home Loan Bank.

Deposits

The fair value of non-interest bearing demand, money market, NOW and savings deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated based on discounting expected cash flows using the rates currently offered for instruments of similar remaining maturities.

Borrowings

The fair values are based on discounting expected cash flows at the interest rate for debt with the same or similar remaining maturities and collateral requirements.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2002 and 2001:

                                                  2002                    2001
                                         ---------------------   ---------------------
                                         Carrying   Estimated    Carrying   Estimated
                                           value    fair value     value    fair value
                                         --------   ----------   --------   ----------
                                                     (Dollars in thousands)
Financial assets:
   Cash and due from banks               $  9,000    $  9,000    $  4,492    $  4,492
   Interest earning deposits in banks       7,518       7,518       3,213       3,213
   Federal funds sold                         937         937       2,759       2,759
   Investment securities                   75,752      75,752      62,328      62,328
   Stock in the Federal Home Loan Bank      2,432       2,432       1,325       1,325
   Loans                                  410,019     412,436     236,867     243,209
   Factored accounts receivable             3,695       3,695       2,568       2,568

Financial liabilities:
   Deposits                               440,532     438,395     259,147      59,366
   Borrowings                              53,203      51,381      33,766      34,224

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE O - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of United Community Bancorp as of and for the years ended December 31, 2002 and 2001:

                            Condensed Balance Sheets
                           December 31, 2002 and 2001

                                                      2002      2001
                                                    -------   -------
                                                  (Dollars in thousands)
Assets

   Cash and due from banks                          $ 1,928   $    46
   Investment in subsidiaries                        66,996    31,342
   Bank premises and equipment                        1,326        --
   Other assets                                           4        --
                                                    -------   -------

Total assets                                        $70,254   $31,388
                                                    =======   =======

Liabilities and Stockholders' Equity
   Liabilities:

      Other liabilities                             $    12   $    --
      Junior subordinated debentures                 10,010        --
                                                    -------   -------
Total liabilities                                    10,022        --
                                                    =======   -------

   Stockholders' equity:
      Common stock                                    4,270     2,773
      Additional paid in capital                     51,016    26,715
      Treasury stock                                 (1,192)       --
      Retained earnings, substantially restricted     4,907     1,307
      Accumulated other comprehensive income          1,231       593
                                                    -------   -------
Total stockholders' equity                           60,232    31,388
                                                    -------   -------

Total liabilities and stockholders' equity          $70,254   $31,388
                                                    =======   =======

                       Condensed Statements of Operations
                     Years Ended December 31, 2002 and 2001

                                                      2002     2001
                                                     ------   ------
                                                  (Dollars in thousands)

Equity in earnings of subsidiaries                   $4,153   $2,663
Other income                                            232       --
Professional fees                                      (110)      --
Advertising and business promotion                     (139)      --
Other expense                                          (214)     (33)
Income tax benefit                                       68       --
                                                     ------   ------

Net income                                           $3,990   $2,630
                                                     ======   ======

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

                       Condensed Statements of Cash Flows
                     Years Ended December 31, 2002 and 2001

                                                              2002      2001
                                                            -------   -------
                                                          (Dollars in thousands)

Cash Flows from Operating Activities:
   Net income                                               $ 3,990   $ 2,630
   Equity in earnings of subsidiaries                        (4,153)   (2,663)
   Increase in other assets                                    (307)       --
   Increase in other liabilities                                 12        --
                                                            -------   -------

         Net cash used by operating activities                 (458)      (33)
                                                            -------   -------

Cash Flows from Investing Activities:
   Purchases of premises and equipment                         (371)       --
   Upstream dividend received from subsidiaries               1,700       250
   Net cash paid in acquisition of Community Bancshares      (7,413)       --
                                                            -------   -------

         Net cash provided (used) by investing activities    (6,084)      250
                                                            -------   -------

Cash Flows from Financing Activities:
   Junior subordinated debentures issued
      to subsidiaries                                         9,700        --
   Cash paid for dividends                                     (384)     (197)
   Cash paid for fractional shares                               (7)       --
   Purchase of treasury stock                                (1,192)       --
   Proceeds from issuance of common stock                       307         7
                                                            -------   -------

         Net cash provided (used) by financing activities     8,424      (190)
                                                            -------   -------

Increase in cash and cash equivalents                         1,882        27

Cash and cash equivalents, beginning                             46        19
                                                            -------   -------

Cash and cash equivalents, ending                           $ 1,928   $    46
                                                            =======   =======

NOTE P - PLAN OF SHARE EXCHANGE INFORMATION

On December 31, 2001, the Company completed a Plan of Share Exchange for the acquisition of First Gaston Bank in a transaction accounted for as a pooling of interests. Accordingly, all historical information included in these consolidated financial statements has been restated to include the financial position, results of operations and cash flows of First Gaston Bank. The Company incurred expenses of approximately $236,000 during 2001 in connection with the Plan of Share Exchange. These expenses consisted primarily of professional fees and are included in other non-interest expenses in the consolidated statements of operations.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE P - PLAN OF SHARE EXCHANGE INFORMATION (Continued)

Separate financial information for the pooled entities as of and for the year ended December 31 2001 is as follows:

                                  United          First
                                Community        Gaston
                                  Bancorp         Bank         Combined
                               ------------   ------------   ------------

Total assets                   $188,107,249   $137,366,467   $325,473,716
Total revenues                   15,111,037     10,346,528     25,457,565
Net interest income               5,962,702      4,341,037     10,303,739
Net income                        1,771,386        858,400      2,629,786

Net income per common share:

   Basic                               1.08           0.68           0.95
   Diluted                             1.04           0.68           0.93

NOTE Q - ACQUISITION OF COMMUNITY BANCSHARES, INC.

On December 31, 2002, the Company acquired Community Bancshares, Inc. ("Community") in Wilkesboro, North Carolina, the holding company for Northwestern National Bank ("Northwestern") and Community Mortgage Corporation ("Community Mortgage"). The Company's board of directors believes that the merger is in the best interests of United and its shareholders because it presents an important opportunity for the Company to increase shareholder value through growth by acquiring a profitable, well-managed financial institution in a market that is a logical expansion for United's subsidiary bank, Catawba Valley Bank. Northwestern was originally charted in 1992, and its market area consists of the communities in the counties of Wilkes, Watauga, Alexander, and Ashe. Northwestern is primarily engaged in the business of obtaining deposits and providing commercial, consumer and real estate loans. Community Mortgage is engaged in mortgage related activities.

Each Community share of common stock was exchanged for 1.2575 shares of United Community Bancorp common stock or $21.00, or in a combination of 70% United common stock and 30% cash. The Company acquired one hundred percent of Community's common shares. As a result of the acquisition, the Company issued 1,465,454 shares of its common stock valued at $16.70. The total purchase price of $36.2 million consisted of $10.7 million in cash, $24.5 million in common stock, and $1.0 million in vested options issued in exchange for outstanding options of Community. The transaction was accounted for under the purchase method and was intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE Q - ACQUISITION OF COMMUNITY BANCSHARES, INC. (Continued)

The following table summarizes the estimated fair values of assets acquired and liabilities assumed at December 31, 2002 (dollars in thousands):

Loans                                          $ 116,391
Investment securities                             19,509
Premises and equipment                             4,237
Goodwill                                          16,549
Other intangible assets                            2,699
Other assets                                       6,035
Deposits                                        (121,719)
Borrowings                                        (5,856)
Other liabilities                                 (1,596)
                                               ---------

Net assets acquired                            $  36,249
                                               =========

The following table reflects the unaudited pro forma combined results of operations of the Company and Community for 2002 and 2001. The unaudited pro-forma information below is not necessarily indicative of the results of operations that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods.

                                            2002         2001
                                          -------      -------
                                         (Dollars in thousands)

Net interest income                       $16,778      $14,772
Net Income                                  4,063        3,803

Net income per common share:

   Basic                                  $  0.96      $  0.90
   Diluted                                   0.93         0.88

The unaudited pro forma combined results of operations above for 2002, includes non-recurring expenses net of tax of approximately $436,000. These expenses consisted of professional fees and compensation paid to Community's chief executive officer.

NOTE R - SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS

                                                        2002        2001
                                                    ----------   ----------
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
      Interest                                      $8,980,298   $7,242,551
      Income taxes                                   2,563,735    1,711,106

Supplemental Disclosure of Noncash Investing and Financing Activities:

================================================================================

UNITED COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001
================================================================================

NOTE R - SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS (Continued)

                                                    2002        2001
                                                  --------   ----------

Transfer of loans to foreclosed real estate       $686,541   $  800,125
Change in unrealized gain on available-for-sale
   securities, net of tax                          638,150      333,093

Common stock distributed as a dividend:
   Common stock                                   $     --   $  251,400
   Additional paid in capital                           --    3,089,199
                                                  --------   ----------
   Fair value of stock dividend                   $     --   $3,340,599
                                                  ========   ==========

Acquisition of Community Bancshares and Branch facility in 2002:

                                                    Community
                                                    Bancshares       Branch
                                                   ------------   -----------
Assets acquired:
   Cash                                            $  3,344,327   $   103,487
   Investment securities                             19,509,133            --
   Loans, net                                       116,390,665     2,592,827
   Factored accounts receivable                         800,405            --
   Stock in the Federal Home Loan Bank                  531,800            --
   Foreclosed real estate                                95,697            --
   Premises and equipment                             4,237,041        27,064
   Goodwill                                          16,549,362       468,111
   Other intangible assets                            2,699,188        99,924
   Other assets                                       1,262,903           365
                                                   ------------   -----------
      Total assets acquired                         165,420,521     3,291,778
                                                   ------------   -----------

Liabilities assumed:
   Deposits                                         121,718,787     5,710,644
   Federal Home Loan Bank advances                    5,630,363            --
   Securities sold under agreement to repurchase        225,503            --
   Other liabilities                                  1,596,382         2,493
                                                   ------------   -----------
      Total liabilities assumed                     129,171,035     5,713,137
                                                   ------------   -----------
Equity adjustment                                    25,492,010            --
                                                   ------------   -----------
Cash consideration paid (received)                 $ 10,757,476   $(2,421,359)
                                                   ============   ===========
Net cash paid (received) in acquisition            $  7,413,149   $(2,524,846)
                                                   ============   ===========

================================================================================

                                                                          Page44

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                                    DIRECTORS
================================================================================

                            David E. Cline - Chairman
                             Cline Seabrook Company

                                 R. Steve Aaron
                       President/CEO - Catawba Valley Bank

                              Loretta Dodgen, PhD.
                              Multiple Choice, Inc.

                                Jack R. Ferguson
                          Retired Lowe's Companies, Inc

                                  W. Alex Hall
                        President/CEO - First Gaston Bank

                                Robert P. Huntley
                           Certified Public Accountant
                              Real-estate Developer

                         W. Steve Ikerd - Vice Chairman
                          President - Ikerd Enterprises

                              H. Ray McKenney, Jr.
                           McKenney Family Dealerships

                                Dwight E. Pardue
                          Retired Lowe's Companies, Inc

                                Howard L. Pruitt
                             Southwood Furniture Co.
                              Real-estate Developer

                             Dr. Robert F. Ricketts
                                     Dentist

                               Ronald S. Shoemaker
                     Regional President Catawba Valley Bank

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                          GENERAL CORPORATE INFORMATION
================================================================================

                            UNITED COMMUNITY BANCORP
                             1039 Second Street, NE
                          Hickory, North Carolina 28601
                                 (888) 894-2483

                                    OFFICERS
                R. Steve Aaron President, Chief Executive Officer
                      W. Alex Hall Executive Vice President
                  Ronald S. Shoemaker Executive Vice President
                      Larry Farthing Senior Vice President
               Susan B. Mikels Chief Financial Officer / Treasurer
                           G. Marvin Lowder Secretary

                               CATAWBA VALLEY BANK

              Main Office                               Mortgage Center
         1039 Second Street, NE                     1125 Second Street, NE
           Hickory, NC 28601                          Hickory, NC 28601
            (828) 431-2300                             (828) 431-2300

                                     Branches
1445 Second Avenue, NW          3244 Springs Road NE          2675 NW Boulevard
   Hickory, NC 28601             Hickory, NC 28602            Newton, NC 28658
    (828) 431-2333                (828) 441-1600               (828) 464-9911

         1829 E. Broad Street                        141 Williamson Road
         Statesville, NC 28625                      Mooresville, NC  28117

                                NORTHWESTERN BANK
                        A Division of Catawba Valley Bank

                                    Branches
1600 Curtis Bridge Road           5 Sparta Road         2924 NC Highway 16 North
  Wilkesboro, NC 28697        N. Wilkesboro, NC 28659    Millers Creek, NC 28651
    (336) 903-0610                (336) 903-0620             (336) 903-0630

 315 West Main Avenue      1055 Mt. Jefferson Road   206 Southgate Dr., Suite 21
Taylorsville, NC 28681    West Jefferson, NC  28694        Boone, NC 28607
    (828) 635-8600             (336) 246-9700              (828) 262-1650

                                FIRST GASTON BANK
                                   Main Office
                             804 South New Hope Road
                               Gastonia, NC 28054
                                 (704) 865-4202

                                    Branches
          6440 Wilkinson Blvd.                       701 South Main Street
            Belmont, NC 28012                         Mt. Holly, NC 28120
             (704) 825-4250                             (704) 827-5140

          206 South Highway 27                      120 West Wilkins Street
            Stanley, NC 28164                          Dallas, NC 28034
             (704) 263-0333                             (704) 922-2660

================================================================================

                    UNITED COMMUNITY BANCORP AND SUBSIDIARIES
                          GENERAL CORPORATE INFORMATION
================================================================================

Independent Auditors                    Notice of Annual Meeting

Dixon Odom PLLC                         The Annual Meeting of the shareholders
6525 Morrison Blvd., Suite 516          of United Community Bancorp will be held
Charlotte, North Carolina  28211-3563   on April 29, 2003 at 3:00 p.m. at the
                                        Gateway Conference Center, 909 Highway
Special Counsel                         70 SW, Hickory, North Carolina.

Gaeta & Associates, P.A.
808 Salem Woods Drive                   A copy of the United Community
Suite 201                               Bancorp Annual Report on Form
Raleigh, North Carolina 27615           10-KSB as filed with the Securities
                                        and Exchange Commission will be
Stock Transfer Agent                    furnished without charge to the
                                        stockholders as of the record date,
First-Citizens Bank & Trust Company     upon written request to Susan B.
100 East Tryon Street                   Mikels, Chief Financial
Raleigh, North Carolina  27603          Officer/Treasurer, United Community
                                        Bancorp, Post Office Box 1907,
                                        Hickory, North Carolina 28603

This annual report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation's rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

================================================================================