Form 10-K, Exhibit 13
period 2003-12-31
INTEGRITY FINANCIAL CORP
filed 2004-03-15
CIK 1082471

EXHIBIT 13

INTEGRITY FINANCIAL CORPORATION

AND SUBSIDIARIES

2003 ANNUAL REPORT

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

Table of Contents	Report of Management	1
	Selected Financial Information and Other Data	2

	Management’s Discussion and Analysis	3

	Independent Auditors’ Report	16

	Consolidated Financial Statements	17

	Notes to Consolidated Financial Statements	21

	Directors and Officers	52

	General Corporate Information	53

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

REPORT OF MANAGEMENT

Dear Shareholders, Customers and Friends,

The year 2003 was a year in which Integrity Financial Corporation experienced many challenges and many rewards. In most of our markets, the economy has been hampered with the business recession and the loss of many manufacturing jobs. Interest rates also continued their downward spiral which increased the compression on interest margins. During the last half of the year, there were some signs of an improving economy and interest margins leveled out and showed some slight improvement for the corporation.

Integrity Financial Corporation went through several internal changes, the biggest being the data processing conversion to an in house system. The Accounting and Operations departments of Catawba Valley Bank and First Gaston Bank were consolidated. The corporation opened three new branches during the year in Boone, Mooresville and Statesville. The corporation purchased a headquarters building in downtown Hickory and relocated most of the support services of the corporation to that location. The corporation’s securities division was substantially increased when we opened a free standing securities office in Hickory, North Carolina.

Even with all the external and internal challenges, Integrity Financial Corporation had a good year. Earnings for 2003 were $4.7 million, which equates to a $1.03 per share. Assets grew from $553.9 million to $629.7 million. This represented a 13.7% growth for this year. Deposits grew from $440.6 million to $497.9 million and loans grew from $415.7 million to $463.4 million. Management and the Board of Directors are very pleased with the accomplishments during 2003.

The challenges facing the corporation during 2004 and successive years is to make sure our level of service does not erode and that we position the company to handle the growth of the future. During 2004 every effort will be made to operate as efficiently as possible. Employee training will be a priority item, but nothing will surpass making sure our customers receive the service they demand.

Our employees and directors are very proud of what we have accomplished in eight brief years. Thank you for being a part of this success story.

Sincerely,

R. Steve Aaron, President

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION AND OTHER DATA

The following table sets forth certain financial data for each of the years in the five year period ended December 31, 2003.

	2003	2002	2001	2000	1999
	($ in thousands, except per share)

INCOME STATEMENT
Net interest income	$17,652	$12,103	$10,304	$5,327	$3,943
Provision for loan losses	1,110	1,224	927	682	394
Non-interest income	6,371	5,514	3,606	1,019	876
Non-interest expenses	15,876	10,273	9,075	3,333	2,812
Net income	4,714	3,990	2,630	1,540	1,021

PER SHARE DATA (1)
Basic income	$1.03	$1.32	$0.86	$.85	$.56
Diluted income	1.00	1.24	0.85	.82	.53
Book value	13.73	12.82	10.29	9.39	8.30

BALANCE SHEET
Total assets	$629,729	$553,967	$325,474	$155,652	$118,238
Total deposits	497,960	440,532	259,147	30,143	97,981
Total loans	463,447	415,741	240,321	112,720	86,082
Allowance for loan losses	6,171	5,721	3,454	1,654	1,341
Investment securities	96,915	75,752	62,328	32,011	17,406
Total earning assets	585,321	506,075	312,514	148,410	109,760
Stockholders’ equity	62,812	60,232	31,388	16,980	15,021

SELECTED OTHER DATA
Return on average assets	0.80%	1.11%	0.89%	1.12%	.98%
Return on average equity	7.66%	12.16%	8.62%	9.62%	6.96%
Average equity to average assets	10.40%	9.15%	10.30%	11.68%	14.11%
Interest rate spread	2.98%	3.20%	3.00%	4.52%	4.08%
Net yield on average interest-earning assets	3.22%	3.57%	3.66%	3.63%	3.97%
Average interest-earning assets to average interest-bearing liabilities	111.37%	113.83%	116.03%	113.19%	116.21%
Ratio of non-interest expense to average total assets	2.68%	2.87%	3.06%	2.43%	2.71%
Nonaccrual loans to total loans	0.47%	.59%	0.24%	.18%	.56%
Allowance for loan losses to total loans	1.33%	1.38%	1.44%	1.47%	1.56%

(1)	Adjusted to reflect the dilutive effect of the 10% stock dividends paid in 2003, 2001 and 1999.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following pages of this report represent management’s discussion and analysis of the consolidated financial condition and results of operations of Integrity Financial Corporation and Subsidiaries. The objective of this discussion is to provide the reader with a clear, concise and complete understanding of the financial condition and results of operations of Integrity Financial Corporation and Subsidiaries. This discussion and analysis is intended to complement, and should be read in conjunction with, the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

OVERVIEW

Integrity Financial Corporation (formerly Untied Community Bancorp), a bank holding company, was organized on June 30, 1998 and elected to become a financial service holding company on October 16, 2001. The Company is headquartered in Hickory, North Carolina, and has two wholly owned subsidiaries that are state chartered banks: Catawba Valley Bank, headquartered in Hickory, North Carolina; and First Gaston Bank, headquartered in Gastonia, North Carolina. The Company also has a wholly owned subsidiary, Valley Financial Services. On December 31, 2002, the Company acquired Community Bancshares, Inc. headquartered in Wilkesboro, North Carolina, the holding company for Northwestern National Bank (“Northwestern”) and Community Mortgage Corporation. The branches of Northwestern were merged into the Company’s wholly owned subsidiary, Catawba Valley Bank, and now do business as “Northwestern Bank, a division of Catawba Valley Bank.” Community Mortgage became a wholly owned subsidiary of the Company.

Catawba Valley Bank was incorporated in 1995 and provides a full range of banking services. Catawba Valley operates twelve locations, four in Catawba County, three locations in Wilkes County, two locations in Iredell County and one location each in Alexander, Ashe and Watauga Counties.

First Gaston Bank was also incorporated in 1995. First Gaston operates five full service banking offices in Gaston County, one location each in Gastonia, Belmont, Mount Holly, Stanley and Dallas.

Valley Financial Services is a wholly owned subsidiary of the Company, whose principal business activity is that of an agent for various insurance products and non-traditional banking product services. On January 1, 2004, Valley Financial Services changed their name to Integrity Securities.

Community Mortgage is wholly owned subsidiary of the Company, whose principal business activity is origination of mortgage loans. At this time this subsidiary is inactive, with mortgage loan origination being done at the two individual banks.

In December 2002, the Company formed Catawba Valley Capital Trust I and Catawba Valley Capital Trust II in order to facilitate the issuance of trust preferred securities. The Trusts are statutory business trusts formed under the laws of the State of Delaware, and all common securities are owned by the Company.

At December 31, 2003, Integrity Financial Corporation had total assets of $629.7 million, loans of $463.4 million and deposits of $497.9 million.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL CONDITION AT DECEMBER 31, 2003 AND DECEMBER 31, 2002

The Company’s total assets increased $75.8 million or 13.7% from $553.9 million at December 31, 2002 to $629.7 million at December 31, 2003. This increase resulted primarily from a $47.3 million increase in loans receivable, a $21.2 million increase in investment securities, and additional investments during the year in bank owned life insurance and premises and equipment of $4.3 million and $4.5 million, respectively. This growth in the Company’s assets was funded by both a $57.4 million increase in deposits from our customers, and a $17.5 million increase in borrowings during the year. Although the Company’s market areas have been impacted by high unemployment and business closings, our subsidiary banks have continued to work hard to develop business in each of their respective markets.

Loans increased $47.7 million from $415.7 million at December 31, 2002 to $463.4 million, an increase of 11.5%. The growth was largely due to the 26.7% or $31.4 million increase in our commercial loan portfolio. The construction and land development segment of our loan portfolio increased from $47.7 million at December 31, 2002 to $60.0 million at December 31, 2003, an increase of $12.3 million or 25.8%. Residential home equity loans increased 10.9% or $3.8 million during 2003. The remaining segments of our loan portfolio experienced a slight increase of less than 1% for the period.

Investment securities grew 27.9% during 2003, from $75.7 million at December 31, 2002 to $96.9 million at December 31, 2003. As interest rates remained relatively low during the year, the Company continued to attempt to stabilize yields through investment securities. Throughout the year, we invested in government agency bonds, municipals and mortgage backed securities. Government agencies increased $11.1 million or 30.3% during the period while mortgage- backed securities increased $8.8 million or 36.5%. The tax benefits of municipal securities continued to make them an attractive investment, accordingly, such securities experienced the largest growth during 2003, increasing 52.2% from $14.1 million at December 31, 2002 to $35.6 million at December 31, 2003.

The Company’s investment in bank owned life insurance increased $4.3 million during the year from $4.8 million at December 31, 2002 to $9.1 million. These additional investments during the year were part of the Company’s efforts to supplement earnings in order to compensate for the continued downward pressure on our net interest margins.

Bank premises and equipment increased $4.5 million or 31.9%, increasing from $14.2 million at December 31, 2002 to $18.7 million at December 31, 2003. Our subsidiary, Catawba Valley Bank completed construction of two full service branches in Iredell County early in the fourth quarter of 2003. The Company also purchased a new headquarters facility in downtown Hickory during 2003. These additions accounted for $2.1 million of the aforementioned increase. The Company also completed a significant data processing conversion during 2003. Previously the Company had outsourced its data processing to third party vendors. During the third quarter of 2003, the Company’s subsidiary banks converted their data processing to an in-house system. This conversion resulted in an increase of $1.8 million in equipment and fixtures.

Other changes in our consolidated assets worthy of discussion related to cash and cash equivalents and foreclosed real estate. Cash and cash equivalents decreased from $17.5 million at December 31, 2002 to $16.3 million at December 31, 2003, a decrease of $1.1 million or 6.4%. The Company continued to use overnight funds as a vehicle to manage liquidity during 2003. Foreclosed real estate represents loans that were secured by real estate and

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

defaulted, requiring the Company to foreclose on the property. During 2003, the Company experienced an increase in the level of foreclosed real estate of $685,000 or 117% from $586,000 at December 31, 2002 to $1.3 million at December 31, 2003. The Company advertises these properties with the local realtors and actively works to dispose of them in as timely a manner as possible.

Customer deposits continued to be our principal funding source in 2003, allowing us to fund the growth in our assets discussed above. At December 31, 2003, deposits from our customers totaled $497.9 million, an increase of $57.4 million or 13% from the $440.5 million at December 31, 2002. An increase in savings and demand deposits accounted for $40.4 million of the increase, while time deposits increase $17.0 million.

The remaining liquidity needed to fund the aforementioned growth in our loans and investment portfolios came mainly from the liquidity provided by additional borrowings during 2003. Federal Home Loan Bank advances increased $6.0 million during the year to $42.1 million, while federal funds purchased, a form of short-term borrowing, increased $11.5 million in 2003. There were no federal funds purchased outstanding at the end of 2002.

At December 31, 2003, total stockholder’s equity was $62.8 million, an increase of $2.6 million from $60.2 million at the end of 2002. The Company earned net income of $4.7 million and collected $524,000 from the exercise of stock options. These increases to stockholders equity were offset by unrealized losses on our investment securities, net of tax of $524,000 and by the Company’s purchase of 86,417 shares of treasury stock at a cost of $1.5 million. The Company paid cash dividends during the year of $662,000 or $0.16 per share.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Net Income

The Company earned net income of $4.7 million or $1.03 per share for 2003 as compared with net income of $4.0 million or $1.32 per share in 2002 an increase of $700,000 or 17.5% in net income. Although our earnings increased, our earnings per share decreased $0.29 due to the increase in the number of shares of the Company’s common stock during 2003, which resulted from the additional shares issued in the business combination consummated on December 31, 2002.

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

Net interest income increased $5.5 million to $17.7 million for 2003 compared to the $12.1 million earned in 2002. This increase resulted primarily from the significant increase in the level of our average interest-earning assets during the year. This increase in our average earning assets, combined with a decrease in the average rates we paid for our interest-bearing liabilities of 65 basis points, offset the factors that negatively affected our net interest income in 2003. These negative factors were a decrease of 87 basis points in the average rate we realized for our earning assets and an increase in the level of our average interest bearing liabilities during the year. The aforementioned increases in the level of our average interest-earning assets and interest-bearing liabilities resulted in large part from the assets and liabilities acquired in the business combination that was completed on December 31, 2002.

The average yield on our interest-earning asset decreased 87 basis points to 5.38% while the average rate we paid for our interest bearing liabilities decreased only 65 basis points. Therefore our interest spread dropped from 3.20% to 2.98% and our net yield on interest earning assets decreased from 3.57% to 3.22%. The average balance and net interest income analysis table that follows illustrates the changes.

	Average Balances and Net Interest Income Analysis
	Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest-earning assets:
Loans	$433,647	$26,378	6.08%	$264,274	$17,754	6.72%
Taxable securities	72,213	2,299	3.18%	53,518	2,680	5.01%
Non-taxable securities	14,120	566	4.01%	10,938	517	4.73%
Other interest–earning assets	27,440	192	0.70%	10,086	231	2.29%

Total interest-earning assets	547,420	29,435	5.38%	338,816	21,182	6.25%

Other assets	44,293			19,740

Total assets	$591,713			$358,556

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market deposits	$151,458	1,716	1.13%	$69,324	874	1.26%
Time deposits > $100,000	127,556	3,321	2.60%	83,209	3,000	3.61%
Other time deposits	153,701	4,723	3.07%	108,643	4,073	3.75%
Borrowings	58,816	2,023	3.44%	36,478	1,132	3.10%

Total interest-bearing liabilities	491,531	11,783	2.40%	297,654	9,079	3.05%

Non-interest-bearing deposits	36,531			26,513
Other liabilities	2,129			1,565
Stockholders’ equity	61,522			32,824

Total liabilities and stockholders’ equity	$591,713			$358,556

Net interest income and interest rate spread		$17,652	2.98%		$12,103	3.20%

Net yield on average interest Earning assets			3.22%			3.57%

Ratio of average interest earning assets to average Interest bearing liabilities	111.37%			113.83%

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

Provision and Allowance for Loan Losses

Our allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. We increase our allowance for loan losses by provisions charged to operations and by recoveries of amounts previously charged off, and we reduce our allowance by loans charged off. We evaluate the adequacy of the allowance at least quarterly. In evaluating the adequacy of the allowance, we consider the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay estimated value of any underlying collateral, prevailing economic conditions and other relevant factors deriving from our history of operations.

We follow a loan review program designed to evaluate the credit risk in our loan portfolio. Through this loan review process, we maintain an internally classified watch list that helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In establishing the appropriate classification for specific assets, management considers, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on management’s judgment and historical experience. Testing by our internal auditors and by other independent third parties performing reviews of our loans helps to validate this process. In addition, regulatory agencies, as an integral part of their examinations process, periodically review our allowance for loan losses and may require us to make adjustments based upon information available to them at the time of their examination.

The provision for loan losses decreased $114,000 from $1.2 million in 2002 to $1.1 million in 2003. This decrease in our provision resulted principally from the Company’s charge-off experience during the year. Net loan charge-offs as a percentage of average loans outstanding decreased from .21% in 2002 to .15% in 2003. Despite the significant increase in the level of our average outstanding loans in 2003 resulting from the December 31, 2002 business combination and from growth during 2003, the increase in our net loan charge-offs was not significant. Net loan charge-offs increased to $661,000 during 2003, as compared to $558,000 in 2002, an increase of only $103,000. Had the 2002 relationship between net charge-offs and average outstanding loans existed in 2003, then our net charge-offs in 2003 would have been approximately $255,000 greater the level actually experienced, and additional loan loss provisions would have likely been necessary.

Our allowance for loan losses increased from $5.7 million at December 31, 2002 to $6.2 million at the end of 2003, an increase of $450,000. Although the amount of the allowance increased, the allowance as expressed as percentage of gross loans decreased from 1.38% at the end of 2002 to 1.33%. This decrease in the allowance as a percentage of loans equates to $207,000. In other words, had the allowance been maintained at 1.38% in 2003, the year-end allowance would have been $207,000 higher and the Company’s 2003 net income would have been $207,000 lower. This decrease in the level of our allowance resulted from management’s determination that the overall quality of the loan portfolio at December 31, 2003 was superior to that at December 31, 2002. As discussed previously, the level of our net-charge offs compared to average loans improved noticeably during the year. In addition, our non-accrual loans decreased from $2.4 million, or .58% of gross loans at the end 2002 to $2.2 million, or .47% at year-end 2003. In addition to our non-accrual loans, impaired loans at December 31, 2003 included $1.2 million of loans that were restructured during the year. As of year-end, the status

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

of these loans was current, but management shall continue to classify these loans as impaired until the borrower demonstrates that such classification is no longer necessary. Additionally, while not classified as impaired loans, there were other loans past due ninety days or more and still accruing interest at December 31, 2003. The total of such loans was $2.3 million, an increase of $1.7 million from the balance of such loans at the end of 2002. Management has evaluated each of these loans individually and concluded that the continued accrual of interest is proper and that none of these loans were impaired at December 31, 2003.

Non-Interest Income

Non-interest income increased 15.6%, from $5.5 million in 2002 to $6.4 million in 2003. The increase in service charges on deposit accounts, of $816,000 or 44.1% to $2.7 million was the primary factor contributing to the increase in the overall level of our non-interest income in 2003. The increased number of deposit accounts in 2003, which resulted principally from the aforementioned business combination, was the most significant factor affecting the increase in our service charge income. This primary component of the increase in our service charges related to fees charged for non-sufficient funds, which grew from $1.5 million for 2002 to $2.2 million for 2003, an increase of $700,000 or 46.7%.

Income from factoring operations increased by 29.1% for 2003, while other non-interest income grew by 114.9% or $698,000 to $1.3 million. Then income generated from the Company’s investment in bank owned life insurance was the main factor behind the increase in other non-interest income. Bank owned life insurance income increased from $72,000 in 2002 to $310,000 in 2003 as we significantly increased our investment in these insurance products during the year. These increases in our non-interest income categories were offset by a decrease of $385,000 in gain on the sale of investments and from a decrease in our income from mortgage operations. During 2003 as interest rates leveled off, the refinancing boom of the prior eighteen months began slowing down. Income from mortgage operations declined by 17.6%, from $2.2 million in 2002, to $1.8 million in 2003.

Non-Interest Expenses

Non-interest expense increased 54.5% or $5.6 million from $10.3 in 2002 to $5.6 million in 2003. With the acquisition of Community Bancshares discussed previously the Company acquired six branch offices. The Company’s subsidiary Catawba Valley Bank opened two new full services branches in Iredell County during 2003. The personnel costs and occupancy costs associated with this increase in the number of our branch locations is the main reason for the increase in the overall level of our non-operating expenses. Compensation and employee benefits is the largest component of this category of expense. For 2003 compensation and employee benefits was $8.3 million compared to $5.7 million for 2002, an increase of $2.6 or 45.5%. Also during 2003, as previously discussed, the Company completed a conversion of its data processing system. The increase in equipment coupled with the new branches resulted in an increase of 29.1% in occupancy and equipment expense. Occupancy and equipment for 2003 was $2.2 million. Professional fees increased $151,000 in 2003, while stationery, printing and supplies increased $217,000. The data system conversion in 2003 required all new forms to be produced resulting in the increase in stationery, printing and supplies. Advertising and business promotion was $334,000 for 2003, an increase of $89,000.

Other non-interest expense was $3.2 million in 2003 compared to $1.8 million in 2002, an increase of $1.4 million. Amortization of the core deposit intangibles acquired in past business

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

combinations and branch acquisitions was $319,000 in 2003 an increase of $303,000 from $16,000 in 2002. Telephone expense grew by $502,000 in 2003 due to the aforementioned data processing system conversion and the installation of high-speed telephone lines between all the Company’s branch networks during the year.

Provision for Income Taxes

The Company’s effective tax rate (income taxes as a percentage of income before income taxes) for 2003 was 33.01% and 34.8% for 2002. This decrease resulted largely from the increase in non-taxable income in 2003.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Net Income

The Company earned net income of $4.0 million or $1.32 per share for 2002 as compared with net income of $2.6 million or $0.86 per share in 2001, an increase of $1.4 million or $0.46 per share. In 2002, we continued to grow despite the continued decline in the interest rate environment and the general economic down turn in our market areas. Our total interest earning assets averaged $338.8 million during 2002 compared to $281.9 million in 2001, an increase of 20.2%. This along with the decline in our cost of funds during the year enabled us to enjoy a $1.8 million, or 17.5% increase in our net interest income. Additionally, our non-interest income grew rapidly in the current year, up $1.9 million to $5.5 million in 2002 versus $3.6 million in 2001. This increase of 52.9% resulted from the efforts of our mortgage department in the form of increased loan originations fees and from the growth in service charges on deposits accounts. These factors, all of which positively impacted our earnings, were offset by an increase in provision for loan losses of $297,000 or 32.0% and an increase in non-interest expense of $1.2 million or 13.2% during 2002. All of the aforementioned factors significantly affecting the Company’s net income for 2002 are analyzed in greater detail in the discussion that follows.

Net Interest Income

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

Provision and Allowance for Loan Losses

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

The allowance for loan losses was 1.44% of total loans at December 31, 2001 compared to 1.38% of total loans at December 31, 2002. If the allowance for loan losses had been 1.44% of total loans outstanding at December 31, 2002, the amount of the allowance for loan losses would have been $5.9 million compared to the Company’s recorded allowance of $5.7 million, and net income would have been $3.7 million compared to the Company’s reported net income of $4.0 million, a decrease of $265,000. The overall decrease in our allowance as a percentage of total loans outstanding resulted from changes in the composition of our loan categories and classifications during the year and from the acquisition Community Bancshares. The allowance for loan losses for the loans acquired from Community was approximately 1.36%. Management believes that the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio at December 31, 2002.

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

Non-Interest Expenses

Non-interest expense was $10.3 million in 2002, compared to $9.1 million in 2001, an increase of $1.2 million or 13.2%. Compensation and employee benefits are the largest component of this category of expense. For 2002 compensation and employee benefits expense was $5.7 million compared to $4.7 million in 2001. The increase in mortgage operations referenced above did have a direct effect on this area in the form of commissions, which are based on volume. In addition, as previously discussed, First Gaston Bank opened their fourth full service branch in the third quarter of 2002 and purchased their fifth full service branch from RBC Centura during the fourth quarter of 2002. The addition of the new employees for these two branches, plus additional staffing in response to the Company’s continued growth contributed significantly to the increase in compensation and employee benefits. The two new branches were also the primary reason for the $122,000 increase in occupancy and equipment expense in 2002. Professional fees decreased $276,000 in 2002, and resulted principally from the cost efficiencies gained from the share exchange with First Gaston Bank on December 31, 2001. Data processing increased from $651,000 in 2001 to $733,000 in 2002 due to the addition of the two new branches and the overall growth in both loans and deposits.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

Provision for Income Taxes

The Company’s effective tax rate (income taxes as a percentage of income before income taxes) for 2002 was 34.8% and 32.7% for 2001.

LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company’s asset and liability management strategy. Liquidity is the ability to fund the needs of the Company’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposit growth and borrowings are presently the main sources of the Company’s liquidity. The Company’s primary uses of liquidity are to fund loans and to make investments.

As of December 31, 2003, liquid assets, consisting of cash and cash equivalents and investment securities were approximately $113.2 million, which represents 17.9% of total assets and 20.0% of total deposits and borrowings. Supplementing this liquidity, the Company, through its bank subsidiaries, had $73.2 million of credit available from the Federal Home Loan Bank and available lines of credit from correspondent banks totaling $22.5 million. At December 31, 2003, outstanding commitments to extend credit were $1.6 million and undisbursed line of credit balances totaled $89.0 million. Management believes that the combined aggregate liquidity position of the Company is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposit represented 58.1% of the Company’s total deposits at December 31, 2003. The Company’s growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 27.4% of the Company’s total deposits at year-end. These deposits are generally considered rate sensitive, but management believes many of them are relationship-oriented. While the Company will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Company’s continued retention of those deposits.

Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC, the primary regulator of Catawba Valley Bank and First Gaston Bank, and the Federal Reserve, the primary regulator of Integrity Financial Corporation, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines.

At December 31, 2003, both Integrity Financial Corporation and each of its bank subsidiaries maintained capital levels exceeding the minimum levels for “well capitalized” bank holding companies and banks.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

CONTRACTUAL OBLIGATIONS

The following table reflects the contractual obligations of the Company outstanding as of December 31, 2003.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	On Demand or Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt	$42,110	$9,000	$14,500	$3,000	$15,610
Trust preferred securities	10,000	—	—	—	10,000
Operating leases	1,721	344	1,026	351	—
Purchase obligations	800	200	600	—	—
Building construction	250	250	—	—	—

Total contractual cash obligations, excluding deposits	54,881	9,794	16,126	3,351	25,610
Deposits	497,960	420,744	74,040	3,176	—

Total contractual cash obligations, including deposits	$552,841	$430,538	$90,166	$6,527	$25,610

The $15.6 million in long-term debt that matures in the “After 5 Years” column above has a call option whereby the lender (the “FHLB”) may call the debt in 2004.

It has been the experience of the Company that deposit withdrawals are generally replaced with new deposits, thus not requiring any net cash outflow. Based on that assumption, management believes that it can meet its contractual cash obligations from normal operations.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to the meet the financing needs of its customers. The following table reflects other commercial commitments of the Company outstanding as of December 31, 2003.

	Amount of Commitment Expiration Per Period (in thousands)
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Lines of credit and loan commitments	$89,021	$36,590	$12,837	$3,180	$36,414
Standby letters of credit	1,623	1,107	422	—	94

Total commercial commitments	$90,644	$37,697	$13,259	$3,180	$36,508

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

As shown above, standby letters of credit of approximately $1.6 million were outstanding at December 31, 2003. The Company’s exposure to credit loss for the aforementioned commitments in the event of nonperformance by the party to whom credit or financial guarantees have been extended is represented by the contractual amount of the financial instruments discussed above. However, management believes that these commitments represent no more than the normal lending risk that the Company commits to its borrowers. If these commitments are drawn, the Company plans to obtain collateral if it is deemed necessary based on management’s credit evaluation of the counter-party. The types of collateral held varies but may include accounts receivable, inventory and commercial or residential real estate. Management expects any draws under existing commitments to be funded through normal operations.

The Company is not involved in any legal proceedings that, in management’s opinion, could have a material effect on the consolidated financial position of the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company’s significant accounting policies are described in Note B to the consolidated financial statements. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations:

Allowance for Loan Losses

The most critical estimate concerns the Company’s allowance for loan losses. The Company records provisions for loan losses based upon known problem loans and estimated deficiencies in the existing loan portfolio. The Company’s methodology for assessing the allowance for loan losses consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio.

Identified problem and impaired loans are measured for impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The adequacy of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, collateral values, loan concentrations, changes in the mix and volume of the loan portfolio; trends in portfolio credit quality, including delinquency and charge-off rates; and current economic conditions that may affect a borrower’s ability to repay. Although management believes it has established and

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired in a business combination, is tested at least annually for impairment. The impairment test is a two-step process that begins with a comparison of book value and stock price. If the initial evaluation suggests that an impairment of the asset value exists, the second step would determine the amount of the impairment, if any. If the tests conclude that goodwill is impaired, the carrying value would be adjusted, and an impairment loss would be recorded.

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

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46 is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003.

Adoption of FIN 46R will result in deconsolidation of the Company’s trust preferred subsidiaries, Catawba Valley Capital Trust I and Catawba Valley Capital Trust II. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trusts will be included in long-term debt (instead of the trust preferred securities) and the Company’s equity interest in the trusts will be included in other assets. If these trusts were deconsolidated as of December 31, 2003, the effect on the Company’s balance sheet would be an increase in other assets of $310,000 with a corresponding increase in long-term debt. The deconsolidation of the trust will not materially impact net income.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On July 2, 2003, the Board of Governors of the Federal Reserve issued a letter, SR 03-13, stating that notwithstanding FIN 46, trust preferred securities will continue to be included in Tier 1 capital until notice is given to the contrary. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier I capital for regulatory capital purposes. In the event of a disallowance, there would be a reduction in the Company’s consolidated capital ratios. However, the Company believes that its subsidiary banks would remain “well capitalized” under Federal Reserve Board guidelines and that the Company would still exceed the regulatory required minimums for capital adequacy purposes.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS

FORWARD-LOOKING INFORMATION

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Integrity Financial Corporation that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

MARKET FOR COMMON STOCK

As of December 31, 2003, there were approximately 2,400 shareholders of record of Integrity Financial Corporation common stock. The stock is now traded on the NASDAQ small cap market under the symbol IFCB. Bancorp currently has six market makers. They are: IJL/ Wachovia, Trident Securities, Scott & Stringfellow, Sterne, Agee & Leach, Ryan Beck & Company and Anderson & Strudwick. The table below lists the high and low sale prices.

	2003		2002
Period	High	Low	High	Low
First Quarter	$18.18	$14.09	$14.50	$11.14
Second Quarter	17.70	16.34	14.82	13.09
Third Quarter	18.54	16.72	15.09	14.18
Fourth Quarter	20.55	18.18	16.23	14.64

[GRAPHIC]

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Integrity Financial Corporation and Subsidiaries

Hickory, North Carolina

We have audited the accompanying consolidated balance sheets of Integrity Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrity Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina

February 26, 2004

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
Assets
Cash and due from banks	$4,956,494	$9,000,383
Interest-earning deposits in banks	11,358,976	7,518,090
Federal funds sold	12,648	937,494
Investment securities available for sale	93,956,237	75,752,035
Investment securities held to maturity (fair value of $3,123,865)	2,958,300	—
Loans	463,446,704	415,740,668
Less allowance for loan losses	(6,170,666)	(5,721,452)

Net loans	457,276,038	410,019,216
Factored accounts receivable	3,214,473	3,694,568
Stock in the Federal Home Loan Bank, at cost	2,255,800	2,431,800
Foreclosed real estate	1,271,001	585,697
Bank premises and equipment	18,756,590	14,217,567
Other assets	4,842,713	5,150,957
Bank owned life insurance	9,155,561	4,845,840
Goodwill	17,237,789	17,017,473
Other intangible assets	2,476,722	2,795,901

Total assets	$629,729,342	$553,967,021

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand	$38,809,266	$34,253,286
Money market and NOW accounts	157,639,581	121,827,208
Savings	11,757,995	11,692,178
Time, $100,000 and over	136,682,729	118,428,965
Other time	153,070,300	154,330,535

Total deposits	497,959,871	440,532,172
Federal Home Loan Bank advances	42,109,615	36,130,363
Securities sold under agreement to repurchase	3,945,258	3,946,987
Federal funds purchased	11,500,000	—
Accrued expenses and other liabilities	1,402,298	3,125,684
Trust preferred securities	10,000,000	10,000,000

Total liabilities	566,917,042	493,735,206

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1 par value, 9,000,000 shares authorized; 4,734,901 and 4,270,348 shares issued and outstanding in 2003 and 2002, respectively	4,734,901	4,270,348
Additional paid-capital	58,804,916	51,016,222
Treasury stock	(2,691,777)	(1,192,728)
Retained earnings	1,267,653	4,906,988
Accumulated other comprehensive income	696,607	1,230,985

Total stockholders’ equity	62,812,300	60,231,815

Total liabilities and stockholders’ equity	$629,729,342	$553,967,021

The accompany notes are an integral part of the financial statements.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest and dividend income
Loans, including fees	$26,378,122	$17,754,121	$17,654,668
Taxable investment securities	2,299,389	2,679,515	3,337,628
Tax-exempt investment securities	565,974	517,463	388,007
Other interest and dividends	192,459	231,355	471,161

Total interest and dividend income	29,435,944	21,182,454	21,851,464

Interest expense
Time deposits, $100,000 and over	3,321,303	3,000,086	3,047,976
Other deposits	6,439,197	4,946,779	7,251,800
Federal Home Loan Bank advances	1,389,106	1,063,029	1,067,631
Securities sold under agreement to repurchase	27,797	37,316	171,940
Federal funds purchased	17,730	13,580	8,378
Trust preferred securities	588,819	18,099	—

Total interest expense	11,783,952	9,078,889	11,547,725

Net interest income	17,651,992	12,103,565	10,303,739
Provision for loan losses	1,110,000	1,223,962	927,000

Net interest income after provision for loan losses	16,541,992	10,879,603	9,376,739

Non-interest income
Service charges on deposit accounts	2,666,899	1,851,143	1,226,911
Factoring operations	521,761	408,889	332,798
Mortgage operations	1,801,024	2,185,619	1,538,350
Gain on sale of investment securities	76,519	460,772	121,246
Other	1,305,118	607,257	386,796

Total non-interest income	6,371,321	5,513,680	3,606,101

Non-interest expenses
Compensation and employee benefits	8,291,746	5,697,786	4,707,986
Occupancy and equipment	2,228,583	1,125,410	1,003,068
Professional fees	540,233	389,513	665,098
Stationery, printing and supplies	481,813	264,374	235,739
Advertising and business promotion	337,997	248,523	221,360
Data processing	803,322	732,855	651,126
Other	3,192,834	1,814,909	1,590,523

Total non-interest expenses	15,876,528	10,273,370	9,074,900

Income before income taxes	7,036,785	6,119,913	3,907,940
Income taxes	2,322,907	2,129,505	1,278,154

Net income	$4,713,878	$3,990,408	$2,629,786

Net income per common share
Basic	$1.03	$1.32	$0.86

Diluted	$1.00	$1.24	$0.85

The accompany notes are an integral part of the financial statements.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2002

	Common stock		Additional paid-in capital	Treasury stock	Retained earnings	Accumulated other comprehensive income	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2001	2,773,009	$2,773,009	$26,714,550	$—	$1,307,401	$592,835	$31,387,795
Comprehensive income:
Net income	—	—	—	—	3,990,408	—	3,990,408
Unrealized holding gains on available-for-sale securities, net	—	—	—	—	—	638,150	638,150

Total comprehensive income							4,628,558

Purchase of treasury stock (75,244 shares)	—	—	—	(1,192,728)	—	—	(1,192,728)

Common stock issued pursuant to:
Stock options issued	31,252	31,252	268,908	—	—	—	300,160
Sale of common stock	633	633	6,208	—	—	—	6,841
Business combination	1,465,454	1,465,454	24,026,556	—	—	—	25,492,010
Cash paid for fractional shares	—	—	—	—	(6,840)	—	(6,840)
Cash dividends ($.14 per share)	—	—	—	—	(383,981)	—	(383,981)

Balance at December 31, 2002	4,270,348	4,270,348	51,016,222	(1,192,728)	4,906,988	1,230,985	60,231,815
Comprehensive income:
Net income	—	—	—	—	4,713,878	—	4,713,878
Unrealized holding losses on available-for-sale securities, net	—	—	—	—	—	(534,378)	(534,378)

Total comprehensive income	—	—	—	—	—	—	4,179,500

Purchase of treasury stock (86,417 shares)	—	—	—	(1,499,049)	—	—	(1,499,049)

Common stock issued pursuant to:
Stock options issued	50,165	50,165	474,087	—	—	—	524,252
Current income tax benefit	—	—	50,416	—	—	—	50,416
Stock dividend 10%	413,914	413,914	7,264,191	—	(7,678,105)	—	—
Cash paid for fractional shares	474	474	—	—	(13,163)	—	(12,689)
Cash dividends ($.16 per share)	—	—	—	—	(661,945)	—	(661,945)

Balance at December 31, 2003	4,734,901	$4,734,901	$58,804,916	$(2,691,777)	$1,267,653	$696,607	$62,812,300

The accompany notes are an integral part of the financial statements.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$4,713,878	$3,990,408	$2,629,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,341,551	1,152,214	377,916
Amortization of intangibles	319,179	3,211	—
Deferred income taxes	277,146	(299,898)	(168,903)
Provision for loan losses	1,110,000	1,223,962	927,000
Provision for losses on foreclosed assets	17,292	95,357	138,782
Deferred compensation	70,673	30,070	31,609
Net gains on sales of investment securities	(76,519)	(460,772)	(121,246)
Net (gains) losses on sales of other assets	20,881	(31,924)	2,780
Change in assets and liabilities:
(Increase) decrease in other assets	(74,448)	(1,370,378)	456,783
Increase (decrease) in other liabilities	(1,794,060)	323,825	(101,800)

Net cash provided by operating activities	6,925,573	4,656,075	4,172,707

Cash flows from investing activities
Purchase of investment securities available for sale	(62,736,697)	(30,016,572)	(42,550,173)
Purchase of securities held to maturity	(200,000)	—	—
Redemption (purchases) of Federal Home Loan Bank stock	176,000	(575,000)	(592,800)
Proceeds from sales, maturities and calls of available for sale investment securities	40,021,684	37,275,701	31,277,485
Net increase in loans	(50,523,798)	(56,352,017)	(46,632,345)
Net increase in factored accounts receivable	480,095	(326,636)	(592,108)
Purchases of premises and equipment	(5,404,552)	(3,045,589)	—
Proceeds from sale of foreclosed real estate	1,187,776	1,201,854	(1,552,082)
Purchase of bank owned life insurance	(4,309,721)	(4,072,184)	90,530
Net cash paid in acquisition of Community Bancshares	—	(7,413,149)	—
Net cash received in branch acquisition	—	2,524,846	—

Net cash used in investing activities	(81,309,213)	(60,798,746)	(60,551,493)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	4,555,980	3,871,758	6,414,693
Net increase in interest-bearing deposits	52,871,719	50,083,846	32,728,078
Net decrease in securities sold under agreements to repurchase	(1,729)	(1,269,386)	(430,701)
Net increase (decrease) in federal funds purchased	11,500,000	(3,275,000)	2,065,000
Net increase in Federal Home Loan Bank advances	5,979,252	5,000,000	14,500,000
Proceeds from issuance of trust preferred securities	—	10,000,000	—
Cash paid for dividends	(661,945)	(383,981)	(197,446)
Cash paid for fractional shares	(12,689)	(6,840)	—
Purchase of treasury stock	(1,499,049)	(1,192,728)	6,787
Proceeds from issuance of common stock	524,252	307,001	—

Net cash provided by financing activities	73,255,791	63,134,670	55,086,411

Net increase (decrease) in cash and cash equivalents	(1,127,849)	6,991,999	(1,292,375)
Cash and cash equivalents, beginning of year	17,455,967	10,463,968	11,756,343

Cash and cash equivalents, end of year	$16,328,118	$17,455,967	$10,463,968

The accompany notes are an integral part of the financial statements.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE A - ORGANIZATION AND OPERATIONS

On June 30, 1999, Integrity Financial Corporation (formerly United Community Bancorp) (the company) was formed as a holding company and on October 16, 2001 the Company elected to become a financial services holding company. The Company is headquartered in Hickory, North Carolina. The Company through mergers and acquisitions now owns two state charter banks and four wholly owned subsidiaries offering a full range of banking and investment activities.

Catawba Valley Bank was incorporated on October 3, 1995 and began banking operations on November 1, 1995. On December 31, 2002, the Company acquired Community Bancshares, Inc. located in Wilkesboro, North Carolina the holding company for Northwestern National Bank. While Northwestern was merged into Catawba Valley Bank, those branches are doing business as “Northwestern Bank, A division of Catawba Valley Bank”. Catawba Valley bank currently operations four locations in Catawba county, three locations in Wilkes county, two locations in Iredell county and one location each in Alexander, Ashe and Watauga Counties. Catawba Valley Bank is engaged in commercial and retail banking operating under the banking laws of North Carolina and the rules and regulations of FDIC and the North Carolina Commissioner of Banks.

On December 31, 2001, First Gaston Bank of North Carolina became a wholly owned subsidiary of Integrity Financial Corporation. First Gaston Bank was incorporated on March 16, 1995 and began banking operations on July 11, 1995. First Gaston Bank currently serves Gaston County, North Carolina, and surrounding areas through its five banking offices and is engaged in commercial and retail banking, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

Valley Financial Services, Inc. is a wholly owned subsidiary of Integrity Financial Corporation whose principal business activity is that of an agent for various insurance products and non-bank investment products and services. In August of 2003, Valley Financial opened a full service brokerage office doing business as Integrity Securities.

Community Mortgage is a wholly owned subsidiary of Integrity Financial Corporation, resulting from the fore mentioned acquisition of Community Bancshares, Inc.

The Company formed Catawba Valley Capital Trust I (“Trust I”) and Catawba Valley Capital Trust II (“Trust II”) during 2002 in order to facilitate the issuance of trust preferred securities. The Trusts are statutory business trusts formed under the laws of the state of Delaware, of which all common securities are owned by the Company.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Integrity Financial Corporation, Catawba Valley Bank, First Gaston Bank, Valley Financial Services, Inc., Community Mortgage Corporation, Catawba Valley Capital Trust I, and Catawba Valley Capital Trust II collectively referred to as the “Company.” All significant intercompany transactions and balances are eliminated in consolidation.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

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

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. As of December 31, 2003, the daily average gross reserve requirement was $4,423,000.

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans (Continued)

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management’s best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

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

Impaired Loans

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impaired Loans (Continued)

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

Factored Accounts Receivable

The Factored Accounts Receivable Program is used by the Company to provide commercial customers with operating cash. The Company will pay between 80 and 90 percent of an invoice in cash to the customer for invoices that the customer has billed out. The customer submits the invoices to a third party processor. The Company is notified of the amount of the invoice and an interest free loan will be set up for the percentage of cash paid out. The remainder of the invoice will be split between the customer’s operating account, a reserve account and the Company’s fees charged for this program. These fees are recognized on the consolidated statements of operations in the line item “Factoring operations.” The payment of the invoice will come directly to the Company and will be applied to the loan balance. Once a month, the Company will transfer money from the reserve account to the customer’s operating account. If an invoice becomes 120 day past due, the reserve account is charged for the invoice and the loan amount is reduced.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill

Goodwill arose from the 2002 purchase of a banking branch in Dallas, North Carolina and a financial institution headquartered in Wilkesboro, North Carolina. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill acquired will not be amortized but will be subject to an annual impairment test. Goodwill recorded by the Company in conjunction with the business combination amounted to $16,769,678 and $16,549,362 for purchase of the financial institution at December 31, 2003 and 2002, respectively. An adjustment was made to increase goodwill by $220,316 during 2003 as the Company completed its determination of the fair value of the net assets acquired in the aforementioned business combination. The remainder of the goodwill recorded by the Company at December 31, 2003 and 2002 of $468,111 resulted from the purchase of the banking branch.

Other Intangible Assets

Other intangible assets were acquired in conjunction with the 2002 purchase of a banking branch in Dallas, North Carolina and of a financial institution headquartered in Wilkesboro, North Carolina. Subject to the provisions of SFAS No. 142, such other intangible assets, which consist entirely of deposit base premiums acquired through branch and business acquisitions, are amortized over the approximate estimated lives of the related acquired deposit relationships. In accordance with the Company’s estimate of the approximate lives of the acquired deposit relationships, an 8 and 9 year straight-line amortization schedule has been established for the other intangible assets related to the branch and financial institution acquisitions, respectively. The Company will continue to evaluate amortization periods and such amortization periods could be revised downwards (but not upwards) in the future if circumstances warrant. The initial deposit premiums associated with the purchase of the branch and financial institution were $99,924 and $2,699,188, respectively. Amortization of these other intangible assets amounted to $319,178 for the year ended December 31, 2003 and $3,211 for the year ended December 31, 2002. The estimated amortization expense for these deposit premium intangible assets for each of the years in the five year period ending December 31, 2008 is expected to be $316,313, $313,985, $312,015, $310,367, and $308,694, respectively. The Company had no other intangible assets at December 31, 2001.

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

	2003	2002	2001
Net income as reported	$4,713,878	$3,990,408	$2,629,786
Deduct: Total stock-based employee Compensation expense determined under fair value method for all awards, net of related tax effects	(44,186)	(24,832)	(421,882)

Net income pro forma	$4,669,692	$3,965,576	$2,207,904

Basic net income per common share
As reported	$1.03	$1.32	$0.86
Pro forma	1.02	1.31	0.73
Diluted net income per common share
As reported	$1.00	$1.24	$0.85
Pro forma	1.00	1.24	0.71

Per Share Data

Basic and diluted net income per common share is computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for the 10% stock dividends paid in 2003 and 2001. Diluted net income per common share reflects the potential dilution that could occur if outstanding stock options were exercised.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Per Share Data (Continued)

Basic and diluted net income per common share have been computed based upon net income as presented in the accompanying consolidated statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:

	2003	2002	2001
Weighted average number of common shares used in computing basic net income per common share	4,556,943	3,019,389	3,049,764
Effect of dilutive stock options	134,122	198,560	76,739

Weighted average number of common shares and dilutive potential common shares used in computing diluted net income per common share	4,691,065	3,217,949	3,126,503

For the years ended December 31, 2003, 2002 and 2001, there were no options that were antidilutive, since the exercise price was less than the average market price for the year.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The Company’s only component of other comprehensive income relates to unrealized gains and losses on securities available for sale.

The components of other comprehensive income and related tax effects are as follows:

	2003	2002	2001
Unrealized holding gains (losses) on available-for-sale securities	$(741,743)	$1,449,617	$625,852
Tax effect	256,337	(516,573)	(215,162)

	(485,406)	933,044	410,690

Reclassification adjustment for gains realized in income	(76,519)	(460,772)	(121,246)
Tax effect	27,547	165,878	43,649

	(48,972)	(294,894)	(77,597)

Net of tax amount	$(534,378)	$638,150	$333,093

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Standards

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities (Statement 149). Statement 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, Statement 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. Statement 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of Statement 149 should be applied prospectively. The adoption of Statement 149 did not have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The adoption of Statement 150 did not have a material impact on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. Public entities, other than small business issuers, must apply FIN 46R no later than the end of the first reporting period ending after March 15, 2004. FIN 46 is effective for public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. The Company does not expect the requirements of FIN 46 and FIN 46R to have a material impact on its consolidated financial statements.

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in Note C. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires management to report selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Company’s operations are entirely within the commercial banking segment, and the consolidated financial statements presented herein reflect the results of that segment. Also, the Company has no foreign operations or customers.

Reclassifications

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale at December 31 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
2003
Available for Sale
U.S. Government agencies	$47,563,608	$435,643	$190,745	$47,808,506
Municipal agencies	10,654,667	701,530	—	11,356,197
Mortgage-backed securities	32,736,850	295,897	162,688	32,870,059
Other	1,935,042	1,122	14,689	1,921,475

	$92,890,167	$1,434,192	$368,122	$93,956,237

Held to Maturity
Municipal agencies	$2,758,300	$169,176	$3,611	$2,923,865
Other	200,000	—	—	200,000

	$2,958,300	$169,176	$3,611	3,123,865

2002
Available for Sale
U.S. Government agencies	$35,861,123	$822,590	$1,308	$36,682,405
Municipal agencies	13,519,102	606,624	—	14,125,726
Mortgage-backed securities	23,630,544	471,710	18,770	24,083,484
Other	856,934	3,486	—	860,420

	$73,867,703	$1,904,410	$20,078	$75,752,035

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE C - INVESTMENT SECURITIES (Continued)

At December 31, 2003 and 2002, investment securities with a carrying value of $19,726,926 and $11,785,854, respectively, were pledged to secure public deposits and for other purposes required or permitted by law. At December 31, 2003 and 2002, the carrying amount of securities pledged to secure repurchase agreements and Federal Home Loan Bank advances combined was $7,706,105 and $12,566,267 respectively.

The amortized cost and fair value of investment securities available for sale at December 31, 2003 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for sale
	Amortized cost	Fair value
Available for Sale
Due in one year or less	$5,270,167	$5,336,179
Due after one year through five years	35,558,278	35,791,138
Due after five years through ten years	14,759,501	15,256,519
Due after ten years	4,565,371	4,702,342
Mortgage-backed securities	32,736,850	32,870,059

	$92,890,167	$93,956,237

	Held to Maturity
	Amortized cost	Fair value
Held to Maturity
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	814,552	863,932
Due after ten years	2,143,748	2,259,933
Mortgage-backed securities	—	—

	$2,958,300	$3,123,865

The amortized cost and fair value of mortgage-backed securities by contractual maturities are not reported because the actual maturities may be, and often are, significantly different from contractual maturities.

For the years ended December 31, 2003 and 2002, proceeds from sales of investment securities available for sale amounted to $4,405,345 and $12,332,987, respectively. Gross realized gains in 2003 and 2002 from these sales amounted to $80,371 and $474,684, respectively. Gross realized losses in 2003 and 2002 from these sales amounted to $3,852 and $13,912, respectively. For the year ended December 31, 2002, proceeds from sales of investment securities available for sale amounted to $12,332,987 while gross realized gains and losses from these sales amounted to $474,684 and $13,912, respectively.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE C - INVESTMENT SECURITIES (Continued)

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003. These unrealized losses on investment securities are a result of volatility in the market during 2003 and relate to twenty-one federal agency securities, thirty-one municipal securities, and one corporate bond. All unrealized losses on investment securities are considered by management to be temporary given the credit ratings on these investment securities and the short duration of the unrealized loss.

	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. government agencies	$14,162,459	$190,724	$140,027	$21	$14,302,486	$190,745
Mortgage-backed securities	11,550,467	160,664	210,667	2,024	11,761,134	162,688
Corporate bonds	575,645	8,689	—	—	575,645	8,689
Other	294,000	6,000	—	—	294,000	6,000

Total temporarily impaired securities	$26,582,571	$366,077	$350,694	$2,045	$26,933,265	$368,122

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES

Loans at December 31 are summarized as follows:

	2003	2002
Commercial	$149,016,853	$117,641,915
Mortgage loans on real estate:
Construction and land development	57,975,114	47,685,256
Residential, 1-4 families	71,893,215	74,133,922
Residential, 5 or more families	17,246,695	16,121,826
Residential, home equity	38,778,405	34,971,006
Farmland	2,797,854	1,110,044
Nonfarm, nonresidential	93,349,521	94,959,224
Consumer installment loans	25,817,150	26,052,173
Other	7,012,044	3,620,978

	463,886,851	416,296,344
Less:
Allowance for loan losses	6,170,666	5,721,452
Net deferred loan fees	440,147	555,676

Loans, net	$457,276,038	$410,019,216

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The Company has granted loans to certain directors and executive officers of the Company and to their associates. During 2003, $14,488,193 in new loans was made and repayments of $11,412,113 were collected, resulting in a balance of $16,959,894 at December 31, 2003. At December 31, 2002, the balance of such loans was $13,883,814.

A summary of the activity in the allowance for loan losses for each of the years in the three year period ended December 31, 2003 is as follows:

	2003	2002	2001
Balance, beginning of the year	$5,721,452	$3,454,218	$2,937,610
Provision for loan losses	1,110,000	1,223,962	927,000
Loans charged off	(781,726)	(589,755)	(425,824)
Recoveries of loans charged off	120,940	31,948	15,432
Allowance recorded related to loans assumed in acquisition of Community	—	1,601,079	—

Balance, end of year	$6,170,666	$5,721,452	$3,454,218

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	At December 31,
	2003		2002
	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)
Real estate loans:
One-to-four family residential	$796	15.11%	$656	18.00%
Multi-family residential	199	3.50%	171	3.90%
Nonresidential real estate	1,066	18.84%	1,355	22.83%
Residential construction	391	8.94%	443	9.13%
Land	150	3.32%	77	2.59%
Home equity	388	8.43%	306	8.41%

Total real estate loans	2,990	58.14%	3,008	64.86%

Commercial/consumer loans:
Commercial loans	1,859	35.45%	1,493	28.01%
Share and other loans	398	5.68%	353	6.84%
Credit reserve	27	0.73%	17	0.29%

Total commercial/consumer loans	2,284	41.86%	1,863	35.14%

Unallocated	897	—	850	—

	$6,171	100.00%	$5,721	100.00%

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE D - LOANS AND ALLOWANCES FOR LOAN LOSSES (Continued)

The following is a summary of the principal balances of loans on nonaccrual status and loans past due ninety days or more:

	2003	2002
Loans contractually past due 90 days or more and/or on nonaccrual status:
Nonaccrual loans	$2,165,164	$2,441,995
Past due loans 90 days or more and still accruing	2,290,695	582,387

	$4,455,859	$3,024,382

During the years ended December 31, 2003, 2002 and 2001, interest income of $124,904, $109,091 and $41,919, respectively, was not recorded related to loans accounted for on a nonaccrual basis.

At December 31, 2003 and 2002, the recorded investment in loans that are considered to be impaired (comprised of restructured and non-accrual loans) amounted to $3,411,104 and 2,441,995, respectively. The related allowance for losses on these loans was $203,506 and $557,500 at December 31, 2003 and 2002, respectively. The average recorded investment in impaired loans during the years ended December 31, 2003 and 2002 was $3,199,982 and $1,145,756, respectively. For the years ended December 31, 2003, 2002 and 2001, interest income recognized on impaired loans was not material.

NOTE E - BANK PREMISES AND EQUIPMENT

Premises and equipment at December 31 are summarized as follows:

	2003	2002
Land	$4,849,101	$3,413,789
Leasehold improvements	243,908	274,237
Equipment and fixtures	7,120,332	4,634,738
Buildings	9,318,681	7,154,469
Construction in progress	1,018,457	2,528,724

	22,550,479	18,005,957
Less accumulated depreciation and amortization	3,793,889	3,788,390

	$18,756,590	$14,217,567

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 amounted to $865,529, $601,364 and $ 552,264 respectively.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE F - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits (in thousands) are as follows:

2004	$212,537
2005	56,783
2006	14,227
2007	3,030
2008	2,364
Thereafter	812

$289,753

NOTE G - BORROWINGS

Short-term debt consists of federal funds purchased and securities sold under agreements to repurchase, which generally mature within one to four days from the transaction date. Additional information at December 31, 2003 and 2002 and for the years then ended is summarized below:

	2003	2002
Outstanding balance at December 31	$15,445,258	$3,946,987

Year-end weighted average rate	0.46%	0.96%

Daily average outstanding during the year	$9,081,381	$5,483,564

Average rate for the year	1.69%	1.37%

Maximum outstanding at any month-end during the year	$15,445,258	$8,094,221

Federal Home Loan Bank Advances

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock, qualifying first mortgage loans, qualifying multi-family first mortgage, qualifying home equity loans, qualifying commercial loans and investment securities. At December 31, 2003, the balance of qualifying first mortgage loans was approximately $39.9 million, the balance of qualifying multi-family first mortgage was approximately $3.6 million, the balance of qualifying home equity loans was $8.2, million and the balance of qualifying commercial loans was $6.6 million. This agreement with the FHLB provides for a line of credit up to 20% of the Bank’s assets.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE G - BORROWINGS (Continued)

Advances from the Federal Home Loan Bank of Atlanta consists of the following at December 31, 2003 and 2002:

Maturity	Interest Rate	2003	2002
01/02/2003	1.45%	$—	$4,000,000
03/17/2003	6.41%	—	1,000,000
03/26/2003	3.19%	—	2,000,000
04/17/2003	2.99%	—	2,500,000
01/15/2004	1.15%	1,000,000	—
07/16/2004	1.69%	4,000,000	4,000,000
09/28/2004	5.71%	2,000,000	2,000,000
11/07/2004	1.15%	2,000,000	—
02/07/2005	2.21%	1,500,000	—
03/17/2005	6.60%	2,000,000	2,000,000
03/28/2005	2.06%	6,000,000	—
04/21/2005	2.18%	3,000,000	—
07/05/2005	1.73%	2,000,000	—
11/16/2009	3.93%	3,000,000	3,000,000
03/17/2010	5.71%	1,000,000	1,000,000
01/12/2011	4.68%	1,000,000	1,000,000
02/01/2011	4.73%	7,000,000	7,000,000
05/02/2011	4.16%	1,000,000	1,000,000
09/04/2012	3.26%	5,000,000	5,000,000
08/27/2018	6.15%	609,615	630,363

		$42,109,615	$36,130,363

At December 31, 2003, the Company, through its bank subsidiaries, had an additional $73,194,000 of credit available from the Federal Home Loan Bank and available lines of credit totaling $22,500,000 from correspondent banks.

NOTE H - LEASES

The Company’s subsidiary, Catawba Valley Bank, has entered into noncancelable operating leases for a branch location that expires in 2005 (with two five-year renewal options), a branch location that expires in 2008 (with three five-year renewal options), land for a branch location that expires in 2006 (with two three-year renewal options), a location for its mortgage banking operations that expires in 2007 (with four 3-year renewal options), and a location for loan operations that expires in 2006.

The Company’s subsidiary, First Gaston Bank, has a non-cancelable operating lease for a branch location that expires in 2004 (with two 5-year renewal options) and a location for a mortgage office leased that expires later in 2004.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE H - LEASES (Continued)

Integrity Securities, a wholly owned subsidiary of the Company, has a location leased that expires in 2006 (with three 2-year renewal options). Future minimum lease payments under these leases for years subsequent to December 31, 2003 are as follows.

2004	$344,858
2005	341,886
2006	341,886
2007	341,886
2008	350,886

$1,721,402

Total rental expense related to the operating leases was $244,548, $68,349 and $52,670 for the years ended December 31, 2003, 2002 and 2001 respectively.

NOTE I - EMPLOYEE BENEFIT PLANS

Deferred Compensation and Life Insurance

In 1999, the Company’s subsidiary, First Gaston Bank, adopted a deferred compensation plan, which supersedes a 1996 plan, to provide future compensation upon retirement for the president. Under plan provisions, aggregate annual payments projected to range from $44,838 to $68,674 are payable for 10 years, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $323,413 and $252,740 at December 31, 2003 and 2002, respectively.

First Gaston Bank is the owner and beneficiary of a life insurance policy designed to fund the deferred compensation liability. The policy’s cash value totaled $806,715 and $773,656 at December 31, 2003 and 2002, respectively.

Split-Dollar Life Insurance

During 2003 and 2002, the Company entered into Life Insurance Endorsement Method Split Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies.

Defined Contribution Plan

Both Catawba Valley Bank and First Gaston Bank sponsor a contributory profit-sharing plan which provide for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plans provide for employee contributions up to 15% of the participant’s annual salary and an employer contribution of up to 100% matching of the first 6% of pre-tax salary contributed by each participant. The Banks may make additional discretionary profit sharing contributions to the plan on behalf of all participants. Amounts deferred above the first

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE I - EMPLOYEE BENEFIT PLANS (Continued)

6% of salary are not matched by the Banks. Expenses related to these plans for the years ended December 31, 2003, 2002 and 2001 were $293,261, $174,076 and $97,292 respectively.

Stock Option Plans

The Company has an incentive stock option plan (the “Employee Plan”) which is intended to attract and induce continued employment of key employees and to provide them an opportunity to acquire a proprietary interest in the Company and to align their long-term interests with that of the stockholders. Non-employee directors do not participate in the Employee Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Company’s common stock on the date the option is granted. These qualified options have a vesting schedule which provides that 20% of the options granted will vest on the first annual anniversary of the date of the grant and 20% will vest on each subsequent annual anniversary date, so that the options will be completely vested at the end of five years after the date of grant. Options under the Employee Plan expire ten years after the grant date.

The Company also has a nonqualified stock option plan for directors (the “Director Plan”) which is intended to attract capable individuals to serve on the Boards of Directors of the Company and its bank subsidiaries. Employee directors do not participate in the Director Plan. The exercise price of each share of common stock covered by an option is equal to the fair market value per share of the Company’s common stock on the date the option is granted. Options under the Director Plan fully vest at the date of grant and expire ten years after the grant date.

A summary of the transactions for the Company’s option plans as of and for the years ended December 31, 2003, 2002 and 2001, which reflects all stock dividends paid to date, is as follows:

	Shares Available for Future Grants	Outstanding Options
		Number Outstanding	Weighted Average Exercise Price
At December 31, 2000	39,745	373,496	$8.98
Options granted	(41,903)	41,903	9.86
Options exercised	—	(1,000)	7.16
Options expired and forfeited	277	(277)	10.77
10% stock dividend	4,439	36,892	—

At December 31, 2001	2,558	451,014	9.25
Options granted	—	—	—
Plan amendment	100,000	—	—
Options assumed in acquisition of Community	—	181,078	11.10
Options exercised	—	(30,834)	9.80
Options expired and forfeited	—	—	—

At December 31, 2002	102,558	601,258	9.80
Options granted	(48,000)	48,000	17.17
Plan amendment		—	—
Options exercised	—	(50,165)	10.09
Options expired and forfeited	4,150	(4,150)	11.56
10% Stock dividend	5,455	61,271	—

At December 31, 2003	64,163	656,214	$9.39

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE I - EMPLOYEE BENEFIT PLANS (Continued)

Stock Option Plans (Continued)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2003 and 2001: dividend yield of .91% and 1.21%; expected volatility of 13.5% and 38%; risk free interest rate of 1.15% and 3.50%; and weighted average expected lives of seven years.

Additional information relating to the plans as of December 31, 2003 is detailed below:

Outstanding options	656,214
Remaining contractual life in months	87
Exercisable options outstanding:
Number	605,039
Exercise price	8.82
Range of exercise prices	$6.51-$18.04

NOTE J - TRUST PREFERRED SECURITIES

The Company has cumulative Trust Preferred securities (“the Preferred Securities”) outstanding through two wholly owned subsidiaries. The Trust issuer has invested the total proceeds from the sale of the Preferred Securities in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company.

On December 20, 2002, Catawba Valley Capital Trust I (“Trust I”) and Catawba Valley Capital Trust II (“Trust II”) each issued $5 million of preferred securities. The preferred securities issued by Trust I pay cumulative cash distributions quarterly at a rate equal to the three-month LIBOR plus 335 basis points. The preferred securities issued by Trust II pay cumulative cash distributions quarterly at a rate of 6.85%. The dividends paid to holders of the preferred securities, which are recorded as interest expense, are tax deductible for income tax purposes. The preferred securities are redeemable on December 20, 2007. Redemption is mandatory at December 30, 2032.

The proceeds of the preferred securities were invested by Trust II in $5 million principal amount of 6.85% junior subordinated debentures of the Company due December 30, 2032. The Company fully and unconditionally guarantees the preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indentures of the Company. The preferred securities qualify as Tier I capital for regulatory capital purposes.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE J - TRUST PREFERRED SECURITIES

A description of the Trust Preferred securities outstanding is as follows:

	Date of Issuance	Shares Issued	Interest Rate	Maturity Date	Principal Amount
Issuing Entity					2003	2002
Catawba Valley Capital Trust I	12/20/2002	5,000	Floating	12/30/2032	$5,000,000	$5,000,000
Catawba Valley Capital Trust II	12/20/2002	5,000	6.85	12/30/2032	$5,000,000	$5,000,000

NOTE K - OFF-BALANCE SHEET RISK

The Company’s wholly owned bank subsidiaries are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Banks have in particular classes of financial instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Banks’ exposure to off-balance sheet risk as of December 31, 2003 is as follows:

Financial instruments whose contract amounts represent credit risk:

Undisbursed lines of credit	$89,021,000
Standby letters of credit	1,623,000
Commitments to purchase or build	1,050,000

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE L - INCOME TAXES

Allocation of federal and state income tax expense between current and deferred portions for the years ended December 31 is as follows:

	2003	2002	2001
Current	$2,045,761	$2,429,403	1,447,057
Deferred	277,146	(299,898)	(168,903)

	$2,322,907	$2,129,505	$1,278,154

A reconciliation of income tax expense computed at the statutory federal income tax rate to income tax expense included in the consolidated statements of operations is as follows:

	2003	2002	2001
Tax at statutory federal rate	$2,392,506	$2,080,770	$1,328,700
State income tax, net of federal benefit	320,174	278,456	177,811
U. S. Government and municipal interest	(541,131)	(256,636)	(238,162)
Other	151,358	26,915	9,805

	$2,322,907	$2,129,505	$1,278,154

The components of the net deferred tax asset (liability), included in other assets (other liabilities), are as follows:

	2003	2002	2001
Deferred tax assets:
Allowance for loan losses	$2,147,029	$2,042,295	$1,143,834
Deferred compensation	124,676	97,431	85,589
Other	90,679	29,359	72,028

Total deferred tax assets	2,362,384	2,169,085	1,301,451

Deferred tax liabilities:
Depreciation	897,003	210,386	81,189
Unrealized investment gain	369,463	653,347	305,400
Intangible assets	924,922	1,040,537	—
Other	255,420	138,409	152,764

Total deferred tax liabilities	2,446,808	2,042,679	539,353

Net deferred tax asset (liability)	$(84,424)	$126,406	$762,098

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE M - REGULATORY RESTRICTIONS

The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure a bank’s financial soundness.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its bank subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized both Catawba Valley Bank and First Gaston Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Banks’ category. The Company’s and the Banks’ actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$65,562	12.86%	$38,907	8.00%	$	N/A	N/A
Catawba Valley Bank	36,185	11.13%	26,012	8.00%		32,514	10.00%
First Gaston Bank	17,132	10.94%	12,526	8.00%		15,658	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	52,379	10.77%	19,454	4.00%		N/A	N/A
Catawba Valley Bank	32,227	9.91%	13,006	4.00%		19,509	6.00%
First Gaston Bank	15,174	9.69%	6,263	4.00%		9,395	6.00%
Tier 1 Capital to Average Assets:
Consolidated	52,379	8.93%	23,462	4.00%		N/A	N/A
Catawba Valley Bank	32,227	8.17%	15,777	4.00%		19,721	5.00%
First Gaston Bank	15,174	7.90%	7,685	4.00%		9,606	5.00%

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE M - REGULATORY RESTRICTIONS (Continued)

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$54,283	13.32%	$32,605	8.00%	$	N/A	N/A
Catawba Valley Bank	36,570	12.38%	23,633	8.00%		29,541	10.00%
First Gaston Bank	14,371	12.81%	8,973	8.00%		11,216	10.00%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	49,188	12.07%	16,303	4.00%		N/A	N/A
Catawba Valley Bank	32,877	11.13%	11,816	4.00%		17,725	6.00%
First Gaston Bank	12,969	11.56%	4,486	4.00%		6,729	6.00%
Tier 1 Capital to Average Assets:
Consolidated	49,188	10.37%	18,980	4.00%		N/A	N/A
Catawba Valley Bank	32,877	10.73%	12,258	4.00%		15,323	5.00%
First Gaston Bank	12,969	7.72%	6,722	4.00%		8,403	5.00%

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, federal funds sold, investment securities, loans, factored accounts receivable, stock in the Federal Home Loan Bank of Atlanta, deposit accounts and borrowings, which consist of Federal Home Loan Bank advances, securities sold under agreement to repurchase, federal funds purchased, and trust preferred securities. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note K, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2003 and 2002:

	2003		2002
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$16,328	$16,328	$9,000	$9,000
Interest earning deposits in banks			7,518	7,518
Federal funds sold			937	937
Securities available for sale	93,956	93,956	75,752	75,752
Securities held to maturity	2,958	3,133
Stock in the Federal Home Loan Bank	2,256	2,256	2,432	2,432
Loans	457,276	461,080	410,019	412,436
Factored accounts receivable	3,214	3,214	3,695	3,695
Financial liabilities:
Deposits	497,960	493,071	440,532	438,395
Borrowings	67,355	74,472	50,077	51,381

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE O - PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of Integrity Financial Corporation as of and for the years ended December 31, 2003 and 2002:

Condensed Balance Sheets

December 31, 2003 and 2002

	2003	2002
	(Dollars in thousands)
Assets
Cash and due from banks	$1,077	$1,928
Investment in subsidiaries	67,863	66,996
Bank premises and equipment	3,304	1,326
Other assets	1,399	4

Total assets	$73,643	$70,254

Liabilities and Stockholders’ Equity Liabilities:
Other liabilities	$520	$12
Junior subordinated debentures	10,310	10,010

Total liabilities	10,830	10,022

Stockholders’ equity:
Common stock	4,735	4,270
Additional paid in capital	58,805	51,016
Treasury stock	(2,692)	(1,192)
Retained earnings, substantially restricted	1,268	4,907
Accumulated other comprehensive income	697	1,231

Total stockholders’ equity	62,813	60,232

Total liabilities and stockholders’ equity	$73,643	$70,254

Condensed Statements of Operations Years

Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(Dollars in thousands)
Equity in earnings of subsidiaries	$4,992	$4,153	$2,663
Other income	2,125	232	—
Interest expense Preferred Trust	(589)	(18)	—
Compensation and employee benefit	(662)	—	—
Occupancy and equipment	(119)	(7)	—
Professional fees	(362)	(110)	—
Stationery, printing and supplies	(33)	(3)	—
Advertising and business promotion	(226)	(139)	—
Other expense	(596)	(186)	(33)
Income tax benefit	184	68	—

Net income	$4,714	$3,990	$2,630

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE O - PARENT COMPANY FINANCIAL DATA (Continued)

Condensed Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$4,714	$3,990	$2,630
Depreciation	(67)	—	—
Equity in earnings of subsidiaries	(4,992)	(4,153)	(2,663)
Increase in other assets	(1,395)	(307)	—
Increase in other liabilities	558	12	—

Net cash used by operating activities	(1,182)	(458)	(33)

Cash Flows from Investing Activities:
Purchases of premises and equipment	(1,911)	(371)	—
Investment in subsidiaries	(1,000)	1,700	250
Proceeds from subsidiary stock purchase	4,590	—	—
Net cash paid in acquisition of Community Bancshares	—	(7,413)	—

Net cash provided (used) by investing activities	1,679	(6,084)	250

Cash Flows from Financing Activities:
Junior subordinated debentures issued to subsidiaries	300	9,700	—
Cash paid for dividends	(662)	(384)	(197)
Cash paid for fractional shares	(12)	(7)	—
Purchase of treasury stock	(1,499)	(1,192)	—
Proceeds from issuance of common stock	524	307	7

Net cash provided (used) by financing activities	(1,349)	8,424	(190)

Increase in cash and cash equivalents	(852)	1,882	27
Cash and cash equivalents, beginning	1,928	46	19

Cash and cash equivalents, ending	$1,076	$1,928	$46

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

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE P - PLAN OF SHARE EXCHANGE INFORMATION (Continued)

Separate financial information for the pooled entities as of and for the year ended December 31 2001 is as follows:

	United Community Bancorp	First Gaston Bank	Combined
Total assets	$188,107,249	$137,366,467	$325,473,716
Total revenues	15,111,037	10,346,528	25,457,565
Net interest income	5,962,702	4,341,037	10,303,739
Net income	1,771,386	858,400	2,629,786
Net income per common share:
Basic	1.08	0.68	0.95
Diluted	1.04	0.68	0.93

NOTE Q - ACQUISITION OF COMMUNITY BANCSHARES, INC.

On December 31, 2002, the Company acquired Community Bancshares, Inc. (“Community”) in Wilkesboro, North Carolina, the holding company for Northwestern National Bank (“Northwestern”) and Community Mortgage Corporation (“Community Mortgage”). The Company’s board of directors believes that the merger is in the best interests of United and its shareholders because it presents an important opportunity for the Company to increase shareholder value through growth by acquiring a profitable, well-managed financial institution in a market that is a logical expansion for United’s subsidiary bank, Catawba Valley Bank. Northwestern was originally charted in 1992, and its market area consists of the communities in the counties of Wilkes, Watauga, Alexander, and Ashe. Northwestern is primarily engaged in the business of obtaining deposits and providing commercial, consumer and real estate loans. Community Mortgage is engaged in mortgage related activities.

Each Community share of common stock was exchanged for 1.2575 shares of Integrity Financial Corporation common stock or $21.00, or in a combination of 70% United common stock and 30% cash. The Company acquired one hundred percent of Community’s common shares. As a result of the acquisition, the Company issued 1,465,454 shares of its common stock valued at $16.70. The total purchase price of $36.2 million consisted of $10.7 million in cash, $24.5 million in common stock, and $1.0 million in vested options issued in exchange for outstanding options of Community. The transaction was accounted for under the purchase method and was intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE Q - ACQUISITION OF COMMUNITY BANCSHARES, INC. (Continued)

The following table summarizes the estimated fair values of assets acquired and liabilities assumed at December 31, 2002 (dollars in thousands):

Loans	$116,391
Investment securities	19,509
Premises and equipment	4,237
Goodwill	16,549
Other intangible assets	2,699
Other assets	6,035
Deposits	(121,719)
Borrowings	(5,856)
Other liabilities	(1,596)

Net assets acquired	$36,249

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

	2002	2001
	(Dollars in thousands)
Net interest income	$16,778	$14,772
Net Income	4,063	3,803
Net income per common share:
Basic	$0.96	$0.90
Diluted	0.93	0.88

The unaudited pro forma combined results of operations above for 2002, includes non-recurring expenses net of tax of approximately $436,000. These expenses consisted of professional fees and compensation paid to Community’s chief executive officer.

NOTE R - SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS

	2003	2002	2001
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$11,766,551	$8,980,298	$7,242,551
Income taxes	2,226,567	2,563,735	1,711,106

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE R - SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS (Continued)

	2003	2002	2001
Supplemental Disclosure of Noncash Investing and Financing Activities:
Transfer of loans to foreclosed real estate	$1,688,974	$686,541	$800,125
Change in unrealized gain on available-for-sale securities, net of tax	(534,378)	638,150	333,093
Common stock distributed as a dividend:
Common stock	$413,914	$—	$251,400
Additional paid in capital	7,264,191	—	3,089,199

Fair value of stock dividend	$7,678,105	$—	$3,340,599

Transfer of securities classified as available for sale to held to maturity	$2,758,300	$—	$—
Tax benefit for the exercise of Of non-qualified options	50,416	—	—
Adjustment to goodwill and to other assets regarding the Community Bancshares acquisition	220,316	—	—

Acquisition of Community Bancshares and Branch facility in 2002:

	Community Bancshares	Branch
Assets acquired:
Cash	$3,344,327	$103,487
Investment securities	19,509,133	—
Loans, net	116,390,665	2,592,827
Factored accounts receivable	800,405	—
Stock in the Federal Home Loan Bank	531,800	—
Foreclosed real estate	95,697	—
Premises and equipment	4,237,041	27,064
Goodwill	16,549,362	468,111
Other intangible assets	2,699,188	99,924
Other assets	1,262,903	365

Total assets acquired	165,420,521	3,291,778

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE R - SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS (Continued)

	Community Bancshares	Branch
Liabilities assumed:
Deposits	$121,718,787	$5,710,644
Federal Home Loan Bank advances	5,630,363	—
Securities sold under agreement to repurchase	225,503	—
Other liabilities	1,596,382	2,493

Total liabilities assumed	129,171,035	5,713,137

Equity adjustment	25,492,010	—

Cash consideration paid (received)	$10,757,476	$(2,421,359)

Net cash paid (received) in acquisition	$7,413,149	$(2,524,846)

NOTE S - QUARTERLY FINANCIAL INFORMATION

The following table sets forth, for the periods indicated, certain of our consolidated quarterly financial information. This information is derived from our unaudited financial statements, which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with our financial statements included elsewhere in this report. The results for any quarter are not necessarily indicative of results for any future period.

	Year Ended December 31, 2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Interest income	$7,406	$7,285	$7,349	$7,395
Interest expense	2,876	2,932	2,955	3,020

Net interest income	4,530	4,353	4,394	4,375
Provision for loan losses	338	262	203	307

Net interest income after provision for loan losses	4,192	4,091	4,191	4,068
Non-interest income	1,148	1,813	1,835	1,575
Non-interest expense	3,974	4,132	3,985	3,785

Income before income taxes	1,366	1,772	2,041	1,858
Income taxes	345	611	702	664

Net income	$1,021	$1,161	$1,339	$1,194

Net income per share:
Basic	$.22	$.25	$.30	$.26
Diluted	.22	.24	.29	.25
Common stock:
Price:
High	$20.55	$18.54	$17.70	18.18
Low	18.18	16.72	16.34	14.09

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE S - QUARTERLY FINANCIAL INFORMATION (Continued)

	Year Ended December 31, 2002
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(In thousands, except per share data)
Interest income	$5,483	$5,529	$5,259	$4,912
Interest expense	2,256	2,299	2,251	2,273

Net interest income	3,227	3,230	3,008	2,639
Provision for loan losses	370	419	270	165

Net interest income after provision for loan losses	2,857	2,811	2,738	2,474
Non-interest income	1,800	1,559	1,000	1,155
Non-interest expense	2,915	2,670	2,335	2,354

Income before income taxes	1,742	1,700	1,403	1,275
Income taxes	297	608	487	438

Net income	$1,445	$1,092	$916	$837

Net income per share:
Basic	$.42	$.33	$.30	$.27
Diluted	.37	.32	.29	.26
Common stock:
Price:
High	$16.23	$15.09	$14.82	$14.50
Low	14.64	14.18	13.09	11.10

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

DIRECTORS AND OFFICERS

DIRECTORS

David E. Cline – Chairman	R. Steve Aaron
Cline Seabrook Company	President/CEO – Catawba Valley Bank

Loretta Dodgen, PhD.	Jack R. Ferguson
Multiple Choice, Inc.	Retired Lowe’s Companies, Inc

W. Alex Hall	Robert P. Huntley
President/CEO – First Gaston Bank	Certified Public Accountant
Real-estate Developer

W. Steve Ikerd – Vice Chairman	H. Ray McKenney, Jr.
President – Ikerd Enterprises	McKenney Family Dealerships

Dwight E. Pardue	Howard L. Pruitt
Retired Lowe’s Companies, Inc	Southwood Furniture Co.
Real-estate Developer

Ronald S. Shoemaker
Regional President Catawba Valley Bank

OFFICERS

R. Steve Aaron     President, Chief Executive Officer

W. Alex Hall     Executive Vice President

Ronald S. Shoemaker     Executive Vice President

Larry Farthing     Senior Vice President

Carole F. Teague     Senior Vice President

G. Marvin Lowder     Senior Vice President / Secretary

Susan B. Mikels     Chief Financial Officer / Treasurer

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

GENERAL CORPORATE INFORMATION

INTEGRITY FINANCIAL CORPORATION

39 Second Street, NW

Hickory, North Carolina 28601

(888) 894-2483

CATAWBA VALLEY BANK

Main Office	Mortgage Center
1039 Second Street, NE Hickory, NC 28601 (828) 431-2300	1125 Second Street, NE Hickory, NC 28601 (828) 431-2300

Branches

1445 Second Avenue, NW Hickory, NC 28601 (828) 431-2333	3244 Springs Road NE Hickory, NC 28602 (828) 441-1600	2675 NW Boulevard Newton, NC 28658 (828) 464-9911

1829 E. Broad Street Statesville, NC 28625 (704) 871-0306	141 Williamson Road Mooresville, NC 28117 (704) 658-9254

NORTHWESTERN BANK

A Division of Catawba Valley Bank

Branches

1600 Curtis Bridge Road Wilkesboro, NC 28697 (336) 903-0610	5 Sparta Road N. Wilkesboro, NC 28659 (336) 903-0620	2924 NC Highway 16 North Millers Creek, NC 28651 (336) 903-0630

315 West Main Avenue Taylorsville, NC 28681 (828) 635-8600	1055 Mt. Jefferson Road West Jefferson, NC 28694 (336) 246-9700	325 Leola Street Boone, NC 28607 (828) 262-8600

FIRST GASTON BANK

Main Office

804 South New Hope Road

Gastonia, NC 28054

(704) 865-4202

Branches

6440 Wilkinson Blvd. Belmont, NC 28012 (704) 825-4250	701 South Main Street Mt. Holly, NC 28120 (704) 827-5140

206 South Highway 27 Stanley, NC 28164 (704) 263-0333	120 West Wilkins Street Dallas, NC 28034 (704) 922-2660

INTEGRITY FINANCIAL CORPORATION AND SUBSIDIARIES

GENERAL CORPORATE INFORMATION

Independent Auditors

Dixon Hughes PLLC

6525 Morrison Blvd., Suite 516

Charlotte, North Carolina 28211-3563

Special Counsel

Gaeta & Associates, P.A.

808 Salem Woods Drive

Suite 201

Raleigh, North Carolina 27615

Stock Transfer Agent

First-Citizens Bank & Trust Company

100 East Tryon Street

Raleigh, North Carolina 27603

Notice of Annual Meeting

The Annual Meeting of the shareholders of Integrity Financial Corporation will be held on April 27, 2004 at 3:00 p.m. at the Park Inn Gateway, 909 Highway 70 SW, Hickory, North Carolina.

A copy of the Integrity Financial Corporation Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge to the stockholders as of the record date, upon written request to Susan B. Mikels, Chief Financial Officer/Treasurer, Integrity Financial Corporation, Post Office Box 1907, Hickory, North Carolina 28603

This annual report serves as the annual financial disclosure statement furnished pursuant to the Federal Deposit Insurance Corporation’s rules and regulations. This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.